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As filed with the Securities and Exchange Commission on December 10, 2004

Registration No. 333-120402

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED INDUSTRIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-2081809 (I.R.S. Employer Identification Number)

124 Industry Lane, Hunt Valley, MD 21030
(410) 628-3500
(Address, including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Jonathan A. Greenberg, Esq.
Vice President, General Counsel and Secretary
United Industrial Corporation
124 Industry Lane, Hunt Valley, MD 21030
(410) 628-3244
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:
Julie M. Allen, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
(212) 969-3000

Name of Additional Registrant*	State of Incorporation	I.R.S. Employer Identification Number
AAI Corporation	Maryland	52-0583724
  (*)
  Address and telephone number are in care of United Industrial Corporation

       Approximate date of commencement of proposed sale to public:
From time to time after this registration statement has been declared effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. ☐

       If the only securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. ☒

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 10, 2004

PROSPECTUS

        $120,000,000
UNITED INDUSTRIAL CORPORATION

3.75% Convertible Senior Notes due 2024
and the Shares of Common Stock Issuable Upon
Conversion, Purchase, Repurchase or Redemption of the Notes

SECURITIES

        On September 15, 2004 we issued $120,000,000 of our 3.75% convertible senior notes due 2024 in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. This prospectus will be used by selling securityholders to resell their notes and the shares of our common stock issuable upon conversion of their notes. We will not receive any proceeds from the sale of these notes or these shares of common stock by the selling securityholders. The securities offered by this prospectus may be offered by the selling securityholders in negotiated transactions or otherwise, at negotiated prices or at the market prices prevailing at the time of sale.

        The notes accrue interest at an annual rate of 3.75%. We will pay interest on the notes on March 15 and September 15 of each year, beginning March 15, 2005. The notes are our senior unsecured obligations and rank equally with our existing and future senior unsecured obligations.

RANKING

        The notes are effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our non guarantor subsidiaries, including trade payables. The notes are guaranteed on a senior unsecured basis by our Defense segment operating subsidiary, AAI Corporation.

CONVERSION

        The notes are convertible into shares of our common stock at an initial conversion rate, subject to adjustment, of 25.4863 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $39.24 per share), in certain circumstances. Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock.

        Holders of notes may convert the notes into shares of our common stock prior to stated maturity only under the following circumstances: (1) during any calendar quarter after the calendar quarter ending December 31, 2004, if the closing sale price of our common stock for each of 20 or more consecutive trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) during the five business day period after any five consecutive trading day period in which the average trading price per $1,000 principal amount of notes was equal to or less than 98% of the average conversion value of the notes during the specified period, unless the notes are surrendered after 2019 and, on any trading day during the specified period, the closing sale price of our common stock was between 100% and 120% of the then current conversion price of the notes; (3) upon the occurrence of specified corporate transactions; or (4) if we have called the notes for redemption.

        At any time prior to stated maturity, we may elect to automatically convert the notes if the closing price of our common stock exceeds 150% of the conversion price for at least 20 trading days during a period of 30 consecutive trading days, ending within five trading days prior to the notice of automatic conversion. If we elect to automatically convert the notes on or prior to September 15, 2009, we will pay additional interest in cash or, at our option, in common stock, equal to five full years of interest on the converted notes, less any interest actually paid or provided for on the notes prior to automatic conversion.

REDEMPTION

        On or after September 15, 2009, we may from time to time at our option redeem the notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the redemption date.

        On each of September 15, 2009, September 15, 2014 and September 15, 2019, holders of notes may require us to purchase all or a portion of their notes at a purchase price in cash and/or shares of our common stock equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the purchase date. Holders of notes may require us to repurchase all or a portion of their notes upon a repurchase event, as described in this prospectus, at a repurchase price in cash and/or shares of our common stock equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the repurchase date. If specified events constituting a repurchase event occur prior to September 15, 2009, we will pay, in addition to the foregoing repurchase price, the "make-whole premium" described in this prospectus in cash and/or common stock to holders of notes who require us to repurchase their notes in connection with such repurchase event.

LISTING

        Our common stock is listed on the New York Stock Exchange under the symbol "UIC." On November 10, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $37.65 per share.

        The notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages or "Portal" Market of the National Association of Securities Dealers, Inc. The notes sold using this prospectus, however, will no longer be eligible for trading on PORTAL. We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes in any automated quotation system.

        The securities offered hereby involve risks. See "Risk Factors," beginning on page 9 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities that the selling securityholders may offer. Each time a selling securityholder sells securities, that selling securityholder is required to provide you with a prospectus and/or a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. A prospectus supplement may include other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        The registration statement, of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities offered by the selling securityholders under this prospectus. The registration statement, including the exhibits, can be read on the website maintained by the Securities and Exchange Commission or at the offices of the Securities and Exchange Commission as set forth under the heading "Where You Can Find More Information."

        You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

(i)

SUMMARY

        This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference into it. Because this is a summary, it does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus and the documents incorporated by reference, including the section entitled "Risk Factors."

        Unless we indicate otherwise in this prospectus, "United Industrial," "the Company," "we," "us" and "our" refer to United Industrial Corporation and its subsidiaries, "AAI" refers to AAI Corporation and its subsidiaries and "Detroit Stoker" refers to Detroit Stoker Company.

COMPANY OVERVIEW

        We design, develop, manufacture and support leading-edge technology products and services for mission critical unmanned aerial vehicles, or UAVs, test and training systems, biological detection systems and energy equipment. We are committed to innovative solutions, disciplined program management and continuous operational improvements. Our continuing operations consist of two business segments: Defense and Energy. These operations are conducted principally through two wholly owned subsidiaries, AAI and Detroit Stoker.

  •
  Defense Segment. Defense is our largest business segment and consists of the operations of AAI and its subsidiaries. For the twelve months ended September 30, 2004, revenues and income from continuing operations before income taxes from our Defense segment were approximately $342.8 million and $41.8 million, respectively. The U.S. Department of Defense, or DoD, is AAI's main customer. We expect that DoD sales will be the primary source of our revenue for the foreseeable future. AAI's operations are primarily focused on the following sectors of the defense industry:

  •
  UAVs—AAI develops, manufactures and supports UAVs and is one of a few companies that have successfully fielded operational UAVs for the DoD. As of October 2004, the Shadow Tactical UAV systems, or TUAV, have flown approximately 3,000 sorties (over 13,000 flight hours) while performing surveillance and reconnaissance for coalition warfighters in Operation Iraqi Freedom.

  •
  Test Systems—AAI develops, manufactures and supports (1) electronic warfare test systems, or EW, including the Joint Services Electronic Combat Systems Tester, or JSECST, which is employed by all U.S. military branches to ensure optimal airborne electronic warfare operations, (2) Advanced Boresight Equipment systems, or ABE, which align avionics and weapon systems on-board military aircraft and helicopters and (3) radar stimulators, which realistically simulate threat signals to verify the operational status of radar warning receivers and associated cockpit displays and controls.

  •
  Training Systems—AAI provides training systems to the U.S. Navy and international customers that allow for the training of Combat Information Center personnel and operators on their actual equipment. AAI also has a leading position in the development of aircraft maintenance simulators for the U.S. Air Force, having produced trainers for the Boeing E-3 Airborne Warning and Control System, or AWACS, Northrop Grumman E-8 Joint STARS wide-area surveillance aircraft and Boeing C-17 Globemaster cargo aircraft.

  •
  Services—AAI provides sophisticated engineering, logistics and maintenance services to the DoD and other customers which compliment AAI's key product platforms, as well as those of other original equipment manufacturers, or OEMs. In the engineering and maintenance area, our flagship program is the C-17 Maintenance Training System Program, or C-17 MTS. In the logistics area, we have recently won a contract to provide support for joint service biological detection systems worldwide. See "—Recent developments." AAI also provides depot maintenance equipment and services to domestic and foreign military aviation customers.

    •
    Advanced Programs—AAI investigates and responds to emerging customer needs or markets with a nimble, rapid advanced programs team. Leveraging legacy technology, AAI is developing a gunfire detection system to counter snipers for the U.S. Marine Corps. AAI and another contractor are competing to develop a new lightweight machine gun and ammunition under contract from the U.S. Army. Through technology and manufacturing licenses, AAI intends to develop, manufacture and support Patria Hägglunds Advanced Mortar System on the U.S. Army Future Combat System. In partnership with the Mississippi Band of Choctaw Indians, AAI intends to develop, manufacture and support the Auxiliary Ground Power Unit under contract with the U.S. Army.

  •
  Energy Segment. Our Energy segment is conducted through the operations of Detroit Stoker. For the twelve months ended September 30, 2004, revenues and income from continuing operations before income taxes from our Energy segment were approximately $30.3 million and $5.1 million, respectively. Detroit Stoker is a leading supplier of stokers and related combustion equipment for the production of steam used in heating, industrial processing and electric power generation around the world. Detroit Stoker offers a full line of stokers for burning bituminous and lignite coals as well as biomass, municipal solid waste and industrial by-products. Detroit Stoker also provides auxiliary equipment and services, including fuel feed and ash removal systems, gas/oil burners and complete aftermarket services for its products. Detroit Stoker's principal markets include the pulp and paper industry, public utilities industry, independent power producers industry, industrial manufacturing and institutional and cogeneration facilities. In October 2003, as part of our previously disclosed strategy to explore the sale of non-core assets, we engaged an investment banking firm to act as exclusive financial advisor in connection with a possible transaction or series of transactions representing a merger, consolidation or any other business combination, sale of all or substantially all of the business, securities or assets of Detroit Stoker or any recapitalization or spin off or any transaction structured to substantially achieve the same result, or Transaction. No assurances can be given regarding whether a Transaction involving Detroit Stoker will occur or the timing or proceeds from any such Transaction.

INDUSTRY BACKGROUND

        The Global War on Terrorism, Operation Iraqi Freedom and homeland defense concerns have focused the U.S. Government's efforts on ensuring that U.S. armed forces are equipped and trained to prevail in small and large scale conflicts around the world. At the same time, the DoD is committed to transforming the military into a more agile, responsive, lethal and survivable force for future engagements. These endeavors have driven steady funding increases for the DoD since 2001. The DoD's total funding is approximately $440.0 billion in fiscal year 2004.

        A key element of the DoD's strategy is the use of unmanned systems, and more specifically UAVs. Their commitment is illustrated in the five year planning budgets that call for a growth in UAV programs from approximately $1.0 billion this year to over $2.8 billion in 2010. Moreover, we expect that the worldwide UAV market will experience a 21% average annual growth rate from 2004 to 2010. Key drivers include the ability for a UAV to replace a manned aircraft on very dangerous missions, the reduced need for redundancy and safety (and therefore reduced cost) inherent in unmanned systems and the expanding number of applications and missions that are being envisioned for UAVs.

        Faced with significant operations and maintenance costs of approximately $156.0 billion in 2004, the DoD is seeking new and more cost effective methods of sustaining its systems in the field. Increasingly, the DoD is asking contractors to provide innovative logistics, field service and training solutions in support of procured systems in order to reduce overall system procurement and lifecycle costs, as well as improve operational effectiveness of these systems. The market for Contractor Logistics Support, or CLS, is difficult to define.

        The global defense market is shaped largely by the demands of the U.S. military. Many foreign governments remain committed to funding systems and equipment modernization in the pursuit of interoperability with U.S. and allied forces and flexible capabilities for peacekeeping and regional operations. In that regard, we believe that the markets for our products are further enhanced by their applicability on a global basis, particularly in the context of joint operations and an increasing reliance on network centric warfare.

OUR CORPORATE INFORMATION

        We were incorporated in the State of Delaware in September 1959. Our principal executive offices are located at 124 Industry Lane, Hunt Valley, Maryland 21030, and our telephone number is (410) 628-3500. We maintain an Internet website at www.unitedindustrial.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this offering.

'

SUMMARY OF THE NOTES AND COMMON STOCK

Issuer	United Industrial Corporation.
Notes	$120,000,000 aggregate principal amount of 3.75% convertible senior notes due 2024.
Maturity	The notes will mature on September 15, 2024, unless earlier redeemed, repurchased, purchased or converted.
Guarantee
The notes are guaranteed by our Defense segment operating subsidiary, AAI, or the "subsidiary guarantor." The guarantee is a senior unsecured obligation of the subsidiary guarantor ranking equally in right of payment with all of its existing and future senior unsecured indebtedness.
Ranking
The notes are our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. The notes are effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our non-guarantor subsidiaries, including trade payables. As of September 30, 2004, we had no outstanding secured indebtedness, none of our subsidiaries had any indebtedness, and none of our non-guarantor subsidiaries had any obligations other than approximately $3.8 million of liabilities that would effectively rank senior to the notes. As of September 30, 2004, we had approximately $6.7 million of outstanding letters of credit issued under our secured credit facility and our subsidiaries had $0.8 million of outstanding letters of credit, none of which had been drawn. See "Description of the Notes—Ranking."
Interest
We will pay 3.75% interest per annum on the principal amount of the notes, payable semi-annually in arrears on March 15 and September 15 of each year, starting on March 15, 2005, to holders of record at the close of business on the preceding March 1 and September 1, respectively. Interest will accrue on the notes from and including September 15, 2004 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.
Contingent interest
We will pay contingent interest to the holders of notes during any six-month period from March 15 to September 14, and from September 15 to March 14, commencing with the six-month period starting September 15, 2009, if the average market price of a note for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of such notes. The amount of contingent interest payable per note in respect of any six-month period will equal 0.23% of the average market price of a note for the applicable five trading day reference period ending on and including the third trading day immediately preceding the first day of such six-month interest period.

Conversion rights
The notes are convertible, at the option of the holders prior to stated maturity into 25.4863 shares of our common stock, $1.00 par value per share, per $1,000 principal amount of notes (which represents an initial conversion price of approximately $39.24 per share), subject to adjustment, only in the following circumstances and to the following extent:
•
during any calendar quarter after the calendar quarter ending December 31, 2004, if the closing sale price of our common stock for each of 20 or more consecutive trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;
•
during the five business day period after any five consecutive trading day period (the "note measurement period") in which the average trading price per $1,000 principal amount of notes was equal to or less than 98% of the average conversion value for the notes during the note measurement period; however, holders of notes may not surrender their notes for conversion in reliance on this provision after September 15, 2019, if, on any trading day during the note measurement period, the closing sale price of our common stock is between 100% and 120% of the then current conversion price of the notes;
	•	if we make certain distributions on our common stock or engage in certain transactions; or
	•	if we call the notes for redemption.

Upon conversion we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock. At any time before the maturity date, we may irrevocably elect, in our sole discretion, to satisfy our conversion obligation in cash up to 100% of the principal amount of the notes converted, with any remaining amount to be satisfied in shares of our common stock. See "Description of the Notes—Conversion rights."
Automatic Conversion
We may elect to automatically convert some or all of the notes on or prior to maturity if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days during any 30-day trading period, ending within five trading days prior to the notice of automatic conversion. During the two-year period after the issue date of the notes, we may automatically convert the notes only if a registration statement has been declared effective prior to the date of the notice of automatic conversion and such registration statement remains effective on the date of automatic conversion. See "Description of the Notes—Automatic conversion."

If an automatic conversion occurs on or prior to September 15, 2009, we will pay additional interest at the time of conversion in cash or, at our option, in common stock, equal to five full years of interest on the converted notes, less any interest actually paid or provided for on the notes prior to automatic conversion. If we elect to pay the additional interest in common stock, the shares of common stock will be valued at 95% of the average closing price of our common stock for the five trading days immediately preceding the second trading day prior to the conversion date.
Sinking fund	None.
Redemption of notes at our option
On or after September 15, 2009, we may from time to time at our option redeem the notes, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the redemption date. See "Description of the Notes—Optional redemption."
Purchase of notes by us at the option of the holder
On each of September 15, 2009, September 15, 2014 and September 15, 2019 holders of notes may require us to purchase all or a portion of their notes at a purchase price in cash and/or shares of our common stock equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the purchase date. See "Description of the Notes—Purchase of notes by us at the option of the holder."
Right of holder to require us to repurchase notes if a repurchase event occurs
If a repurchase event, as described in this prospectus, occurs, holders of notes may require us to repurchase all or a portion of their notes at a repurchase price in cash and/or shares of our common stock equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the repurchase date. If specified events constituting a repurchase event occur prior to September 15, 2009, we will pay, in addition to the foregoing repurchase price, the make-whole premium described in this prospectus in cash and/or shares of our common stock to holders of notes who require us to repurchase their notes in connection with such a repurchase event. See "Description of the Notes—Holders may require us to repurchase their notes upon a repurchase event."

Events of default
If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any accrued and unpaid interest may become immediately due and payable. These amounts automatically become due and payable upon certain events of default. See "Description of the Notes—Events of default."
Registration rights
We and our subsidiary guarantor and the initial purchasers of the notes entered into a registration rights agreement on September 15, 2004. Pursuant to the registration rights agreement, we filed with the SEC a shelf registration statement (of which this prospectus is a part) to cover resales of the notes and the underlying shares of common stock.
We have agreed to use our reasonable best efforts to cause such registration statement to become effective under the Securities Act within 210 days after September 15, 2004.
We have also agreed to use our reasonable best efforts to keep the shelf registration statement effective until the earliest of:
• the date on which there are no registrable securities outstanding;
• the first date when all of the registrable securities covered by the shelf registration statement have been sold pursuant thereto;
• the date on which all of the registrable securities held by nonaffiliates are eligible to be sold pursuant to Rule 144(k) under the Securities Act; or
• two years after the notes are originally issued.

If we do not comply with these requirements or certain other covenants set forth in the registration rights agreement, we must, subject to certain exceptions, pay additional interest to the holders of the notes to the extent provided in this prospectus. See "Description of the Notes—Registration rights, additional interest."
Use of proceeds	We will not receive any of the proceeds from the sale of the notes or the shares of common stock offered by this prospectus.
DTC eligibility
The notes were issued in book-entry-only form and are represented by one global certificate, without interest coupons, deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in the notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders of notes may not exchange interests in the notes for certificated securities. See "Description of the Notes—Form, denomination and registration of notes."

Listing and trading Certain U.S. federal tax considerations
The notes are eligible for trading on The PORTAL Market. Any notes that are sold by means of this prospectus will no longer be eligible for trading on the PORTAL Market. Our common stock is listed on the New York Stock Exchange under the symbol "UIC." We have agreed and holders of notes will be deemed to have agreed pursuant to the indenture to treat the notes as "contingent payment debt instruments" subject to the contingent payment debt rules. As a result, holders of notes will be required to accrue interest on a constant yield to maturity basis at a rate equal to 7.38%, which is comparable to the rate at which we would borrow in a non-contingent, non-convertible borrowing. Holders of notes will be required to include amounts in income, as ordinary income, in excess of the cash such holders receive while the notes are outstanding. In addition, holders of notes will recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the notes at a gain. See "Certain U.S. Federal Income Tax Considerations."
Risk factors	You should carefully consider, along with other matters included or incorporated by reference in this prospectus, the information set forth under "Risk Factors."

        For a more complete description of the terms of the notes, see "Description of the Notes." For a more complete description of our common stock, see "Description of Capital Stock—Common stock."

RISK FACTORS

        Investing in the notes and common stock involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus, you should carefully consider the risks described below before purchasing the notes or common stock. If any of the following risks actually occur, our business, results of operations and financial condition will likely suffer.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

We depend on government contracts for substantially all of our sales.

        We derived approximately 80% of our revenue from sales to the U.S. Government and its agencies during the year ended December 31, 2003. We expect that the U.S. Government sales will continue to be the primary source of our revenue for the foreseeable future. Therefore, any significant disruption or deterioration of our relationship with the U.S. Government would significantly reduce our revenues. In addition, the funding of defense programs also competes with non-defense spending of the U.S. Government. Our business is also highly sensitive to changes in national and international priorities and the U.S. Government budgets. A shift in Government defense spending to other programs in which we are not involved or a reduction in U.S. Government defense spending generally could have severe consequences for our results of operations.

        We act as prime contractor or major subcontractor for many different U.S. Government programs. Over its lifetime, a program may be implemented by the award of many different individual contracts and subcontracts. The funding of U.S. Government programs is subject to congressional appropriations. Although multiple year contracts may be planned in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs are often only partially funded initially, and additional funds are committed only as Congress makes further appropriations. The termination of funding for a U.S. Government program would result in a loss of anticipated future revenues attributable to that program. That could have a negative impact on our operations. In addition, the termination of a program or failure to commit funds to a prospective program or a program already started could increase our overall costs of doing business.

        In addition, U.S. Government contracts typically contain provisions and are subject to laws and regulations that give the government agencies rights and remedies not typically found in commercial contracts, including providing the government agency with the ability to unilaterally terminate or reduce the value of and modify some of the terms and conditions of existing contracts, suspend or permanently prohibit us from doing business with the U.S. Government or with any specific governmental agency, control and potentially prohibit the export of our products, and claim rights in technologies and systems invented, developed or produced by us.

        If a U.S. Government agency terminates a contract with us for convenience, we generally may recover only our incurred or committed costs, settlement expenses and profit on the work completed prior to termination. If an agency terminates a contract with us for default, we are denied any recovery and may be liable for excess costs incurred by the agency in procuring undelivered items from an alternative source. We may receive show-cause or cure notices under contracts that, if not addressed to the agency's satisfaction, could give the agency the right to terminate those contracts for default or to cease procuring our services under those contracts.

        In the event that any of our contracts were to be terminated or adversely modified, there may be significant adverse effects on our revenues, operating costs and income that would not be recoverable.

As a U.S. Government contractor, we are subject to a number of procurement rules and regulations.

        We must comply with and are affected by laws and regulations relating to the formation, administration and performance of U.S. Government contracts. These laws and regulations, among other things, require certification and disclosure of all cost and pricing data in connection with contract negotiations, define allowable and unallowable costs and otherwise govern our right to reimbursement under certain cost-based U.S. Government contracts and restrict the use and dissemination of classified information and the exportation of certain products and technical data. A violation of specific laws and regulations could result in the imposition of fines and penalties or the termination of our contracts and under certain circumstances, suspension or debarment from future contracts for a period of time.

        These laws and regulations affect how we do business with our customers and in some instances, impose added costs on our businesses. These costs might increase in the future, reducing our margins, which could have a negative effect on our financial condition.

Our businesses could be adversely affected by a negative audit by the U.S. Government.

        U.S. Government agencies such as the Defense Contract Audit Agency, or DCAA, routinely audit and investigate government contractors. These agencies review a contractor's performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and a contractor's compliance with, its internal control systems and policies, including the contractor's purchasing, property, estimating, compensation and information management systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while such costs already reimbursed must be refunded. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government. In addition, as a U.S. Government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not, the results of which could have a material adverse effect on our operations. We could suffer serious harm to our reputation if allegations of impropriety were made against us.

Our revenues will be adversely affected if we fail to receive renewal or follow-on contracts.

        Renewal and follow-on contracts are important because our contracts are for fixed terms. These terms vary from shorter than one year to over five years, particularly for contracts with options. The typical term of our contracts with the U.S. Government is between one and three years. The loss of revenues from our possible failure to obtain renewal or follow-on contracts may be significant because our U.S. Government contracts account for a substantial portion of our revenues.

Cost over-runs on our contracts could subject us to losses and adversely affect our future business.

        During the year ended December 31, 2003, fixed price contract sales comprised 67% of Defense segment sales. Under firm fixed price contracts, we perform services under a contract at a stipulated price. If we fail to anticipate technical problems, estimate costs accurately or control costs during our performance of fixed price contracts, we can incur losses on those contracts because any costs in excess of the fixed price are absorbed by us. Under time and materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses. Under cost reimbursement contracts, which are subject to a contract ceiling amount, we are reimbursed for allowable costs and paid a fee, which may be fixed or performance based. However, if costs exceed the contract ceiling or are not allowable under the provisions of the contract or applicable regulations, we may not be able to obtain reimbursement for all such costs. Our ability to manage costs on each of these contract types may materially and adversely affect our financial condition. Cost over-runs also may adversely affect our ability to sustain existing programs and obtain future contract awards.

        Due to the size and nature of many of our contracts, the estimation of total revenues and cost at completion is complicated and subject to many variables. Assumptions have to be made regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials. Incentives or penalties related to performance on contracts are considered in estimating sales and profit rates and are recorded when there is sufficient information for us to assess anticipated performance. Estimates of award fees are also used in estimating sales and profit rates based on actual and anticipated awards.

        Because of the significance of the judgments and estimation processes described above, it is possible that the results could be different and the differences could be material if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may adversely affect future period financial performance.

Other risks associated with U.S. Government contracts may expose our business to adverse consequences.

        Like all U.S. Government contractors, we are subject to risks associated with uncertain cost factors related to:

  •
  scarce technological skills and components;

  •
  the frequent need to bid on programs in advance of design completion, which may result in unforeseen technological difficulties and/or cost overruns;

  •
  the substantial time and effort required for design and development;

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  design complexity;

  •
  rapid obsolescence; and

  •
  the potential need for design improvement.

Failure to perform by one of our subcontractors, partners or suppliers could materially and adversely affect our performance and our ability to obtain future business.

        Many of our contracts involve subcontracts or partnerships with other companies upon which we rely to perform a portion of the services we must provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract or our hiring of personnel of a subcontractor. A failure by one or more of our subcontractors to satisfactorily provide on a timely basis the agreed-upon services may materially and adversely impact our ability to perform our obligations as the prime contractor. Subcontractor performance deficiencies could expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders.

        In addition, in connection with certain of our contracts, we commit to certain performance guarantees. Our ability to perform under these guarantees may in part be dependent on the performance of other parties, including partners and subcontractors. If we are unable to meet these performance obligations, the performance guarantees could have a material adverse effect on product margins and our results of operations, liquidity or financial position.

        In addition several suppliers are our sole source of certain components. If a supplier should cease to deliver such components, added cost and manufacturing delays could result, which may affect our ability to meet customer needs and may have an adverse impact on our profitability.

We derive revenues from international sales and are subject to the risks of doing business in foreign countries.

        We derived approximately 13% of our revenue from international sales during the year ended December 31, 2003 and as a result, we are subject to risks of doing business internationally, including:

  •
  changes in regulatory requirements that may adversely affect our ability to sell certain products or repatriate profits to the United States;

  •
  domestic and foreign government policies, including requirements to expend a portion of program funds locally and governmental industrial cooperation requirements;

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  fluctuations in foreign currency exchange rates;

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  delays in placing orders;

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  the complexity and necessity of using foreign representatives and consultants;

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  the uncertainty of adequate and available transportation;

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  the uncertainty of the ability of foreign customers to finance purchases;

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  uncertainties and restrictions concerning the availability of funding credit or guarantees;

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  the imposition of tariffs or embargoes, export controls and other trade restrictions;

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  the difficulty of managing and operating of an enterprise spread over various countries;

  •
  compliance with a variety of foreign laws, as well as U.S. laws affecting the activities of U.S. companies abroad; and

  •
  economic and geopolitical developments and conditions, including international hostilities, acts of terrorism and governmental reactions, inflation, trade relationships and military and political alliances.

        While these factors or the impact of these factors are difficult to predict, any one or more of these factors could adversely affect our operations in the future.

We may not be successful in obtaining the necessary licenses to conduct operations abroad and Congress may prevent proposed sales to foreign governments.

        Licenses for the export of many of our products are required from government agencies in accordance with various statutory authorities, including the Export Administration Act of 1979, the International Emergency Economic Powers Act, the Trading with the Enemy Act of 1917 and the Arms Export Control Act of 1976. We can give no assurance that we will be successful in obtaining these necessary licenses in order to conduct business abroad. In the case of certain sales of defense equipment and services to foreign governments, the U.S. Department of State must notify Congress at least 15 to 30 days, depending on the size and location of the sale, prior to authorizing these sales. During that time, Congress may take action to block the proposed sale.

We operate in highly competitive markets and our future success will depend on our ability to develop new technologies that achieve market acceptance.

        The defense industry, in which we primarily participate, is highly competitive and characterized by rapid technological change. If we do not continue to improve existing product lines and develop new products and technologies our business could be materially and adversely affected. In addition, our competitors could introduce new products with greater capabilities, which could also have a material adverse effect on our business. Accordingly, our future performance depends on a number of factors, including our ability to:

  •
  identify emerging technological trends in our target markets;

  •
  develop and maintain competitive products;

  •
  enhance our products by adding innovative features that differentiate our products from those of our competitors; and

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  develop and manufacture and bring products to market quickly at cost-effective prices.

        We believe that, in order to remain competitive in the future, we will need to continue to develop new products, which will require the investment of significant financial resources. The need to make these expenditures could divert our attention and resources from other projects and we cannot be sure that these expenditures will ultimately lead to the timely development of new technology. Due to the design complexity of our products, we may in the future experience delays in completing development and introduction of new products. Any delays could result in increased costs of development or deflect resources from other projects. In addition, there can be no assurance that the market for our products will develop or continue to expand as we currently anticipate. The failure of our technology to gain market acceptance could significantly reduce our revenues and harm our business. Furthermore, we cannot be sure that our competitors will not develop competing technologies which gain market acceptance in advance of our products.

        In addition, we compete primarily for government contracts against many companies that are larger than us, devote greater resources to research and development and generally have greater financial and other resources. Consequently, these competitors may be better positioned to take advantage of economies of scale and develop new technologies. In order to remain competitive, we must keep our capabilities technically advanced and compete on price and value added to our customers. Our ability to compete depends on the effectiveness of our research and development programs, our readiness with respect to facilities, equipment and personnel to undertake the programs for which we compete and our past performance and demonstrated capabilities. Our ability to compete also may be adversely affected by limits on our capital resources and our ability to invest in maintaining and expanding our market share. If we are unable to compete effectively, our business and prospects will be adversely affected.

United Industrial Corporation and Detroit Stoker are subject to asbestos related litigation and other liabilities.

        Asbestos claims against United Industrial (as used in this and the following risk factor "United Industrial" means United Industrial Corporation not including its subsidiaries) and Detroit Stoker could have a material adverse effect on our financial condition and results of operations. United Industrial and Detroit Stoker made several products, some of the parts and components of which used asbestos containing material fabricated and provided by third parties. The use of asbestos containing materials ceased in approximately 1981. United Industrial and Detroit Stoker have been named as defendants in asbestos related personal injury litigation. As of September 30, 2004, United Industrial and Detroit Stoker were named in asbestos litigation pending in Arkansas, Illinois, Michigan, Minnesota, Mississippi and North Dakota. As of September 30, 2004, there were approximately 21,098 pending claims, compared to approximately 19,161 pending claims as of December 31, 2003, and approximately 18,911 pending claims as of September 30, 2003. On or about, July 2, 2004, a single case containing 154 claims was filed against Detroit Stoker in Arkansas. Detroit Stoker was recently named as a defendant in two Arkansas cases alleging personal injuries to one and approximately 199 plaintiffs, respectively, as a result of asbestos, silica and/or refactory ceramic fiber exposure. The pleadings name approximately 32 and 68 defendants, respectively, and include no allegations specific to Detroit Stoker. Neither United Industrial nor Detroit Stoker sold insulation products that had been identified as the primary cause of asbestos related disease in the vast majority of claimants, although this fact is not necessarily dispositive of the issue of liability. As of the date of this prospectus, no asbestos claims against United Industrial or Detroit Stoker have gone to trial and some previously pending claims have been dismissed with or without prejudice or settled.

        In 2002, we engaged a consulting firm with expertise in the field of evaluating asbestos bodily injury claims to assist us in projecting the future asbestos related liabilities and defense costs of United Industrial and Detroit Stoker. The methodology used by this asbestos consultant to project future asbestos related costs is based primarily on estimates of the labor force exposed to asbestos in United Industrial's and Detroit Stoker's products, epidemiological modeling of asbestos related disease manifestation, and estimates of claim filings and settlement and defense costs that may occur in the future. Using this information, the asbestos consultant estimated the number of future claims that would be filed, as well as the related costs that would be incurred in resolving those claims.

        We recorded an undiscounted liability for asbestos related matters through 2012 in the amount of $31,334,000 at September 30, 2004, including estimated damages and defense costs. Projecting future asbestos costs is subject to numerous variables that are extremely difficult to predict. In addition to the significant uncertainties surrounding the number of claims that might be received, other variables include the type and severity of the disease alleged by each claimant, the long latency period associated with asbestos exposure, dismissal rates, costs of medical treatment, the impact of bankruptcies of other companies that are co-defendants in claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, and the impact of potential changes in legislative or judicial standards. Furthermore, any predictions with respect to these variables are subject to even greater uncertainty as the projection period lengthens. Given the inherent uncertainty in making future projections and that United Industrial and Detroit Stoker periodically receive potentially material new information from claimants and their counsel that relates to the factual basis of their asserted and unasserted claims, United Industrial plans, on a periodic basis, to have either (1) the key assumptions used in projecting the future asbestos related liabilities and defense costs of United Industrial and Detroit Stoker validated or (2) the projections of current and future asbestos claims re-examined, and we will update them if needed based on the experience of United Industrial and Detroit Stoker and other relevant factors such as changes in the tort system and the resolution of bankruptcies of various asbestos defendants. In particular, United Industrial plans to have the key assumptions validated in connection with the preparation of our annual report on Form 10-K for the year ending December 31, 2004. These activities may result in an increase in our recorded undiscounted liability for asbestos related matters due to, among other things, a change to length of the projection period. See Note 16 of the Notes to our consolidated financial statements for the year ended December 31, 2003, which are included elsewhere in this prospectus and Note L of the Notes to our consolidated condensed financial statements for the quarter ended September 30, 2004, which are incorporated by reference in this prospectus, for a more complete discussion of our asbestos related litigation.

Insurance proceeds may not be recoverable.

        United Industrial, Detroit Stoker and certain of our primary insurance carriers entered into a participation agreement, providing for the payment of asbestos claim costs. However, the participation agreement does not include all of United Industrial's or Detroit Stoker's primary or any of their excess carriers. By its terms, the participation agreement terminates automatically upon exhaustion of the insurance policy limits of any of the participating carrier's policies. It may also be terminated by any party giving 60 days advance notice. Based on the assumptions employed by and a report prepared by United Industrial's insurance consultant, we recorded an estimated insurance recovery as of December 31, 2002 of approximately $20.3 million, reflecting the estimate determined to be probable of being available to mitigate United Industrial's and Detroit Stoker's potential asbestos liability through 2012, of which approximately $20.1 million comes from the primary carriers. However, the amount of any insurance recovery is uncertain, and subject to numerous variables, including continued

effectiveness of the participation agreement, the solvency of United Industrial's and Detroit Stoker's primary and excess insurance carriers, the outcome of coverage and allocation issues that may be raised by United Industrial's and Detroit Stoker's primary or excess carriers and other issues. Since the date of the consultant's report, there have been additional insolvencies of certain excess carriers, but these insolvencies would not affect the obligations of the primary carriers under the participation agreement. See Note 16 of the Notes to our consolidated financial statements for the year ended December 31, 2003, which are included elsewhere in this prospectus, and Note L of the Notes to our consolidated condensed financial statements for the quarter ended September 30, 2004, which are incorporated by reference in this prospectus, for a more complete discussion of United Industrial's and Detroit Stoker's insurance coverage.

In addition to asbestos related claims, we may face costly litigation.

        In addition to asbestos related claims, we are subject to lawsuits, several of which involve large claims and significant defense costs. Any of these claims, whether with or without merit, could result in costly litigation and divert the time, attention and resources of our management. In addition, successful claims in excess of any applicable liability insurance could have a material adverse effect on our business, results of operations or financial condition. See Note 16 of the Notes to our consolidated condensed financial statements for the year ended December 31, 2003, which are included elsewhere in this prospectus, and Note L of the Notes to our consolidated condensed financial statements for the quarter ended September 30, 2004, which are incorporated by reference in this prospectus, for a description of certain claims against us.

We are subject to significant environmental laws and regulations.

        Our business is subject to a wide range of general and industry specific environmental, health and safety federal, state and local laws and regulations, including those relating to air emissions, wastewater discharges, solid and hazardous waste management and disposal and site remediation. Compliance with these laws and regulations is a significant factor in our business. We, as well as some of our competitors, may incur significant capital and operating expenditures to achieve and maintain compliance with applicable environmental laws and regulations. Our failure to comply with applicable environmental laws and regulations or permit requirements could result in substantial civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring remedial or corrective measures, installation of pollution control equipment or other actions. As an owner and operator of real estate, we may be responsible under environmental laws and regulations for the investigation, remediation and monitoring, as well as associated costs, expenses and third party damages, including tort liability relating to past or present releases of hazardous substances on or from our properties. Liability under these laws may be imposed without regard to whether we knew of, or were responsible for, the presence of those substances on our property and may not be limited to the value of the property. We may also be responsible under environmental laws and regulations for the investigation, remediation and monitoring, as well as associated costs, expenses and third party damages, including tort liability, related to facilities or sites to which we have sent hazardous waste materials. In addition, situations may give rise to material environmental liabilities that have not yet been discovered. New environmental laws (or regulations or changes in existing laws) may be enacted that require significant expenditures by us. If the resulting expenses significantly exceed our expectations, our business, financial condition and operating results might be materially affected.

Although we account for our transportation business as a discontinued operation, we remain subject to significant obligations in connection with such operations.

        We account for our transportation business as a discontinued operation. In connection with the discontinued operations, AAI owns a 35% share of Electric Transit, Inc., or ETI. At April 2004, ETI had completed delivery of all required products under its last remaining production contract. However, ETI's remaining obligations (including a retrofit program), which include performance and indemnity obligations, are significant. Therefore, although we anticipate that ETI's current retrofit program will be completed during 2004 and that we have adequately provided for the estimated losses including warranty obligations of ETI that we have guaranteed, there can be no assurances that we will, in fact, be able to successfully extricate ourselves from our obligations within the stated time frame or within the established reserves.

Our level of returns on pension plan assets could affect our earnings in future periods.

        Our net income or loss may be significantly positively or negatively impacted by the amount of income or expense we record for our pension plan, which is a cash balance plan. Judgments and assessments of uncertainties are required in applying our accounting policies in developing our projected liabilities for postretirement benefits and changes in assumptions related to our pension plan can significantly affect our results of operations. For the nine month period ended September 30, 2004, our net periodic pension benefit cost was approximately $3.6 million.

We depend on the recruitment and retention of qualified personnel and our failure to attract and retain such personnel could seriously harm our business.

        Due to the specialized nature of our businesses, our future performance is highly dependent upon the continued services of our key engineering personnel and executive officers. Our prospects depend upon our ability to attract and retain qualified engineering, manufacturing, marketing, sales and management personnel for our operations. Competition for personnel is intense and we may not be successful in attracting or retaining qualified personnel. Our failure to successfully compete for these personnel could seriously harm our business, results of operations and financial condition.

We may be unable to adequately protect our intellectual property rights, which could affect our ability to compete.

        Protecting our intellectual property rights is critical to our ability to compete and succeed as a company. We own a large number of United States and foreign patents and patent applications, as well as trademark, copyright and semiconductor chip mask work registrations which are necessary and contribute significantly to the preservation of our competitive position in the market. There can be no assurance that any of these patents and other intellectual property will not be challenged, invalidated or circumvented by third parties. In some instances, we have augmented our technology base by licensing the proprietary intellectual property of others. In the future, we may not be able to obtain necessary licenses on commercially reasonable terms. We enter into confidentiality and invention assignment agreements with our employees and enter into non-disclosure agreements with our suppliers and appropriate customers so as to limit access to and disclosure of our proprietary information. These measures may not suffice to deter misappropriation or independent third party development of similar technologies. Moreover, the protection provided to our intellectual property by the laws and courts of foreign nations may not be as advantageous to us as the remedies available under United States law.

We intend to complement our growth strategy through acquisitions, which subject us to numerous risks.

        We intend to complement our growth strategy through acquisitions that broaden our product and service offerings, deepen our capabilities and allow entry into new attractive domestic and international markets. Acquisitions may require significant capital resources and divert management's attention from existing business. Acquisitions also entail an inherent risk, which could subject us to contingent or other liabilities, including liabilities arising from events or conduct pre-dating our acquisition of a business that were not known to us at the time of acquisition. We may also incur significantly greater expenditures in integrating an acquired business than we had initially anticipated. In addition, acquisitions may create unanticipated tax and accounting problems. A key element of our acquisition strategy, depending on the type of acquisition, may also include retaining management and key personnel of the acquired business to operate the acquired business for us. Our inability to retain these individuals could materially impair the value of an acquired business. Our failure to successfully accomplish future acquisitions or to manage and integrate completed or future acquisitions could have a material adverse effect on our business, financial condition or result of operations. We cannot assure you that:

  •
  we will identify suitable acquisition candidates;

  •
  we can consummate acquisitions on acceptable terms; we can successfully integrate any acquired business into our operations or successfully manage the operations of any acquired business; or

  •
  we will be able to retain an acquired company's significant client relationships, goodwill and key personnel or otherwise realize the intended benefits of any acquisition.

RISKS RELATING TO THE NOTES

The notes are effectively subordinated to our existing and future secured indebtedness.

        The notes represent our general obligations. Accordingly, holders of our secured indebtedness will have claims that are superior to claims by holders of the notes to the extent of the value of the assets securing that other indebtedness. Our secured credit facility with Bank of America Business Capital (formerly Fleet Capital Corporation) provides for up to $32.0 million of secured indebtedness. As of September 30, 2004, we had approximately $6.7 million of outstanding letters of credit issued under that facility that have not been drawn upon. In the event of a bankruptcy, liquidation or dissolution, the assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the notes. As of September 30, 2004, we had no outstanding secured indebtedness. The indenture relating to the notes does not include any express restrictions on our ability to incur additional secured indebtedness.

The notes are effectively subordinated to liabilities of our non-guarantor subsidiaries.

        The notes are not guaranteed by our non-guarantor subsidiaries and therefore the notes are effectively subordinated to all indebtedness and other liabilities of such non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a non-guarantor subsidiary, following payment by the non-guarantor subsidiary of its liabilities, the non-guarantor subsidiary may not have sufficient assets to make payments to us. In the case of our guarantor subsidiary, the notes will be effectively subordinated to the senior indebtedness of such guarantor subsidiary. As of September 30, 2004, our guarantor subsidiary had approximately $3.1 million of indebtedness, none of which was senior or secured, and our non-guarantor subsidiary had no indebtedness, but had approximately $3.8 million of liabilities and had undrawn letters of credit outstanding of approximately $0.8 million. The terms of the indenture do not prohibit our subsidiaries from incurring future indebtedness.

The ability to enforce the guarantee of the notes may be limited.

        The performance by the subsidiary guarantor of its obligations with respect to its subsidiary guarantee may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of unpaid creditors of such subsidiary guarantor. Under these statutes, if a court were to find under relevant federal or state fraudulent conveyance law that the subsidiary guarantor did not receive fair consideration or reasonably equivalent value for incurring its guarantee of the notes, and that, at the time of incurrence, the subsidiary guarantor either:

  •
  was insolvent;

  •
  was rendered insolvent by reason of incurring the guarantee;

  •
  was engaged in a business or transaction for which the assets remaining with the subsidiary guarantor constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured,

then the court could void the subsidiary guarantor's obligation under its guarantee, recover payments made under the guarantee, subordinate the guarantee to other indebtedness of the subsidiary guarantor or take other action detrimental to the holders of the notes.

        The measure of insolvency for these purposes will depend on the governing law of relevant jurisdiction. Generally, however, a company will be considered to be insolvent for these purposes if:

  •
  the sum of that company's debts is greater than the fair value of all of that company's property;

  •
  the present fair saleable value of that company's assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured; or

  •
  the company is not able to pay its debts as they become due.

        Moreover, regardless of insolvency, a court could void an incurrence of indebtedness, including the guarantee, if it determined that the transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the guarantee, to the claims of all existing and future creditors on similar grounds. The guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor under the guarantee were incurred for less than reasonably equivalent value or fair consideration.

        We cannot assure you what standard a court would apply to determine whether the subsidiary guarantor was "insolvent" upon the sale of the notes or that, regardless of the method of valuation, a court would not determine that the subsidiary guarantor was insolvent upon consummation of the sale of the notes.

Our ability to purchase the notes with cash at a holder's option or upon a repurchase event may be limited.

        Holders of the notes may require us to purchase all or a portion of their notes for cash at specific times and upon the occurrence of specific circumstances involving the events described under "Description of the Notes—Holders may require us to repurchase their notes upon a repurchase event" and "Description of the Notes—Purchase of notes by us at the option of the holder." We cannot assure you that, if required, we would have sufficient cash or other financial resources at that time or would be able to arrange financing to pay the purchase price of the notes in cash. Our ability to purchase the notes in that event may be limited by law, by regulatory authorities, by the indenture, by the terms of other agreements relating to our indebtedness and by indebtedness and agreements that we may enter into in the future, which may replace, supplement or amend our existing or future indebtedness. See "Description of Certain Indebtedness."

The conversion feature of the notes could result in holders of notes receiving less than the value of the common stock into which a note is convertible.

        The notes are convertible into our common stock only if specified conditions are met. If the specified conditions for conversion are not met, holders of notes will not be able to convert their notes and may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

The conversion rate of the notes may not be adjusted for all dilutive events.

        The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain tender or exchange offers as described under "Description of the Notes—Conversion rights—Adjustments to the conversion rate." The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

The make-whole premium payable on notes converted or repurchased in connection with certain corporate transactions may not adequately compensate you for the lost option value of their notes as a result of such corporate transactions.

        If certain corporate transactions occur on or prior to September 15, 2009, we will in certain circumstances pay a make-whole premium on notes converted or repurchased in connection with certain corporate transactions. The amount of the make-whole premium will be determined based on the date on which the corporate transaction becomes effective and the price per share of our common stock in the corporate transaction as described below under "Description of the Notes—Holders may require us to repurchase their notes upon a repurchase event—Make-whole premium." While the make-whole premium is designed to compensate holders of notes for the lost option time value of their notes as a result of such corporate transactions, such make-whole premium is only an approximation of such lost value and may not adequately compensate holders of notes for such loss. In addition, if the corporate transaction occurs after September 15, 2009 or if the price paid per share of our common stock in the corporate transaction is less than the common stock price at the date of issuance of the notes, there will be no make-whole premium.

An adverse rating of the notes may cause their trading price to fall.

        If a rating agency rates the notes, it may assign a rating that is lower than investors' expectations. Rating agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

If we elect to settle upon conversion in cash or a combination of cash and shares of our common stock, holders of notes may receive no shares of our common stock or fewer shares than the number into which their notes are convertible and there will be a delay in settlement.

        If we elect to satisfy our conversion obligation to holders of notes by paying the cash value of the common stock into which the notes are convertible or by a combination of cash and shares of common stock, upon conversion of all or a portion of their notes, holders may not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the notes. In addition, there will be a significant delay in settlement, and because the amount of cash and/or common stock that a holder will receive in these circumstances will be based on the sales price of our common stock for an extended period between the conversion date and settlement date, holders will bear the market risk with respect to the value of our common stock for such extended period. Finally, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of common stock upon conversion of the notes.

There are regulatory restrictions on the ability to resell the notes.

        We and our subsidiary guarantor and the initial purchasers of the notes entered into a registration rights agreement on September 15, 2004. Pursuant to the registration rights agreement, we filed with the SEC a shelf registration statement on Form S-3 (of which this prospectus is a part) to cover resales of the notes and common stock issuable upon conversion of the notes. We have agreed to use reasonable best efforts to cause such registration statement to become effective within 210 days of September 15, 2004, in order to register resales of the notes and common stock issuable upon conversion of the notes under the Securities Act. We would be required to pay additional interest if the registration statement does not become effective by such date. Although we are required to register resales of the notes and our common stock issuable upon conversion of the notes, the registration statement may not be available to holders at all times. In addition, selling security holders may be subject to certain restrictions and potential liability under the Securities Act.

Absence of a public market for the notes could cause purchasers of the notes to be unable to resell them for an extended period of time.

        The notes constitute a new issue of securities for which there is not an established trading market. We do not intend to list the notes on any national securities exchange. We cannot assure you that an active trading market for the notes will develop or, if such market develops, how liquid it will be. If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell the notes. If a market for the notes develops, any such market may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, the price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities.

We have increased our leverage as a result of the sale of the notes.

        In connection with the sale of the notes, we incurred $120.0 million of indebtedness. The degree to which we are leveraged could adversely affect our ability to obtain further financing or working capital, consummate acquisitions or otherwise pursue our strategies and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to the financial, business and other factors affecting our operations, many of which are beyond our control.

There are no restrictive covenants in the indenture relating to our ability to incur future indebtedness or complete other financial transactions.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness senior to the notes, or indebtedness at the subsidiary level to which the notes could be structurally subordinated. A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. The indenture contains no covenants or other provisions to afford protection to holders of the notes upon the occurrence of a repurchase event except to the extent described under "Description of the Notes—Holders may require us to repurchase their notes upon a repurchase event."

We expect that the trading value of the notes will be significantly affected by the price of our common stock.

        We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for any non-convertible debt securities we may issue. Additional issuances of equity securities by us and conversion of the notes will dilute the ownership interest of existing shareholders, including holders who had previously converted their notes. The conversion of some or all of the notes will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

        If you hold the notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring shareholder approval and the record date for determining shareholders of record entitled to vote on the amendment occurs prior to your conversion of notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

You should consider the U.S. federal income tax consequences of owning the notes.

        We have agreed and each holder of the notes will be deemed to have agreed pursuant to the indenture to treat the notes as "contingent payment debt instruments" subject to the contingent payment debt regulations and a holder therefore will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a holder of notes generally will recognize ordinary income, rather than capital gain, upon sale, exchange, conversion, or redemption of the notes at a gain. See "Certain U.S. Federal Income Tax Considerations."

RISKS RELATING TO OWNERSHIP OF OUR COMMON STOCK

Our common stock price may experience substantial volatility, which may affect the ability to sell our common stock at an advantageous price and could impact the market value of the notes.

        The market price of our common stock has been and may continue to be volatile. For example, the market price of our common stock on the New York Stock Exchange has fluctuated for the period from November 10, 2003 to November 10, 2004 between $16.60 per share and $37.94 per share and may continue to fluctuate. Therefore, the volatility may affect the ability to sell our common stock at an advantageous price. In addition, this may result in greater volatility in the market price of the notes than would be expected for non-convertible debt securities. Market price fluctuations in our common stock may be due to acquisitions, dispositions or other material public announcements, along with a variety of additional factors including, without limitation, other risks identified in "Risk Factors" and "Forward Looking Statements." In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced extreme price and trading volume fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often have been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of the notes and our common stock.

FORWARD LOOKING STATEMENTS

        Certain information included or incorporated by reference in this prospectus may contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and variations of such words and similar expressions are intended to identify such forward looking statements which include, but are not limited to, the risks described under "Risk Factors," projections of revenues, earnings, segment performance, cash flows and contract awards. These forward looking statements are subject to risks and uncertainties, which could cause our actual results or performance to differ materially from those expressed or implied in such statements. These risks and uncertainties include, but are not limited to, the following:

  •
  our successful execution of internal performance plans;

  •
  performance issues with key suppliers, subcontractors and business partners;

  •
  the ability to negotiate financing arrangements with lenders;

  •
  outcome of current and future litigation;

  •
  the accuracy of our analysis of our potential asbestos related exposure and insurance coverage;

  •
  product demand and market acceptance risks;

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  the effect of economic conditions;

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  the impact of competitive products and pricing;

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  product development, commercialization and technological difficulties;

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  capacity and supply constraints or difficulties;

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  legislative or regulatory actions impacting our Defense segment, Energy segment and discontinued transportation operation;

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  changing priorities or reductions in the DoD budget;

  •
  contract continuation and future contract awards; and

  •
  and U.S. and foreign military budget constraints and determinations.

        We intend that all forward looking statements we make will be subject to the safe harbor protection of the federal securities laws found in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934.

        These statements speak only as to the date when they are made. We make no commitment to update any forward looking statement or to disclose any facts, events or circumstances after the date of this prospectus that may affect the accuracy of any forward looking statements. See "Risk Factors" for important factors that could cause our actual results to differ materially from those suggested by our forward looking statements contained in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
Ratio of earnings to fixed charges	27.46	30.99	17.09	3.68	22.69	18.04	41.96

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the notes or common stock by the selling securityholders. All proceeds will be for the account of the selling securityholders. We will bear all costs, fees and expenses incurred in effecting the registration of the notes and common stock issuable upon conversion of the notes covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants. The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the notes or the common stock.

DIVIDEND POLICY

        Our Board of Directors declared quarterly dividends of $0.10 per share to stockholders of record during each of the calendar quarters of 2004 and 2003. Our Board of Directors declared quarterly dividends of $0.10 per share to stockholders of record during the first, third and fourth quarters in 2002, and no dividend was declared during the second quarter of 2002. Pursuant to our Loan and Security Agreement, we are restricted from paying in excess of $6.0 million in dividends on our common stock in any year. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our corporate strategy, future earnings, operations, capital requirements, our general financial condition and general business conditions.

DESCRIPTION OF THE NOTES

        The notes were issued under an indenture dated as of September 15, 2004, between us, our subsidiary guarantor and U.S. Bank National Association, as trustee. The following summary of the terms of the notes, the indenture and the registration rights agreement does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes, the indenture and the registration rights agreement.

GENERAL

        The notes:

  •
  are limited to $120,000,000 aggregate principal amount;

  •
  bear interest at a rate of 3.75% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2005, to holders of record at the close of business on the preceding March 1 and September 1, respectively, except as described below;

  •
  accrue contingent interest, which may by payable as set forth below under "—Contingent Interest";

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  bear additional interest if we fail to comply with the obligations we describe under "—Registration rights, additional interest";

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  will be issued in denominations of integral multiples of $1,000 principal amount;

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  are our unsecured indebtedness and are equal in right of payment to our senior indebtedness as described under "—Ranking";

  •
  are guaranteed on a senior unsecured basis by our Defense segment operating subsidiary, AAI;

  •
  are convertible by holders of notes into shares of our common stock at an initial conversion rate of 25.4863 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $39.24 per share) under the conditions and subject to such adjustments described under "—Conversion rights of holders";

  •
  are automatically convertible by us in certain circumstances described under "—Automatic conversion";

  •
  permit us to satisfy our conversion obligation in cash, shares of our common stock or a combination of cash and shares of common stock;

  •
  are redeemable, in whole or in part, by us at any time on or after September 15, 2009, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest (including contingent interest, if any) to, but excluding, the redemption date, as described under "Optional redemption";

  •
  are subject to purchase by us at the option of the holder on each of September 15, 2009, September 15, 2014 and September 15, 2019, at a purchase price in cash and/or shares of our common stock equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, as described under "—Purchase of notes by us at the option of the holder";

  •
  are subject to repurchase by us upon a repurchase event at the option of the holder, at a repurchase price in cash and/or shares of our common stock equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date, as described under "—Holders may require us to repurchase their notes upon a repurchase event"; and

  •
  mature on September 15, 2024, unless previously converted, redeemed, repurchased or purchased.

        All cash payments on the notes will be made in U.S. dollars.

        We initially issued the notes as global securities in book-entry form. We will make payments in respect of the notes by wire transfer of immediately available funds to the accounts specified by holders of the notes. If a holder of a note that has been subsequently issued in certificated form does not specify an account, we will mail a check to that holder's registered address.

        Holders of notes may convert their notes at the office of the conversion agent, present their notes for registration of transfer at the office of the registrar for the notes and present their notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.

        We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and does not limit our ability to incur additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under "—Holders may require us to repurchase their notes upon a repurchase event" and "—Consolidation, merger and sale of assets."

        If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

SUBSIDIARY GUARANTEE

        The notes are guaranteed by AAI, or the subsidiary guarantor. The guarantee is the senior unsecured obligation of our subsidiary guarantor. The obligations of the subsidiary guarantor under its guarantee are limited as necessary to prevent the subsidiary guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—The ability to enforce the guarantee of the notes may be limited."

RANKING

        The notes are our unsecured senior obligations. The subsidiary guarantee is the unsecured senior obligation of the subsidiary guarantor. The notes and the subsidiary guarantee rank equally with all our and our subsidiary guarantor's other unsecured senior debt. However, the notes are effectively subordinated to any of our and the subsidiary guarantor's existing and future indebtedness to the extent of the assets securing such indebtedness. The notes are also be effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our non-guarantor subsidiaries. Any right by us to receive the assets of any of our non-guarantor subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the notes to participate in these assets, are effectively subordinated to the claims of that non-guarantor subsidiary's creditors, except to the extent that we are recognized as a creditor of such non-guarantor subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such non-guarantor subsidiary and any indebtedness of such non-guarantor subsidiary senior to that held by us.

        The indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries (including our subsidiary guarantor) can create, incur, assume or guarantee. As of September 30, 2004, we had no outstanding secured indebtedness, none of our subsidiaries had any outstanding secured indebtedness, and none of our non-guarantor subsidiaries had any obligations other than approximately $3.8 million of liabilities that would effectively rank senior to the notes. As of September 30, 2004, we had approximately $6.7 million of outstanding letters of credit issued under our secured credit facility and our subsidiaries had $0.8 million of outstanding letters of credit, none of which had been drawn.

INTEREST

        We will pay interest on the notes at a rate of 3.75% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2005. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding March 1 and September 1, respectively. Interest will accrue on the notes from and including September 15, 2004 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year of twelve 30-day months.

        If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will pay, on the interest payment date, the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. However, unless we have called the note for redemption, the holder who surrenders the note for conversion must pay to the conversion agent upon surrender of the note an amount equal to the interest payable on such interest payment date on the portion of the note being converted. However, a holder that surrenders a note for conversion need not pay any overdue interest that has accrued on the note.

        If we redeem the notes, or if a holder surrenders a note for purchase at the option of the holder or for repurchase upon a repurchase event as described under "—Purchase of notes by us at the option of the holder" and "—Holders may require us to repurchase their notes upon a repurchase event," we will pay accrued and unpaid interest, if any, to the holder that surrenders the note for redemption, purchase or repurchase, as the case may be. However, if we redeem a note on a redemption date that is an interest payment date, we will pay the accrued and unpaid interest due on that interest payment date instead to the record holder of the note at the close of business on the record date for that interest payment.

        For a description of when and to whom we must pay additional interest, if any, see "—Registration rights, additional interest."

CONTINGENT INTEREST

        Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of notes during any six-month period from March 15 to September 14 and from September 15 to March 14, commencing with the six month period beginning September 15, 2009, if the average market price of a note (as described under "—Conversion rights of holders—Conditions for conversion—Conversion upon satisfaction of trading price condition") for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the note.

        The amount of contingent interest payable per note in respect of any six-month period will equal 0.23% of the average market price of such note for the five trading day period referred to above.

        We will pay contingent interest, if any, in the same manner as we will pay interest described above under "—Interest" and a holder's obligations in respect of the payment of contingent interest in connection with the conversion of any notes will also be the same as described above under "—Interest."

        Upon determination that holders of notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and issue a press release through a public medium that is customary for such press releases and publish the determination on our website, www.unitedindustrial.com.

        Under the indenture governing the notes, we and each holder of the notes agree, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to Treasury Regulations governing contingent payment debt instruments.

CONVERSION RIGHTS OF HOLDERS

        If the conditions for conversion of the notes described below, including those described under "—Conditions for conversion" and "—Conversion procedures," are satisfied, holders of notes may, subject to prior maturity, redemption or repurchase, convert their notes in integral multiples of $1,000 principal amount into 25.4863 shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. This rate results in an initial conversion price of approximately $39.24 per share. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment based on the closing sale price of our common stock on the trading day immediately before the conversion date. We will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes and we will not adjust the conversion rate to account for accrued and unpaid interest.

        On conversion, to the extent the holders of notes receive, in addition to cash, shares of our common stock, the holders of the notes will receive rights under any stockholder rights plan we may then have in effect, whether or not these rights are separated from our common stock prior to conversion.

        If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will pay on the interest payment date the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. However, unless we have called the note for redemption, the holder who surrenders the note for conversion must pay to the conversion agent upon surrender of the note an amount equal to the interest payable on such interest payment date on the portion of the note being converted. However, a holder that surrenders a note for conversion need not pay any overdue interest that has accrued on the note.

        The conversion right with respect to any notes we have called for redemption will expire at the close of business on the last business day immediately preceding the redemption date, unless we default in the payment of the redemption price. A note for which a holder has delivered a purchase notice or a repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the purchase price or repurchase price.

        Except as provided in the indenture, if we reclassify our common stock or are party to a consolidation, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets, then, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of shares of stock and other securities and property (including cash) which a holder of such note would have received if the holder had converted the note immediately before the transaction (assuming that the holder would not have exercised any rights of election that the holder would have had as a holder of common stock to select a particular type of consideration). If the transaction constitutes a "repurchase event," as defined below, the holder can require us to purchase all or a portion of its notes as described under "—Holders may require us to repurchase their notes upon a repurchase event" instead of retaining its right to convert such notes pursuant to this provision.

        There is no precise, established definition of the phrase "all or substantially all of our property or assets" under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

        In the event of:

  •
  a taxable distribution to holders of common stock, which results in an adjustment of the conversion rate; or

  •
  an increase in the conversion rate at our discretion,

        the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See "Certain U.S. Federal Tax Considerations—Accrual of interest—Constructive distributions."

Conversion procedures

        To convert a note, the holder must complete the conversion notice on the back of the note and deliver it, together with the note and any required interest payment, to the office of the conversion agent for the notes, which will initially be the office of the trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the shares of common stock in a name other than that of the registered holder of the note. The note will be deemed to be converted on the date on which the holder has satisfied all of these requirements.

        For a discussion of the tax treatment to a holder receiving shares of common stock upon surrendering notes for conversion, see "Certain U.S. Federal Tax Considerations—Accrual of interest—Sale, exchange, conversion or redemption."

Payment upon conversion

Conversion on or before the final notice date.

        If we receive a notice of conversion from a holder of notes on or before the date that is 10 days before maturity or, with respect to notes being redeemed, the applicable redemption date (the "final notice date"), the following procedures will apply:

  •
  If we choose to satisfy all or any portion of our obligation to deliver common stock upon conversion (the "conversion obligation") in cash, we will notify such holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt by the conversion agent of the notice of conversion from such holder (the "cash settlement notice period").

  •
  If we timely elect to pay cash for any portion of the shares otherwise issuable to such holder (other than in the case of an irrevocable election described under "Conversion procedures—Our right to irrevocably elect payment"), such holder may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (the "conversion retraction period").

  •
  If we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares), no such retraction can be made (and a conversion notice shall be irrevocable).

  •
  If we elect to deliver cash for all or a portion of the shares and if the conversion notice has not been retracted, then settlement (in cash and /or shares) will occur on the third business day following the final day of the 10 trading-day period beginning on the day after the final day of the conversion retraction period (the "cash settlement averaging period").

  •
  If we choose to satisfy the entire conversion obligation in shares of our common stock, then settlement will occur on the third business day following the conversion date.

        Settlement amounts will be computed as follows:

  •
  If we elect to satisfy the entire conversion obligation in shares, we will deliver to such holder a number of shares for each $1,000 principal amount of notes to be converted equal to the conversion rate. In addition, we will pay cash for all fractional shares of common stock as described above.

  •
  If we elect to satisfy the entire conversion obligation in cash, we will deliver to such holder for each $1,000 principal amount of notes to be converted cash in an amount equal to the product of:

  •
  the then current conversion rate, and

  •
  the average closing sale price of our common stock during the cash settlement averaging period. The "closing sale price" shall be determined as described under "—Conditions for conversion—Conversion based on price of common stock."

  •
  If we elect, for each $1,000 principal amount of the notes, to satisfy a fixed portion (other than 100%) of the conversion obligation in cash (the "fixed cash portion"), we will deliver to such holder such fixed cash portion and a number of shares equal to (i) the then current conversion rate, minus (ii) the fixed cash portion divided by the average closing price of our common stock during the cash settlement averaging period; provided, however, that the number of shares will not be less than zero. In addition, we will pay cash for all fractional shares of common stock as described above.

        Whenever we elect to satisfy (in whole or in part) our conversion obligations with shares of our common stock, the number of shares of our common stock that we deliver on conversion will be calculated over a 10 trading-day period. Consequently, holders of notes bear the market risk that our common stock will decline in value between the beginning of the cash settlement averaging period and the day we deliver the shares of common stock upon conversion.

Conversion after the final notice date

        With respect to conversion notices that we receive after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Instead, if we choose to satisfy all or any portion of the conversion obligation in cash after the final notice date, we will send, on or before the final notice date, a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount).

        If we receive a notice of conversion from a holder of notes after the final notice date, settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "—Conversion on or before the final notice date" except that the "cash settlement averaging period" shall be the 10 trading-day period beginning on the trading day after receipt of the notice of conversion. Settlement (in cash and/or shares) will occur on the third business day following the final day of such cash settlement averaging period, which date could be after the maturity date.

Our right to irrevocably elect payment

        At any time before maturity, we may irrevocably elect to satisfy in cash up to 100% of the principal amount of the notes converted after the date of such election, with any remaining amount to be satisfied in shares of our common stock. Such election shall be in our sole discretion without the consent of the holders of the notes, and shall become effective on the date (the "election date") that notice of such election is given to the trustee and the holders of the notes.

        If we receive notice of conversion from a holder of notes after the election date, the notice of conversion will not be retractable, the cash settlement averaging period will be the 10 trading-day period beginning on the day after receipt of the notice of conversion and settlement (in cash and/or shares) will occur on the business day following the final day of the cash settlement averaging period.

        We will satisfy our conversion obligations in accordance with the procedures described in "—Conversion on or before the final notice date."

Conditions for conversion

        The notes will become convertible by the holders of notes into shares of our common stock only in certain circumstances, which we describe below. If the notes become convertible, we will provide written notice to each holder, and we will publicly announce, and publish on our website, that the notes have become convertible.

        Holders may surrender their notes for conversion into shares of common stock prior to maturity or earlier redemption or repurchase only in the following circumstances:

Conversion based on price of common stock

        Holders may surrender their notes for conversion into shares of our common stock after December 31, 2004, if the "closing sale price" (as defined in the indenture) of our common stock for each of 20 or more consecutive trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustments to the conversion rate that have become effective during that 30 consecutive trading day period.

        The "closing sale price" of our common stock on any trading day generally means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the U.S. principal national securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national securities exchange, as reported by the Nasdaq system or otherwise as provided in the indenture.

Conversion upon satisfaction of the trading price condition

        Holders may surrender their notes for conversion into shares of our common stock, prior to maturity or earlier redemption or repurchase, during the five business day period after any five consecutive trading day period (the "note measurement period") in which the average trading price per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, was equal to or less than 98% of the average conversion value of the notes during the note measurement period. We refer to this condition as the "trading price condition." However, a holder may not surrender notes for conversion after September 15, 2019 pursuant to the trading price condition if, on any trading day during the applicable note measurement period, the closing sale price of shares of our common stock was between 100% and 120% of the conversion price of the notes in effect on that trading day.

        The "conversion value" per $1,000 principal amount of notes on a trading day is the product of the closing sale price per share of our common stock and the conversion rate of the notes in effect on that trading day.

        Except as described below, the "trading price" of the notes on any day generally means the average secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will be used instead, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. Even still, if on any given day:

  •
  the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from an independent nationally recognized securities dealer; or

  •
  in the reasonable, good faith judgment of our Board of Directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be equal to 98% of the product of the closing sale price of our common stock on that day and the conversion rate then in effect.

        The bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be equal to or less than 98% of the conversion value of the notes. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied.

Conversion based on redemption

        If we call a note for redemption, subject to our right to elect to make payment upon conversion in cash as described above under "—Payment upon conversion," the holder of that note may surrender it for conversion at any time before the close of business on the business day immediately preceding the redemption date, even if the notes are not otherwise convertible at that time.

Conversion upon the occurrence of certain corporate transactions

        If:

  •
  we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property;

  •
  any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors;

  •
  we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets to any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934; or

  •
  distribute to all or substantially all of the holders of our common stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of the common stock on the day preceding the declaration date for such distribution, then, (1) in the case of the first three bullets, a holder may surrender notes for conversion at any time from and after the date which is 15 business days before the date we announce as the anticipated effective date of the transaction or event until the date that is 15 business days after the actual effective date of the transaction or event and, (2) in the case of the fourth bullet point, we must mail to holders written notice of the distribution at least 20 days before the record, effective or expiration date, as the case may be, of the distribution and once we have given such notice, holders may then surrender their notes for conversion beginning on the date we mail notice (or, if earlier, the date the indenture requires us to mail notice) until the close of business on the business day immediately preceding the "ex dividend date" (as defined in the indenture) of the distribution or our announcement that such distribution will not take place.

        If any of the events described above that would also be a "repurchase event," occurs prior to September 15, 2009 and the holders of notes surrender their notes for conversion in accordance with the procedures described above, in addition to the cash and shares to which such holders are otherwise entitled to receive upon conversion, such holders will also be entitled to receive the make-whole premium described under "—Holders may require us to repurchase their notes upon a repurchase event—Make-whole premium."

        There is no precise, established definition of the phrase "all or substantially all of our property or assets" under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

        In addition, if we take any action, or become aware of an event, that would require an adjustment to the conversion rate as described in the third, fourth, fifth, sixth or seventh bullet point in "—Adjustments to the conversion rate" below, subject to the notice requirements with respect to the fourth bullet above, we must mail to holders written notice of the action or event at least 20 days before the record, effective or expiration date, as the case may be, of the transaction. Subject to the provisions described above with respect to the fourth bullet, holders may then surrender their notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the close of business on the business day immediately preceding the "ex dividend date" (as defined in the indenture) of the transaction or until we announce that the transaction will not take place.

Adjustments to the conversion rate

        Subject to the terms of the indenture, we will adjust the conversion rate for:

  •
  dividends or distributions on our common stock payable in shares of our common stock;

  •
  subdivisions, combinations or certain reclassifications of our common stock;

  •
  distributions to all or substantially all holders of our common stock of certain rights or warrants entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share that is less than the "current market price" (as defined in the indenture) of our common stock on the record date for the distribution;

  •
  dividends or other distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of indebtedness or other assets (other than dividends or distributions covered by the bullet points below) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the third bullet point above or, as described below, certain rights or warrants distributed pursuant to a stockholder rights plan) to purchase our securities; however, we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants, if we make certain arrangements for holders of notes to receive those rights and warrants upon conversion of the notes;

  •
  any distribution by us consisting exclusively of cash to all holders of our common stock, excluding any cash dividend on our common stock to the extent that the aggregate cash dividend on our common stock in any quarterly period does not exceed $0.10 per share (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock) (the "dividend threshold amount"), in which event the conversion rate will be adjusted by multiplying:

  •
  the conversion rate in effect immediately before the close of business on the record date for the cash distribution by

  •
  a fraction, whose numerator will be the "current market price" (as defined in the indenture) per share of our common stock on the record date and whose denominator is that "current market price" less the amount per share of such dividend increase (as defined below) or distribution.

    (if an adjustment is required to be made under this fifth bullet (i) as a result of a cash dividend in any quarterly period that exceeds the dividend threshold amount, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount (the "dividend increase") or (ii) as a result of a distribution, the adjustment would be based upon the full amount of the distribution);

  •
  distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the "current market price" (as defined in the indenture) per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer; and

  •
  distributions of cash or other consideration by a person other than us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where:

  •
  as of the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, our Board of Directors does not recommend rejection of the tender or exchange offer;

  •
  assuming all shares sought in the tender or exchange offer are validly tendered or exchanged, the offeror, together with its affiliates and certain other persons, would beneficially own at least 10% of the total shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer; and

  •
  such cash and the value of any such other consideration per share of common stock validly tendered or exchanged exceeds the "current market price" (as defined in the indenture) per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

        The "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question (including upon the occurrence of a repurchase event) and the day before the "ex dividend trading" with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex dividend trading," when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

        If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

  •
  we will not adjust the conversion rate until the earliest of these triggering events occurs; and

  •
  we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

        The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullet points above if we make provisions for the holders of notes to participate in the transaction without conversion on a basis and with notice, that our Board of Directors determines in good faith, to be fair and appropriate, as provided in the indenture.

        We will not adjust the conversion rate pursuant to these provisions to the extent that the adjustment would reduce the conversion price below $1.00. Nor will we adjust the conversion rate unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment.

        To the extent permitted by law, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our Board of Directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients of certain distributions.

        On conversion, the holders of notes will receive, in addition to cash, any shares of our common stock such holders are entitled to receive upon conversion, a cash payment in respect of fractional shares, and rights under any stockholder rights plan adopted by us and then in effect, whether or not these rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a conversion rate adjustment pursuant to the fourth bullet point above so long as we have made proper provision to provide that holders will receive such rights upon conversion, in accordance with the terms of the indenture. A distribution of separate certificates representing any such rights or the exercise of any such rights in accordance with the plan will not trigger a conversion rate adjustment.

AUTOMATIC CONVERSION

        We may elect to automatically convert some or all of the notes at any time on or prior to maturity if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days during any consecutive 30-day trading period ending within five trading days prior to the notice of automatic conversion. We refer to this as an "automatic conversion." The notice of automatic conversion must be given not more than 30 and not less than 20 days prior to the date of automatic conversion.

        If an automatic conversion occurs on or prior to September 15, 2009, we will pay additional interest at the time of conversion in cash or, at our option, in shares of our common stock to holders of notes being converted. This additional interest shall be equal to five years' worth of interest less any interest actually paid or provided for prior to the date of automatic conversion. We will specify in the automatic conversion notice whether we will pay the additional interest in cash or common stock. If we elect to pay the additional interest in shares of our common stock, the shares of common stock will be valued at 95% of the average of the closing price of our common stock for each of the five trading days immediately preceding the second trading day preceding the conversion date. We will not issue fractional shares for any additional interest upon conversion but will instead make a cash adjustment for any fractional share interest.

        During the two-year period after the issue date of the notes, we may automatically convert the notes only if a registration statement has been declared effective prior to the date of the notice of automatic conversion and such registration statement remains effective on the date of automatic conversion.

        On an automatic conversion, to the extent the holders of notes receive, in addition to cash, shares of our common stock, the holders of the notes will receive rights under any stockholder rights plan we may then have in effect, whether or not these rights are separated from our common stock prior to conversion.

        For a discussion of the tax treatment to a holder receiving shares of common stock upon surrendering notes for automatic conversion, see "Certain U.S. Federal Tax Considerations—Accrual of interest—Sale, exchange, conversion or redemption."

OPTIONAL REDEMPTION

        At any time on or after September 15, 2009, we may redeem some or all of the notes at our option, in whole or in part, upon not less than 30 nor more than 60 days notice at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the redemption date. However, if a redemption date is an interest payment date, the payment of interest becoming due on that date will be payable to the holder of record at the close of business on the relevant record date, and the redemption price will not include such interest payment.

Payment and selection of notes to redeem

        If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.

        If we will redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. However, we may redeem the notes only in integral multiples of $1,000 principal amount. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.

        We will not redeem any notes at our option if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the redemption price with respect to those notes.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

        On each of September 15, 2009, September 15, 2014 and September 15, 2019 (each, a "purchase date"), a holder of notes may require us to purchase all or a portion of the holder's outstanding notes, at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions. Unless we have irrevocably agreed to pay the purchase price in cash in accordance with provisions described in "—Our right to irrevocably elect method of payment of the purchase price", we may elect to pay the purchase price for any notes submitted for purchase in cash, in shares of our common stock or a combination thereof. The number of shares of our common stock to be delivered by us will be equal to the portion of the purchase price to be paid in shares of our common stock divided by 95% of the purchase market price of our common stock as described below. However, we may not pay the purchase price in shares of our common stock or a combination of shares of our common stock and cash, unless we satisfy certain conditions prior to the purchase date as provided in the indenture, including the shares of our common stock to be issued as payment for all or part of the purchase price must be:

  •
  either: (1) registered under the Securities Act of 1933 for initial issuance, unless such registration is not necessary to permit the holders who receive such shares and who are not our affiliates to publicly resell such shares; or (2) registered for resale pursuant to a shelf registration statement that has become effective under the Securities Act of 1933 and that is reasonably expected to remain effective and available for use until at least the 30th day after the purchase date, unless the shares may be publicly sold without restriction pursuant to Rule 144(k) under the Securities Act of 1933;

  •
  qualified under applicable state securities laws, if necessary; and

  •
  approved for listing on The Nasdaq National Market or a U.S. national securities exchange.

        On each purchase date, we will purchase all notes for which the holder has delivered and not withdrawn a written purchase notice. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days before the purchase date until the close of business on the business day immediately preceding the purchase date.

        We will give notice on a date that is at least 20 business days before each purchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

  •
  the amount of the purchase price;

  •
  whether we will pay the purchase in cash, shares of our common stock or a combination thereof, specifying the percentage or amount of each;

  •
  if we elect to pay the purchase price, in whole or in part, in shares of our common stock, the method of calculating the purchase market price of our common stock;

  •
  that notes with respect to which the holder has delivered a purchase notice may be converted, if otherwise convertible, only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to purchase their notes.

        To require us to purchase its notes, the holder must deliver a purchase notice that states:

  •
  the certificate numbers of the holder's notes to be delivered for purchase;

  •
  the principal amount of the notes to be purchased, which must be an integral multiple of $1,000;

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the indenture; and

  •
  if we have elected to pay the purchase price in shares of our common stock but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment in shares of our common stock is not satisfied prior to the close of business on the business day immediately preceding the purchase date, whether you elect:

•
to withdraw the purchase notice for all of the notes subject to the purchase notice; or

•
to receive cash in respect of the entire purchase price subject to the purchase notice. If a holder fails to indicate its choice with respect to this election, such holder will be deemed to have elected to receive cash in respect of the entire purchase price.

        For a discussion of the tax treatment for a holder receiving cash, shares of our common stock or a combination thereof, see "Certain U.S. Federal Income Tax Considerations."

        A holder that has delivered a purchase notice may withdraw the purchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day before the purchase date. The notice of withdrawal must state:

  •
  the name of the holder;

  •
  a statement that the holder is withdrawing its election to require us to purchase its notes; the certificate numbers of the notes being withdrawn;

  •
  the principal amount being withdrawn, which must be an integral multiple of $1,000; and

  •
  the principal amount, if any, of the notes that remain subject to the purchase notice, which must be an integral multiple of $1,000.

        If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

        "Purchase market price" for purposes of this provision means, with respect to any purchase date, the average of the closing sale prices of our common stock for the 15 consecutive trading days ending on the third trading day prior to the purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day of such 15 trading day period and ending on the purchase date of any event requiring an adjustment of the conversion rate as described under "—Adjustments to the conversion rate"; provided that in no event shall the purchase market price be less than $1.00.

        To receive payment of the purchase price for a note for which the holder has delivered and not withdrawn a purchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the note as soon as practicable, but in no event more than three business days after the later of the purchase date or the time of delivery of the note.

        If the paying agent holds money and/or shares of our common stock sufficient to pay the purchase price of a note on a purchase date in accordance with the terms of the indenture, then, on and after that purchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the note.

        We cannot assure you that we will have the financial resources, or would be able to arrange for financing, to pay the purchase price in cash, in whole or in part, for all notes holders have elected to have us purchase. Furthermore, certain financial covenants contained in our existing or future indebtedness may limit our ability to pay the purchase price to purchase notes. See "Risk Factors—Our ability to purchase the notes with cash at your option or upon a repurchase even may be limited." Our failure to purchase the notes when required would result in an event of default with respect to the notes.

        We will not purchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to those notes.

        In connection with any purchase offer, we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

  •
  file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

Our right to irrevocably elect method of payment of the purchase price

        At any time before maturity, we may irrevocably elect to satisfy our obligations to pay the purchase price as described above solely in cash. Such election shall be in our sole discretion without the consent of the holders of the notes, and shall become effective on the date that notice of such election is given to the trustee and the holders of the notes. After the date of that notice, we will pay 100% of the purchase price in cash.

HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NOTES UPON A REPURCHASE EVENT

        If a "repurchase event" (as defined in the indenture) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase all or any portion of the holder's notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the repurchase date. Unless we have irrevocably agreed to pay the repurchase price in cash in accordance with provisions described in "—Our right to irrevocably elect method of payment of the repurchase price", we may elect to pay the repurchase price for any notes submitted for repurchase in cash, in shares of our common stock or a combination thereof. The number of shares of our common stock to be delivered by us will be equal to the portion of the repurchase price to be paid in shares of our common stock divided by 95% of the repurchase market price of our common stock as described under "—Make-whole premium." However, we may not pay the repurchase price in shares of our common stock or a combination of shares of our common stock and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including the shares of our common stock to be issued as payment for all or part of the repurchase price must be:

  •
  either:

•
registered under the Securities Act of 1933 for initial issuance, unless such registration is not necessary to permit the holders who receive such shares and who are not our affiliates to publicly resell such shares; or

•
registered for resale pursuant to a shelf registration statement that has become effective under the Securities Act of 1933 and that is reasonably expected to remain effective and available for use until at least the 30th day after the repurchase date, unless the shares may be publicly sold without restriction pursuant to Rule 144(k) under the Securities Act of 1933;

  •
  qualified under applicable state securities laws, if necessary; and

  •
  approved for listing on The Nasdaq National Market or a U.S. national securities exchange.

        We must repurchase the notes on a date of our choosing, but the date must be no later than 30 days after we have mailed a notice of a repurchase event, as described below. We refer to this date as the "repurchase date."

        Within 15 days after the occurrence of a repurchase event, we must mail to all holders of notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the repurchase event. We must also publish the notice in The New York Times, the Wall Street Journal or another newspaper of national circulation. The notice must state, among other things:

  •
  the events causing the repurchase event;

  •
  the date of the repurchase event;

  •
  the repurchase date;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the repurchase price;

  •
  the make-whole premium, if any;

  •
  whether we will pay the repurchase price or the make-whole premium, if any, in cash, shares of our common stock or a combination thereof, specifying the percentage or amount of each;

  •
  if we elect to pay the repurchase price or the make-whole premium, if any, in whole or in part in shares of our common stock, the method of calculating the repurchase market price of our common stock;

  •
  the names and addresses of the paying agent and the conversion agent;

  •
  the procedures that holders must follow to exercise their repurchase right;

  •
  the conversion rate and any adjustments to the conversion rate that will result from the repurchase event; and

  •
  that notes with respect to which the holder has delivered a repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the repurchase notice in accordance with the terms of the indenture.

        To exercise the repurchase right, a holder must deliver a written notice to the paying agent no later than the close of business on the business day immediately preceding the repurchase date. This written notice must state:

  •
  the certificate numbers of the notes that the holder will deliver for repurchase;

  •
  the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000;

  •
  that the notes are to be repurchased by us pursuant to the repurchase event provisions of the indenture; and

  •
  if we have elected to pay the repurchase price or the make-whole premium, if any, in shares of our common stock but the repurchase price or the make-whole premium, if any, is ultimately to be paid to the holder entirely in cash because any of the conditions to payment in shares of our common stock is not satisfied prior to the close of business on the business day immediately preceding the repurchase right repurchase date, whether you elect:

•
to withdraw the repurchase notice for all of the notes subject to the repurchase notice; or

•
to receive cash in respect of the entire repurchase price and make-whole premium, if any, subject to the repurchase notice. If a holder fails to indicate its choice with respect to this election, such holder will be deemed to have elected to receive cash in respect of the entire repurchase price and make-whole premium, if any.

        For a discussion of the tax treatment for a holder receiving cash, shares of our common stock or a combination thereof, see "Certain U.S. Federal Income Tax Considerations."

        A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

  •
  the name of the holder;

  •
  a statement that the holder is withdrawing its election to require us to repurchase its notes;

  •
  the certificate numbers of the notes being withdrawn;

  •
  the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

  •
  the principal amount, if any, of the notes that remain subject to the repurchase notice, which must be an integral multiple of $1,000.

        If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

        To receive payment of the repurchase price and the make-whole premium, if any, for a note for which the holder has delivered and not withdrawn a repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will pay the repurchase price for the note as soon as practicable, but in no event more than three business days after the later of the repurchase date or the time of delivery of the note.

        If the paying agent holds money and/or shares of common stock sufficient to pay the repurchase price and the make-whole premium, if any, in respect of the notes to be repurchased on a repurchase date in accordance with the terms of the indenture, then, on and after the repurchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the repurchase price and the make-whole premium, if any, upon delivery of the note, together with necessary endorsements.

        A "repurchase event" generally will be deemed to occur upon the occurrence of a "change in control" or a "termination of trading."

        A "change in control" generally will be deemed to occur at such time as:

  •
  any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors ("voting stock");

  •
  the following persons cease for any reason to constitute a majority of our board of directors:

•
individuals who on the first issue date of the notes constituted our board of directors; and

•
any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by at least a majority of our directors then still in office who were either directors on such first issue date of the notes or whose election or nomination for election was previously so approved;

•
we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction, "beneficially own," directly or indirectly, immediately after such transaction, shares of the surviving or continuing corporation's voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to the transaction;

•
the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934;

•
we distribute to all or substantially all of the holders of our common stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of the common stock on the day preceding the declaration date for such distribution; or

•
we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

        However, a "change in control" will not be deemed to have occurred if, in the case of a merger or consolidation, all of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in the merger or consolidation constituting the change in control consists of common stock and any associated rights traded on a U.S. national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control), and, as a result of such transaction or transactions, the notes become convertible solely into such common stock and associated rights.

        There is no precise, established definition of the phrase "all or substantially all of our property or assets" under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

        A "termination of trading" is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

        We cannot assure you that we will have the financial resources, or would be able to arrange for financing, to pay the repurchase price in cash, in whole or in part, for all notes holders have elected to have us repurchase. Furthermore, certain financial covenants contained in our existing or future indebtedness may limit our ability to pay the repurchase price to repurchase notes. See "Risk Factors—Our ability to purchase the notes with cash at your option or upon a repurchase event may be limited." Our failure to repurchase the notes when required would result in an event of default with respect to the notes.

        The repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. In addition, the repurchase feature of the notes may, in certain circumstances, deter or discourage our takeover, even if our takeover may be beneficial to you. We are not aware, however, of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise.

        We will not repurchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to the notes.

        In connection with any repurchase event offer, we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

  •
  file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

Make-whole premium

        If a repurchase event (except for any repurchase event relating solely to the second bullet in the definition of "change in control" above) occurs prior to September 15, 2009, we will pay, in addition to the repurchase price described above, a make-whole premium to a holder of notes who elects to require us to repurchase such notes in connection with such a repurchase event. In addition, if the holder surrenders the notes for conversion as described under "—Conversion upon the occurrence of certain corporate transactions" in connection with such a repurchase event, in lieu of requiring us to repurchase such notes as described above, the holder will receive (i) cash and, if applicable, shares of common stock (as described under "—Conversion rights of holders") in respect of such conversion obligation, plus (ii) the applicable make-whole premium as described below. The make-whole premium payable to a holder as provided in this paragraph may be paid in cash, shares of common stock, or a combination thereof. If we elect to pay the make-whole premium, in whole or in part, in shares of common stock, the number of shares of our common stock to be delivered by us will be equal to the portion of the make-whole premium to be paid in shares of our common stock divided by 95% of the repurchase market price of our common stock. The repurchase market price for this purpose will be determined prior to the repurchase date as described below. If we elect to pay the make-whole premium in whole or in part in shares of our common stock, we will pay cash in lieu of fractional shares.

        "Repurchase market price" for purposes of this provision means, with respect to any repurchase date, the average of the closing sale prices of our common stock for the 20 consecutive trading days ending on the third trading day prior to the repurchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day of such 20 trading day period and ending on the repurchase date of any event requiring an adjustment of the conversion rate as described under "—Adjustments to the conversion rate"; provided that in no event shall the repurchase market price be less than $1.00.

        The make-whole premium will be equal to an amount that is derived by multiplying each $1,000 principal amount of notes by a specified percentage (the "make-whole premium"). The make-whole premium will be determined by reference to the table below and is based on the date on which the repurchase event becomes effective (the "effective date") and the price (the "stock price") paid per share of our common stock in the transaction constituting the repurchase event. If holders of our common stock receive only cash in the repurchase event, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing sale prices of our common stock on the five trading days up to, but not including, the effective date of the repurchase event.

        The following table sets forth the make-whole premium amounts. The stock prices set forth in the first column of the table below will be adjusted as of any date on which the conversion rate is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

Make-whole premium upon repurchase event
(% of the principal amount)

	effective date
Stock Price	September 15, 2004	September 15, 2005	September 15, 2006	September 15, 2007	September 15, 2008	September 15, 2009
$28.64	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
$35.00	9.8%	7.9%	6.1%	4.2%	2.0%	0.0%
$40.00	17.4%	15.3%	13.1%	10.6%	7.3%	0.0%
$45.00	15.1%	12.8%	10.5%	7.7%	4.1%	0.0%
$50.00	13.3%	11.1%	8.7%	5.9%	2.5%	0.0%
$55.00	12.0%	9.8%	7.4%	4.8%	1.8%	0.0%
$60.00	11.0%	8.8%	6.6%	4.2%	1.5%	0.0%
$65.00	10.2%	8.2%	6.0%	3.7%	1.4%	0.0%
$70.00	9.6%	7.6%	5.6%	3.5%	1.3%	0.0%
$75.00	9.1%	7.2%	5.3%	3.3%	1.3%	0.0%
$80.00	8.7%	6.9%	5.0%	3.2%	1.2%	0.0%
$85.00	8.3%	6.6%	4.9%	3.1%	1.2%	0.0%
$90.00	8.0%	6.4%	4.7%	3.0%	1.2%	0.0%
$95.00	7.7%	6.1%	4.6%	2.9%	1.2%	0.0%
$100.00	7.5%	6.0%	4.4%	2.9%	1.2%	0.0%
$105.00	7.2%	5.8%	4.3%	2.8%	1.1%	0.0%
$110.00	7.0%	5.6%	4.2%	2.7%	1.1%	0.0%
$115.00	6.8%	5.5%	4.1%	2.7%	1.1%	0.0%
$120.00	6.6%	5.3%	4.0%	2.6%	1.1%	0.0%

        The exact stock price and repurchase dates may not be as set forth in the table, in which case

  •
  If the stock price is between two stock price amounts in the table or the repurchase date is between two dates on the table, the make-whole premium will be determined by straight-line interpolation between the make-whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year.

  •
  If the stock price is equal to or in excess of $120.00 per share (subject to adjustment), no make-whole premium will be paid. If the stock price is less than or equal to $28.64 per share (subject to adjustment), no make-whole premium will be paid.

        Our right to pay the make-whole premium for the notes, in whole or in part, in shares of our common stock is subject to various conditions, including:

  •
  our providing timely written notice, as described above, of our election to pay all or part of the make-whole premium in shares of our common stock;

  •
  our common stock to be issued as payment for the make whole premium being approved for listing on a U.S. national securities exchange or The Nasdaq National Market; and

  •
  information necessary to calculate the repurchase market price of our common stock being published in a daily newspaper of national circulation or being otherwise readily publicly available.

        If the required conditions are not satisfied with respect to a holder prior to the close of business on the business day immediately preceding the repurchase date, we will pay the make-whole premium, if any, for such holder's notes entirely in cash. We may not change our election with respect to the form in which we will pay the make-whole premium, if any, once we have given the notice that we are required to give, except as described in the preceding sentence.

        From and after the occurrence of an "accounting event," we will have the option, in our sole discretion, to elect, by providing notice to the trustee and the holders of the notes, to pay any make-whole premium payable in the future solely in cash. An "accounting event" means that the Emerging Issues Task Force of the Financial Accounting Standards Board or its successor has issued an amendment to, change in or clarification of rules as a result of which we are required, under then current generally accepted accounting principles to include the number of shares which may be issuable as a make-whole premium in determining the number of our shares outstanding for purposes of calculating diluted earnings per share.

Our right to irrevocably elect method of payment of the repurchase price

        At any time before maturity, we may irrevocably elect to satisfy our obligations to pay the repurchase price (but not the make-whole premium) as described above solely in cash. Such election shall be in our sole discretion without the consent of the holders of the notes, and shall become effective on the date that notice of such election is given to the trustee and the holders of the notes. After the date of that notice, we will pay 100% of the repurchase price in cash.

CONSOLIDATION, MERGER AND SALE OF ASSETS

        The indenture prohibits us and the subsidiary guarantor from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our or our subsidiary guarantor's property or assets to another person, whether in a single transaction or series of related transactions, unless, among other things:

  •
  such other person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

  •
  such person assumes all of our obligations under the notes and the indenture; and

  •
  no default or event of default exists immediately after giving effect to the transaction.

        When the successor assumes all of our or our subsidiary guarantor's obligations under the indenture, except in the case of a lease, those obligations under the indenture will terminate.

        Some of the transactions described above could constitute an event that permits holders to convert their notes as described in "—Conversion rights of holders—Conditions to conversion—Conversion upon the occurrence of certain corporate transactions" a repurchase event that permits holders to require us to repurchase notes as described in "—Holders may require us to repurchase their notes upon a repurchase event."

        There is no precise, established definition of the phrase "all or substantially all of our property or assets" under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

EVENTS OF DEFAULT

        The following are events of default under the indenture for the notes:

  •
  our failure to pay the principal of or premium, if any, on any note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a repurchase date with respect to a repurchase event or otherwise, whether or not the subordination provisions of the indenture prohibit the payment;

  •
  our failure to pay an installment of interest or additional interest, if any, on any note when due (whether or not the subordination provisions of the indenture prohibit the payment), if the failure continues for 30 days after the date when due;

  •
  our failure to satisfy our conversion obligations upon exercise of a holder's conversion right;

  •
  our failure to timely provide notice as described under "—Purchase of notes by us at the option of the holder" or "—Holders may require us to repurchase their notes upon a repurchase event";

  •
  our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 30 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

  •
  a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $5.0 million or more, or acceleration of our or our subsidiaries' indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;

  •
  failure by us or any of our subsidiaries to pay final judgments, the uninsured portion of which aggregates in excess of $5.0 million, if the judgments are not paid or discharged within 30 days;

  •
  the subsidiary guarantee of the subsidiary guarantor shall be held in any judicial proceedings to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the subsidiary guarantor (or any person acting on behalf of the subsidiary guarantor) shall deny or disaffirm its obligations under the subsidiary guarantee; and

  •
  certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a "significant subsidiary" (as defined in Regulation S-X under the Securities Exchange Act of 1934; provided that in no event will ETI be deemed a "significant subsidiary") or any group of our subsidiaries that in the aggregate would constitute a "significant subsidiary."

        If an event of default, other than an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest on, all notes will automatically become immediately due and payable.

        After any such acceleration, the holders of a majority in aggregate principal amount of the notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

  •
  the rescission would not conflict with any order or decree;

  •
  all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived; and

  •
  certain amounts due to the trustee are paid.

        The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

  •
  the holder gives the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

  •
  the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

  •
  the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the request.

        However, the above limitations do not apply to:

  •
  a suit by a holder to enforce the payment of any amounts due on the notes after the applicable due date; or

  •
  the right to convert notes into shares of common stock in accordance with the indenture.

        Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

    •
    in the payment of principal of, or premium, if any, or interest or additional interest on, any note or in the payment of the redemption price, purchase price or repurchase price;

    •
    arising from our failure to convert any note into shares of our common stock in accordance with the indenture; or

    •
    in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

        We will promptly notify the trustee if a default or event of default occurs. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they are aware of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each holder a notice of the default or event of default within 30 days after it occurs. However, the trustee need not mail the notice if the default or event of default:

  •
  has been cured or waived; or

  •
  is not in the payment of any amounts due with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of holders.

MODIFICATION AND WAIVER

        We may amend or supplement the indenture or the notes with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

  •
  change the stated maturity of the principal of, or the payment date of any installment of interest on, any note;

  •
  reduce the principal amount of, or any premium, interest or additional interest on, any note;

  •
  change the place, manner or currency of payment of principal of, or any premium, interest or additional interest on, any note;

  •
  impair the right to institute a suit for the enforcement of any payment on, or with respect to, any note;

  •
  modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to purchase notes at their option or upon a repurchase event;

  •
  modify the ranking provisions of the indenture in a manner adverse to the holders of notes;

  •
  adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

  •
  reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

  •
  reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default; or

  •
  modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

        We may, with the trustee's consent, amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

  •
  evidence the assumption of our obligations under the indenture and the notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

  •
  make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

  •
  make any changes or modifications to the indenture necessary in connection with the registration of the public offer and sale of the notes under the Securities Act of 1933 pursuant to the registration rights agreement or the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  secure our obligations in respect of the notes;

  •
  add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us; or

  •
  make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture.

        In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not adversely affect the rights of any holder.

        Except as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, by notice to the trustee, generally may:

  •
  waive compliance by us with any provision of the indenture or the notes, as detailed in the indenture; and

  •
  waive any past default or event of default and its consequences, except a default or event of default:

  •
  in the payment of principal of, or premium, if any, or interest or additional interest on, any note or in the payment of the redemption price, purchase price or repurchase price;

  •
  arising from our failure to convert any note into shares of our common stock in accordance with the indenture; or

  •
  in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

DISCHARGE

        We may generally satisfy and discharge our obligations under the indenture by:

  •
  delivering all outstanding notes to the trustee for cancellation; or

  •
  depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity or any redemption date, purchase date or repurchase date, cash sufficient to pay all amounts due on all outstanding notes and paying all other sums payable under the indenture.

        In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit may not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound.

CALCULATIONS IN RESPECT OF NOTES

        We and our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, determination of the trading price of the notes, the current market price of our common stock and amounts of interest, additional interest and any make-whole payment, payable on the notes. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee, as required, and, absent manifest error, the trustee is entitled to rely on the accuracy of our calculations without independent verification.

RULE 144A INFORMATION

        If at any time we are not subject to the reporting requirements of the Securities Exchange Act of 1934, we will promptly furnish to the holders, beneficial owners and prospective purchasers of the notes or underlying shares of common stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 to facilitate the resale of those notes or shares pursuant to Rule 144A.

REPORTS TO TRUSTEE

        We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

UNCLAIMED MONEY

        If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest or additional interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

PURCHASE AND CANCELLATION

        The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

        We will replace mutilated, lost, destroyed or stolen notes at the holder's expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.

TRUSTEE AND TRANSFER AGENT

        The trustee for the notes is U.S. Bank National Association, and we have appointed the trustee as the paying agent, bid solicitation agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. U.S. Bank National Association and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

        The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

        The U.S. transfer agent for our common stock is American Stock Transfer and Trust Company.

LISTING AND TRADING

        The notes are eligible for trading on The PORTAL Market and the common stock is listed on the New York Stock Exchange under the ticker symbol "UIC."

FORM, DENOMINATION AND REGISTRATION OF NOTES

General

        The notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See "—Global securities" below for more information. The trustee need not:

  •
  register the transfer of or exchange any note for a period of 15 days before selecting notes to be redeemed;

  •
  register the transfer of or exchange any note during the period beginning at the opening of business 15 days before the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a purchase notice or repurchase notice, except, in the case of a partial redemption, purchase or repurchase, that portion of the notes not being redeemed, purchased or repurchased. See "—Global securities," "—Certificated securities" and "Transfer restrictions" for a description of additional transfer restrictions that apply to the notes.

        We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities

        A global security was deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC.

        Except in the limited circumstances described below and in "—Certificated securities," holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

        DTC has accepted the global security in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities are shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture, the notes and the registration rights agreement. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC's applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

        Payments of principal, premium, if any, and interest under each global security will be made to DTC's nominee as the registered owner of such global security. We expect that the nominee, upon receipt of any such payment, will immediately credit DTC participants' accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

        DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each actual owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated securities

        The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

  •
  an event of default has occurred and is continuing and the trustee has received a request from DTC to issue certificated securities.

Same-day settlement and payment

        We will make payments in respect of the notes by wire transfer of immediately available funds to the accounts specified by holders of the notes. If a holder of a certificated note does not specify an account, we will mail a check to that holder's registered address.

        The notes trade in DTC's Same-Day Funds Settlement System, and DTC requires all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        We have obtained the information we describe above concerning DTC and its book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among participants in DTC, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

REGISTRATION RIGHTS, ADDITIONAL INTEREST

        We and our subsidiary guarantor and the initial purchasers of the notes entered into a registration rights agreement on September 15, 2004. Pursuant to the registration rights agreement, we filed with the SEC a shelf registration statement on Form S-3 (of which this prospectus is a part) to cover resales of registrable securities (as described below) by the holders of notes that satisfy certain conditions and provide the information we describe below for use with the shelf registration statement. Pursuant to the registration rights agreement, we agreed to:

  •
  use our reasonable best efforts to cause the shelf registration statement to become effective under the Securities Act of 1933 as promptly as practicable but in any event by the 210th day after September 15, 2004; and

  •
  use our reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act of 1933 until earliest of:

  •
  the date on which there are no registrable securities outstanding;

  •
  the first date when all of the registrable securities covered by the shelf registration statement have been sold pursuant thereto;

  •
  the date on which all of the registrable securities held by nonaffiliates are eligible to be sold pursuant to Rule 144(k) under the Securities Act; or

  •
  two years after the notes are originally issued.

        However, the registration rights agreement permits us to prohibit offers and sales of registrable securities pursuant to the shelf registration statement for a period not to exceed an aggregate of 45 days in any 90 day and not to exceed an aggregate of 75 days in any 360 day period, under certain circumstances and subject to certain conditions. We refer to such period during which we may prohibit offers and sales as a "suspension period."

        "Registrable securities" generally means each note and any share of common stock issuable upon (1) conversion, redemption, purchase or repurchase of the notes, (2) payment of interest on the notes (including contingent interest or additional interest, if any) or (3) payment of any premium due on the notes until the earlier of:

  •
  the date the note or underlying share has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement;

  •
  the date when the note or underlying share may be resold without restriction pursuant to Rule 144(k) under the Securities Act of 1933 or any successor provision thereto;

  •
  the date when the note or underlying share has been publicly sold pursuant to Rule 144 under the Securities Act of 1933; or

  •
  the date on which the rate or underlying share ceases to be outstanding.

        Holders of registrable securities must deliver certain information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement in order to have their registrable securities included in the shelf registration statement. Any holder that does not complete and deliver a questionnaire or provide the information it requires will not be named as a selling securityholder in the shelf registration statement, will not be permitted to sell any registrable securities held by that holder pursuant to the shelf registration statement and will not be entitled to receive any of the additional interest described in the following paragraph. We cannot assure you that we will be able to maintain an effective and current registration statement as required. The absence of an effective registration statement may limit a holder's ability to sell its registrable securities or may adversely affect the price at which such holder may sell its registrable securities.

        If:

  •
  the shelf registration statement is not filed with the SEC by the 90th day after September 15, 2004;

  •
  the shelf registration statement has not become effective under the Securities Act of 1933 by the 210th day after September 15, 2004;

  •
  we fail, with respect to a holder that supplies the questionnaire described below after the effective date of the shelf registration statement, to supplement or amend the shelf registration statement, or file a new registration statement, in accordance with the terms of the registration rights agreement, in order to add such holder as a selling securityholder;

  •
  the shelf registration statement is filed and has become effective under the Securities Act of 1933 but then ceases to be effective (without being succeeded immediately by an additional registration statement that is filed and immediately becomes effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) that exceeds an aggregate of 45 days in any 90 day period or an aggregate of 75 days in any 360 day period; or

  •
  we fail to name as a selling securityholder, in the shelf registration statement or any amendment to the shelf registration statement, at the time it becomes effective under the Securities Act of 1933, or in any prospectus relating to the shelf registration statement, at the time we file the prospectus or, if later, the time the related shelf registration statement or amendment becomes effective under the Securities Act of 1933, any holder that is entitled to be so named as a selling securityholder, then we will pay additional interest to each holder of registrable securities who has provided to us the required selling securityholder information (or, in the case of the third or fifth bullet points above, the applicable holder or holders). We refer to each event described in the bullet points above as a "registration default."

        The additional interest we must pay while there is a continuing registration default accrue on notes at a rate per year equal to 0.25% for the first 90 day period, and thereafter at a rate per year equal to 0.50%.

        If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock or a registration default occurs following such conversion, the holder will not be entitled to receive additional interest on such common stock.

        So long as a registration default continues, we will pay additional interest in cash on March 15 and September 15 of each year to each holder of record of notes or underlying shares of common stock, as the case may be, and entitled to receive additional interest, at the close of business on the immediately preceding March 1 and September 1, respectively. If we call a note for redemption, purchase a note pursuant to a purchase at the holder's option or repurchase a note upon a repurchase event, and the redemption date, purchase date or repurchase date is after the close of business on a record date and before the related additional interest payment date, we will instead pay the additional interest to the holder that submitted the note for redemption, purchase or repurchase.

        Following the cure of a registration default, additional interest will cease to accrue with respect to that registration default. In addition, no additional interest will accrue after the period we must keep the shelf registration statement effective under the Securities Act of 1933 or on any security that ceases to be a registrable security. However, we will remain liable for any previously accrued additional interest. We will have no liability for monetary damages with respect to a registration default other than our obligation to pay additional interest.

        We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the initial shelf registration statement by press release. A holder of registrable securities that does not provide us with a completed questionnaire or the information called for by it before effectiveness of the initial shelf registration statement will not be named as a selling securityholder in the shelf registration statement when it becomes effective and will not able to use the shelf registration statement to resell registrable securities. However, such a holder of registrable securities may thereafter provide us with a completed questionnaire, following which we will, as promptly as reasonably practicable after the date we receive the completed questionnaire, but in any event within five business days after that date (subject to certain exceptions), file a supplement to the prospectus relating to the shelf registration statement or, if required, file a post-effective amendment or a new shelf registration statement in order to permit resales of such holder's registrable securities. If we file a post-effective amendment or a new registration statement, then we will use our reasonable best efforts to cause the post-effective amendment or new registration statement to become effective under the Securities Act of 1933 as promptly as practicable, but in any event by the 30th day after the date the registration rights agreement requires us to file the post-effective amendment or new registration statement. However, if a post-effective amendment or a new registration statement is required in order to permit resales by holders seeking to include registrable securities in the shelf registration statement after the effectiveness of the original shelf registration statement, we will not be required to file more than one post-effective amendment or new registration statement for such purpose in any 30-day period.

        If a holder does not deliver a completed questionnaire prior to effectiveness of the original shelf registration statement and the holder then requests its registrable securities to be included in the shelf registration statement, the holder could experience significant additional delay because we may be required to file a post-effective amendment or a new registration statement before the holder will be able to resell registrable securities pursuant to the shelf registration statement (or a new shelf registration statement).

        To the extent that any holder of registrable securities is deemed to be an "underwriter" within the meaning of the Securities Act of 1933, the holder may be subject to certain liabilities under the federal securities laws for misstatements and omissions contained in a registration statement and any related prospectus. To the extent that any holder of registrable securities identified in the shelf registration statement is a broker dealer, or is an affiliate of a broker dealer that did not acquire its registrable securities in the ordinary course of its business or that at the time of its purchase of registrable securities had an agreement or understanding, directly or indirectly, with any person to distribute the registrable securities, we understand that the SEC may take the view that such holder is, under the SEC's interpretations, an "underwriter" within the meaning of the Securities Act of 1933.

GOVERNING LAW

        The indenture, the notes and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

        On June 28, 2001, we and certain of our subsidiaries entered into a Loan and Security Agreement, with Bank of America Business Capital (formerly Fleet Capital Corporation) secured by all of our assets and the assets of our subsidiaries. The Loan and Security Agreement had an original term of three years and provides for letters of credit and cash borrowings, subject to a borrowing base. The Loan and Security Agreement provides for up to $25.0 million of credit advances, with a sub limit of $10.0 million for cash borrowings. Credit advances may increase to $32.0 million provided that amounts in excess of $25.0 million are cash-collateralized. At September 30, 2004, there were no cash borrowings under the Loan and Security Agreement. The letter of credit obligations outstanding at September 30, 2004 under the Loan and Security Agreement were approximately $6.7 million. During 2003, amendments to the Loan and Security Agreement were entered into whereby, among other things, the financial covenants were modified, the amount of our common stock that may be repurchased during the term of the Loan and Security Agreement was increased from $5.0 million to $20.0 million, a borrowing base reserve of $6.0 million on the total credit facility was instituted and a $3.0 million reserve was applied to the $10.0 million cash sub limit. The covenants that we agreed to included a minimum ratio of total liabilities to tangible net worth, a limitation to the pre-tax losses of the discontinued transportation operations and a minimum amount of tangible net worth. On May 18, 2004, the Loan and Security Agreement was further amended to, among other things, extend its original term from a June 28, 2004 maturity date to March 31, 2005, eliminate the $6.0 million borrowing base reserve, modify certain of the existing financial covenants, establish a new covenant to not permit the net cash payments relating to our discontinued transportation operation to exceed $11.5 million for the year ending December 31, 2004 and $6.0 million for the year ending December 31, 2005. On August 16, 2004, the Loan and Security Agreement was further amended to increase the amount of stock that may be repurchased from $20.0 million to $30.0 million. On September 8, 2004, the Loan and Security Agreement was further amended to amend the covenants in the Loan and Security Agreement to permit us to incur the additional indebtedness represented by the notes and to increase the amount of our common stock that may be purchased by us. The amended covenants require us to maintain minimum liquidity of $15.0 million in connection with making certain payments under the notes, increase our total liabilities to total tangible net worth ratio to (1) 5.75 to 1.00 as at September 30, 2004, (2) 5.25 to 1.00 as at December 31, 2004 and (3) 5.00 to 1.00 as at any fiscal quarter ending on or after March 31, 2005 and add certain voluntary principal payments and all interest payments under the notes to the fixed charges included in the calculation of our consolidated fixed charge coverage ratio, which otherwise remains unchanged at 1.10 to 1.00. The amended covenants increased the amount of common stock that may be repurchased by us from $30.0 million to $55.0 million, $25.0 million of which could only be used to repurchase our common stock using the net proceeds of the initial offering and sale of the notes by us. See "Risk Factors—Our ability to purchase the notes with cash at your option or upon a repurchase event may be limited." In connection with its implementation of a new enterprise resource planning information system, AAI entered into a three-year arrangement with Oracle Credit Corporation, which commenced July 1, 2004, to finance $3.8 million of related costs.

        Detroit Stoker also has a $2.0 million unsecured line of credit with a bank that may be used for cash borrowings or letters of credit. The term of this financing arrangement expires on July 1, 2005. At September 30, 2004, Detroit Stoker had no cash borrowings and approximately $0.8 million of letters of credit outstanding.

DESCRIPTION OF CAPITAL STOCK

        The following summary does not purport to be complete and is subject to, and qualified in its entirety by, our restated certificate of incorporation and by-laws, each as amended to date, which are incorporated by reference in this prospectus, and by the provisions of applicable law.

        Our authorized capital stock consists of 30,000,000 shares of common stock having a par value of $1.00 per share and 1,000,000 shares of preferred stock having a par value of $1.00 per share.

COMMON STOCK

        As of November 1, 2004, there were 12,186,851 shares of our common stock outstanding. As of November 1, 2004, an aggregate of 650,000 shares of common stock were available for issuance under our 2004 Stock Option Plan and our 1996 Stock Option Plan for Non-Employee Directors. As of November 1, 2004, 980,700 shares of our common stock were issuable upon exercise of outstanding options. As of November 1, 2004, options to purchase 662,500 shares of common stock were currently exercisable.

        All of our outstanding shares are fully paid and nonassessable. The holders of our common stock are entitled to one vote for each share held of record by them on all matters voted upon, and the stockholders may not cumulate votes. This means that the owners of a majority of our outstanding shares of common stock may elect all of our directors. Subject to the rights of holders of any future series of preferred stock that may be designated and issued, each outstanding share of our common stock is entitled to participate equally in any distribution of our net assets made to our stockholders in any liquidation, dissolution or winding up, and is entitled to participate equally in dividends as and when declared by our Board of Directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock. All shares of common stock have equal rights and preferences.

PREFERRED STOCK

        The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future. At present, no shares of our preferred stock have been issued. We have no present plans to issue any shares of preferred stock.

        Our board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series with such voting rights, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as our Board of Directors may fix by resolution for each series issued from time to time. Unless otherwise provided by board resolution, the consent of the holders of our common stock or any class or series of our preferred stock shall not be required for the issuance by our Board of Directors of any other series of preferred stock. However, our Board of Directors adopted a resolution providing that it will not issue any preferred stock for the principal purpose of acting as an anti-takeover device without first obtaining shareholder approval.

        Accordingly, our Board of Directors, without stockholder approval, may issue shares of preferred stock with terms (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences) that could adversely affect the voting power and other rights of holders of the common stock.

        Despite the resolution adopted by our Board of Directors, our undesignated shares of preferred stock may have the effect of discouraging an attempt, through the acquisition of a substantial number of shares of common stock, to acquire control of us with a view to effecting a merger, sale or exchange of assets or a similar transaction. For example, our Board of Directors could issue shares of preferred stock as a dividend to holders of our common stock or place such shares privately with purchasers who may side with our Board of Directors in opposing a takeover bid. The anti-takeover effects of our undesignated preferred stock may deny our stockholders the receipt of a premium on their shares and may also have a depressive effect on the market price of our common stock.

DELAWARE ANTI-TAKEOVER LAW

        We are a Delaware corporation that is subject to Section 203 of the Delaware General Corporation Law. Under Section 203 certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences, as of the date of this prospectus, of the purchase, ownership, and disposition of the notes and, where noted, the common stock into which the notes may be converted. Except where noted, this summary deals only with notes held as a capital asset by a holder who purchases the notes on original issue at its initial offering price, and it does not deal with special situations. For example, this summary does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

  •
  tax consequences to persons holding the notes as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

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  tax consequences to U.S. holders (as defined below) of the notes whose "functional currency" is not the U.S. dollar;

  •
  except where noted, the U.S. federal estate, gift or alternative minimum tax consequences, if any, to holders of the notes; or any state, local or foreign tax consequences.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding the notes should consult its own tax advisors.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, and regulations thereunder, published rulings and judicial decisions as of the date of this prospectus. Those authorities are subject to change, possibly retroactively.

        No statutory, administrative or judicial authority directly addresses the treatment of all aspects of the notes or instruments identical to the notes for U.S. federal income tax purposes. The Internal Revenue Service, or IRS, has issued a revenue ruling with respect to instruments similar to the notes. This revenue ruling supports certain aspects of the tax treatment described below. No rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

        If you are considering the purchase of the notes, you should consult your own tax advisors concerning (1) the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and/or our common stock in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction and (2) any possible enactment of legislation that would affect your investment in the notes in your particular circumstances.

CLASSIFICATION OF THE NOTES

        Under the indenture governing the notes, we and each holder of the notes agreed, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to the "non-contingent bond method" for accruing interest as set forth in the applicable Treasury regulations governing contingent payment debt instruments, or Contingent Debt Regulations, in the manner described below. This does not address any possible differing treatments of the notes. As noted above, the application of the Contingent Debt Regulations to instruments such as the notes is uncertain in several respects, and no private letter rulings have been sought by us from the IRS with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue interest at a lower rate, might not recognize income, gain or loss upon conversion of the notes to common stock, and might recognize capital gain or loss upon a taxable disposition of its notes. Holders should consult their tax advisors concerning the tax treatment of holding the notes in their particular circumstances.

U.S. HOLDERS

        The following discussion is a summary of certain U.S. federal income tax consequences that will apply to U.S. holders of the notes.

        For purposes of this discussion, a U.S. holder is a beneficial owner of notes who or that is:

  •
  a citizen or resident of the U.S.;

  •
  a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (1) that is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons as defined in Section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As discussed more fully below, the effects of applying the non-contingent bond method will be (1) to require each U.S. holder, regardless of such holder's usual method of tax accounting, to use an accrual method with respect to the interest income on the notes, (2) to require each U.S. holder to accrue interest income in excess of interest payments, including any contingent interest payments, actually received, and (3) generally to result in ordinary income, rather than capital gain, treatment of any gain and any loss (to the extent such loss does not exceed the U.S. holder's prior inclusions of interest on the notes) on the sale, exchange or other disposition of the notes.

ACCRUAL OF INTEREST

        U.S. holders will be required to accrue an amount of interest income for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes, that equals:

  •
  the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that such holder held the notes.

The issue price of the notes will be the first price at which a substantial amount of the notes are sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of the notes will be its issue price increased by any interest previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amounts of any projected payments previously made with respect to the notes.

        Under the Contingent Debt Regulations, U.S. holders will be required to accrue interest in income in each year, regardless of such holders' usual method of accounting, on a constant yield to maturity basis based on the "comparable yield" of the notes, which we are required to determine. The comparable yield of the notes generally will be the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the notes, including the level of subordination, term, timing of payments and general market conditions. We have determined that the comparable yield is an annual rate of 7.38%, compounded semi-annually.

        We are required to make available to U.S. holders the comparable yield and, solely for U.S. federal income tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the notes, and estimates the amount and timing of contingent interest payments and payment upon maturity on the notes, taking into account the fair market value of the common stock that might be paid upon a conversion of the notes. Holders of notes may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Summary." Holders agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, U.S. holders must use the comparable yield and the schedule of projected payments in determining their original issue discount accruals, and the adjustments thereto described below, in respect of the notes.

        The comparable yield and the projected payment schedule are provided by us solely for the determination of interest and adjustments thereof in respect of the notes for U.S. federal income tax purposes for U.S. holders and do not constitute a projection or representation regarding the amounts that such U.S. holder will actually receive as a result of owning the notes.

        Because income accrued on the notes will constitute interest for U.S. federal income tax purposes, corporate holders of the notes will not be entitled to the dividends received deduction with respect to that income.

Adjustments to interest accruals on the notes

        If the actual contingent payments made on the notes for any year differ from the projected contingent payments for that year, an adjustment for the difference will be made to taxable income for that year. If, for any year U.S. holders of notes receive actual payments with respect to the notes that in the aggregate exceed the total amount of projected payments for that year, such holders will incur a net positive adjustment equal to the amount of such excess. The net positive adjustment will be treated as additional interest for that year. For these purposes, the payments for a year include the fair market value of property received for that year.

        If U.S. holders of notes receive in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that year, such holders will incur a net negative adjustment equal to the amount of the deficit. A net negative adjustment will:

  •
  first, reduce the amount of interest required to be accrued for the current year;

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  second, any excess net negative adjustment will be treated as ordinary loss to the extent of the total prior interest inclusions with respect to the notes (which includes any prior net positive adjustments), reduced to the extent such interest was offset by prior net negative adjustments; and

  •
  third, any excess net negative adjustments will be treated as a regular adjustment in one or more succeeding taxable years, and, if not used by the time the notes are sold or mature, will be treated as a reduction in the amount realized on sale, exchange or retirement of the notes.

Sale, exchange, conversion or redemption

        The adjusted tax basis in the notes, for U.S. holders generally will equal such holders' original purchase price for the notes, increased by any interest previously accrued (determined without regard to any net positive or net negative adjustments to interest accruals as described above under "—Adjustments to interest accruals on the notes"), and decreased by the projected amount of any projected payments previously scheduled to be made on the notes.

        Upon the sale, exchange, conversion, repurchase or redemption of the notes, U.S. holders will recognize taxable gain or loss. U.S. holders of the notes agree that under the Contingent Debt Regulations to treat the fair market value of our common stock that such holders will receive on conversion as a contingent payment. The amount of taxable gain or loss on a sale, exchange, conversion, repurchase or redemption will equal the difference between: (a) the amount of cash plus the fair market of any other property such holders receive including the fair market value of any shares of our common stock such holders receive as adjusted in accordance with the following paragraph, and (b) such holders' adjusted tax basis in the notes.

        Any excess net negative adjustments in the year in which the notes are sold, exchanged, converted or redeemed will reduce the amount realized on the notes.

        Gain recognized on the sale, exchange, conversion or redemption of the notes will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of the total prior net original issue discount inclusions with respect to the notes, and thereafter, capital loss (which will be long-term if the notes are held for more than one year). The deductibility of net capital losses is subject to limitations.

        Given the uncertain tax treatment of instruments such as the notes, holders should consult their tax advisors concerning the tax treatment on conversion of the notes and the ownership of our common stock resulting therefrom.

Constructive distributions

        The conversion price of the notes will be adjusted in certain circumstances. See "Description of the notes—Conversion rights of holders—Adjustments to the conversion rate." Under section 305(c) of the Code, adjustments (or failures to make adjustments) that are considered to have the effect of increasing their proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to U.S. holders, even though such holders have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

COMMON STOCK

        A U.S. holder's tax basis in our common stock received upon conversion of the notes will equal the then current fair market value of the common stock. A U.S. holder's holding period for our common stock received will commence on the day immediately following the date of conversion.

Dividends

        Distributions to U.S. holders with respect to the common stock will be treated as ordinary dividend income to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. The amount of any distribution in excess of our current and accumulated earnings and profits will first be applied to reduce such holder's tax basis in the common stock, and any amount in excess of tax basis will be treated as gain from the sale or exchange of such holder's common stock. Any such dividend will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. In general, qualified dividends paid to non-corporate taxpayers in taxable years beginning before January 1, 2009, are taxable at a maximum rate of 15%, provided that the holder has a holding period of more than 60 days during the 120-day period beginning 60 days before the ex-dividend date and meets other requirements. The IRS has announced that it will permit taxpayers to apply a proposed legislative change to the holding period requirement described in the preceding sentence as if such change were already effective. This legislative "technical correction" would change the minimum required holding period, retroactive to January 1, 2003, to more than 60 days during the 121-day period beginning 60 days before the ex-dividend date.

Dispositions

        Upon a disposition of common stock a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder's adjusted tax basis in the common stock. Capital gains of individuals derived in respect of assets with a holding period of greater than one year are eligible for reduced rates of taxation. In general, the maximum rate of U.S. federal income tax for non-corporate taxpayers is currently 15% for long-term capital gain recognized before January 1, 2009, and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gains are subject to a maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

        The following is a summary of the U.S. federal tax consequences that will apply if a holder is a non-U.S. holder of notes or shares of common stock. The term "non-U.S. holder" means a beneficial owner of the notes that is not a United States person for U.S. federal income tax purposes.

        Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, U.S. expatriates. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in their particular circumstances. As discussed above with respect to U.S. holders, by purchasing the notes, holders agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule.

Payments with respect to the notes

        The 30% U.S. federal withholding tax will not apply to any payment to non-U.S. holders of principal or interest (including amounts taken into income under the accrual rules described above under "U.S. Holders" and the issuance of common stock pursuant to a conversion) on the notes, provided that:

  •
  such holders do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder;

  •
  such holders are not a controlled foreign corporation that is related to us through stock ownership;

  •
  (a) such holders provide their name and address and certify, under penalties of perjury, that they are not a United States person (which certification may be made on an IRS Form W-8BEN (or other applicable form)), or (b) such holders hold their notes through certain foreign intermediaries or foreign partnerships and such holders satisfy the certification requirements of applicable Treasury regulations; and

  •
  our common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code and we are not a "United States real property holding corporation" (as discussed below).

        If non-U.S. holders cannot satisfy the requirements described above, payments of interest (including original issue discount) and any gain treated as ordinary income realized on the sale, exchange or other disposition of the notes will be subject to the 30% U.S. federal withholding tax unless such holders provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest (including original issue discount) paid on the notes is not subject to withholding tax because it is effectively connected with such holders' conduct of a trade or business in the U.S.

        If non-U.S. holders are engaged in a trade or business in the U.S. and interest (including original issue discount) on the notes is effectively connected with the conduct of that trade or business, such holders will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% U.S. federal withholding tax discussed above) generally in the same manner as if such holders were a U.S. person as defined under the Code, subject to any modification provided under an applicable income tax treaty. In addition, if a non-U.S. holder is a foreign corporation, such holder may be subject to a "branch profits tax" equal to 30% (or lower applicable treaty rate) of such holder's earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such holder's conduct of a trade or business in the U.S. For this purpose, interest (including original issue discount) will be included in the earnings and profits of such foreign corporation.

        As more fully described under "Description of the Notes—Registration Rights," upon the occurrence of certain enumerated events we may be required to pay additional amounts to non-U.S. holders. Payments of such additional amounts may be subject to U.S. federal withholding tax.

Payments on common stock and constructive dividends

        Any dividends paid to non-U.S. holders with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see "—Accrual of interest—Constructive distributions") will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the U.S. or, where an applicable treaty so provides, dividends that are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If such holders are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such holders may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, exchange or redemption of notes or of shares of common stock

        Any gain realized upon the sale, exchange or other disposition (other than a conversion or redemption) of notes or upon the sale, exchange, redemption or other disposition of a share of common stock generally will not be subject to U.S. federal income tax unless:

  •
  such gain is effectively connected with such holders conduct of a trade or business in the U.S.,

  •
  such holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and

  •
  certain other conditions are met, or we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

We believe that we are not and do not anticipate becoming a "United States real property holding corporation" for U.S. federal income tax purposes. If we are or become a "United States real property holding corporation" for U.S. federal income tax purposes and our common stock is and continues to be regularly traded on an established securities market only a non-U.S. holder of common stock who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the non-U.S. holder's holding period) more than five percent of our common stock will be subject to U.S. federal income tax on the disposition of our common stock.

U.S. FEDERAL ESTATE TAX

        The U.S. federal estate tax will not apply to notes owned by holders at the time of such holder's death, provided that any payment to such holders with respect to the notes (including original issue discount) would be eligible for exemption from the 30% federal withholding tax under the rules described above without regard to the certification requirement described therein. However, shares of common stock held by holders at the time of such holder's death will be included in such holder's gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

U.S. Holders

        Information reporting requirements will generally apply to all payments we make to U.S. holders and to the proceeds from a sale of notes or shares of common stock made to U.S. holders, unless U.S. holders are an exempt recipient such as a corporation. A backup withholding tax, currently at a rate of 28%, will apply to those payments if such holders fail to provide a taxpayer identification number, or a certification of exempt status, or if such holders fail to report in full interest income. Any amounts so withheld generally will be allowed as a credit against the U.S. holder's U.S. federal income tax liability, provided that required information is furnished to the IRS.

Non-U.S. Holders

        In general, non-U.S. holder will not be subject to backup withholding and information reporting with respect to payments of interest or dividends that we make to such holders provided that we do not have actual knowledge or reason to know that such holders are a United States person, as defined in the Code, and such holders have satisfied the certification requirements described above under "—Non-U.S. Holders—Payments with respect to the notes." In general, we must report annually to the IRS and to each non-U.S. holder any payments on the notes and our common stock and the proceeds from their sale or other disposition, regardless of whether withholding was required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

        In addition, a non-U.S. holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of notes or shares of common stock within the U.S. or conducted through certain U.S. related financial intermediaries, if (i) the payor receives the statement described above and does not have actual knowledge that such holder is a U.S. person, as defined in the Code, or (ii) such holder otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holders' U.S. federal income tax liability provided the required information is furnished to the IRS.

SELLING SECURITYHOLDERS

        We originally issued the notes in a private placement in September 2004. The notes were resold by the initial purchasers of the notes to persons they reasonably believed to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The notes and the shares of common stock issuable upon conversion, purchase, repurchase or redemption of the notes that may be offered pursuant to this prospectus will be offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors. Selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the securities offered by this prospectus. The following table sets forth certain information we have received as of December 10, 2004, concerning the principal amount of notes beneficially owned by each selling securityholder and the number of conversion shares of common stock that may be offered from time to time pursuant to this prospectus.

        We have prepared this table using information furnished to us by or on behalf of the selling securityholders. Except as otherwise indicated below, to our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

        The number of conversion shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 25.4863 shares per $1,000 principal amount at maturity of notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion, purchase, repurchase or redemption of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion, purchase, repurchase or redemption of the notes. Cash will be paid instead of fractional shares, if any.

        The selling securityholders may offer, all, some or none of the securities. Because the selling securityholders may offer all or some portion of the securities pursuant to this prospectus, no estimate can be given as to the amount of securities that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities in transactions exempt from the registration requirements of the Securities Act since the date on which they provided information to us regarding their holdings. As of November 1, 2004, we had 12,186,851 shares of common stock outstanding.

        Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in a prospectus supplement or amendments to this prospectus if and when necessary.

					Common stock owned upon completion of offering
	Principal amount of notes beneficially owned and offered		Number of shares of common stock beneficially owned before this offering(1)
Name		Percentage of notes outstanding		Conversion shares of common stock offered	Number of shares beneficially owned(2)	Percentage of common stock outstanding(2)
Allstate Insurance Company	$1,000,000	*	—	25,486	—	—
Context Convertible Arbitrage Fund, L.P.	1,525,000	1.2%	—	38,866	—	—
Context Convertible Arbitrage Offshore, Ltd.	4,925,000	4.1%	—	125,520	—	—
AMFP Context	275,000	*	—	7,008	—	—
Arkansas PERS	570,000	*	—	14,527	—	—

AstraZeneca Holdings Pension	165,000	*	—	4,205	—	—
Basso Multi-Strategy Holding Fund Ltd.	400,000	*	—	10,194	—	—
BNP Paribas Equity Strategies, SNC	3,038,000	2.5%	—	77,427	—	—
Boilermakers Blacksmith Pension Trust	700,000	*	—	17,840	—	—
Calamos Growth & Income Fund—Calamos Investment Trust	3,970,000	3.3%	—	101,180	—	—
Calamos Growth & Income Portfolio—Calamos Advisors Trust	30,000	*	—	764	—	—
Convertible Securities Fund	15,000	*	—	382	—	—
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	2,543,000	2.0%	—	64,811	—	—
Delaware PERS	320,000	*	—	8,155	—	—
Delta Airlines Master Trust	170,000	*	—	4,332	—	—
Duke Endowment	150,000	*	—	3,822	—	—
Grace Convertible Arbitrage Fund, Ltd.	5,400,000	4.5%	—	137,626	—	—
Hallmark Convertible Securities Fund	40,000	*	—	1,019	—	—
ICI American Holdings Trust	125,000	*	—	3,185	—	—
KBC Financial Products USA Inc.	1,170,000	*	—	29,818	—	—
Louisiana CCRF	65,000	*	—	1,656	—	—
Lyxor/Context Fund Ltd.	850,000		—	21,663	—	—
Lyxor/Convertible Arbitrage Fund Limited	480,000	*	—	12,233	—	—
McMahan Securities Co. L.P.	2,950,000	2.5%	—	75,184	—	—
National Bank of Canada	625,000	*	—	15,928	—	—
Nations Convertible Securities Fund	685,000	*	—	17,458	—	—

Newport Alternative Income Fund	304,000	*	—	7,747	—	—
OCLC Online Computer Library Center Inc.	15,000	*	—	382	—	—
Polaris Vega Fund L.P.	3,900,000	3.3%	—	99,396	—	—
Prudential Insurance Co. of America	35,000	*	—	892	—	—
Putnam Convertible Income—Growth Trust	3,800,000	3.2%	—	96,847	—	—
Royal Bank of Canada (Norshield)	475,000	*	—	12,105	—	—
Silvercreek II Limited	889,000	*	—	22,657	—	—
Silvercreek Limited Partnership	1,147,000	1.0%	—	29,232	—	—
Singlehedge US Convertible Arbitrage Fund	817,000	*	—	20,822	—	—
Sterling Invest Co.	50,000	*	—	1,274	—	—
Sturgen Limited	622,000	*	—	15,852	—	—
Sunrise Partners Limited Partnership	8,100,000	6.8%	—	206,439	—	—
Syngenta AG	75,000	*	—	1,911	—	—
UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Ltd.	400,000	*	—	10,194	—	—
Zazove Convertible Arbitrage Fund, L.P.	700,000	*	—	17,840	—	—
All other holders of notes and future transferees of such holders(s)	66,485,000	55.4%	—	1,694,456	—	—
Total	$120,000,000	100.0%	—	3,058,356	—	—

*
Less than one percent.

(1)
Does not include shares of common stock issuable upon conversion, purchase, repurchase or redemption of the notes.

(2)
Assumes the sale of all the notes and shares of common stock offered by this prospectus.

(3)
Information concerning other selling securityholders will be set forth in prospectus supplements or post-effective amendments to the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of the securities offered by this prospectus. The selling securityholders and their successors, which include their transferees, distributees, pledgees or donees or their successors, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to such prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

        The sales by selling securtityholders and their successors may be effected in transactions in the following manner (which may involve block transactions or transactions in which the same broker acts as agent on both sides of the transaction, known as crosses):

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options, whether such options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        Selling securityholders may enter into hedging or other derivative transactions with broker-dealers or other financial institutions that may in turn engage in short sales of the securities in the course of the hedging transactions they assume. Selling securityholders may also sell the securities short and deliver these securities to close out such short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        From time to time, the selling securityholders may transfer, pledge, donate, or assign their securities to lenders or others, and each of such persons will be deemed to be a "selling securityholder" for purposes of this prospectus. The number of securities beneficially owned by the selling securityholders will decrease as and when they take such actions. The plan of distribution for the selling securityholders' securities sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees, and other successors will be selling securityholders hereunder.

        Our outstanding common stock is listed for trading on The New York Stock Exchange under the symbol "UIC." We do not intend to list the notes for trading on any national securities exchange or on Nasdaq. We cannot guarantee that any trading market will develop for the notes. Even if a market does develop for the notes, the market may not be maintained.

        The securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are underwriters within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation including, but not limited to, Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker, dealer or agent regarding the sale of the securities by the selling securityholders.

        If required, the specific securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective controlling persons against certain liabilities, including certain liabilities under the Securities Act or contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than applicable transfer taxes and commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        The validity of the securities in respect of which this prospectus is being delivered and certain tax consequences of the notes will be passed on for us by Proskauer Rose LLP, New York, New York and James Galante, Esq., Counsel, Hunt Valley, Maryland.

EXPERTS

        The consolidated financial statements of United Industrial Corporation at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also read and copy those documents at the offices of: The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Our SEC filings are also available to the public over the Internet on the SEC's web site at http://www.sec.gov and are posted on our website at http://www.unitedindustrial.com as soon as reasonably practicable following the time that they are filed with or furnished to the SEC. The contents of our website are not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus "incorporates by reference" information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document that also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents we filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  our Quarterly Report on Form 10 Q for the quarter ended March 31, 2004;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2003 from our Proxy Statement for our 2004 Annual Meeting of Stockholders, filed with the SEC on April 29, 2004;

  •
  our Current Report on Form 8-K filed with the SEC on April 6, 2004;

  •
  our two Current Reports on Form 8 K filed with the SEC on September 8, 2004;

  •
  our Current Report on Form 8 K filed with the SEC on September 10, 2004;

  •
  our Current Report on Form 8-K filed with the SEC on September 16, 2004;

  •
  our Current Report on Form 8-K filed with the SEC on November 9, 2004; and

  •
  our Current Report on Form 8-K filed with the SEC on November 17, 2004.

        We are also incorporating by reference the documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended between the date of this prospectus and the termination of the offering of the securities offered hereby. In no event, however, will any information that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this prospectus.

        We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing). You may request a copy of these filings by writing or telephoning us at the following address and telephone number:

United Industrial Corporation
124 Industry Lane
Hunt Valley, Maryland 21030
Attention: General Counsel
(410) 628-3500

INDEX TO FINANCIAL STATEMENTS

Page
United Industrial Corporation & Subsidiaries
Consolidated Financial Statements:
Consolidated Balance Sheets—December 31, 2003 and 2002	F-2
Consolidated Statements of Operations—Twelve Months Ended December 31, 2003, 2002 and 2001	F-3
Consolidated Statements of Cash Flows—Twelve Months Ended December 31, 2003, 2002 and 2001	F-4
Notes to Financial Statements	F-5
Report of Independent Registered Public Accounting Firm	F-41

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars in thousands)	2003	2002
Assets
Current Assets
Cash and cash equivalents	$24,138	$3,635
Trade receivables
U.S. Government	24,570	26,540
Other, less allowance for doubtful accounts of $556 and $235 for 2003 and 2002, respectively	8,807	11,148

	33,377	37,688
Federal income tax receivable	—	15,509
Inventories	16,968	20,951
Prepaid expenses and other assets	2,660	1,351
Deferred income taxes	6,757	4,528
Assets of discontinued operations	6,139	15,092

Total Current Assets	90,039	98,754

Deferred income taxes	10,886	11,531
Other assets	7,710	7,421
Insurance receivable—asbestos litigation	20,317	20,343
Property and equipment
Land	459	459
Buildings and improvements	38,020	35,244
Machinery and equipment	68,394	67,002
Furniture and fixtures	4,715	4,891

	111,588	107,596
Less: Allowance for depreciation and amortization	89,372	86,400

	22,216	21,196

Total Assets	$151,168	$159,245

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$10,117	$11,711
Accrued employee compensation and taxes	11,920	12,043
Customer advances	2,452	6,211
Reserve for contract losses	1,681	2,050
Other liabilities	5,654	3,682
Liabilities of discontinued operations	16,611	12,563

Total Current Liabilities	48,435	48,260

Minimum pension liability	6,755	8,276
Post retirement benefits other than pensions	21,970	22,361
Reserve for asbestos litigation	31,595	31,852
Other liabilities	1,466	865
Shareholders' equity
Common stock—par value $1.00 per share Authorized shares 30,000,000; Issued 14,374,148 shares; Outstanding 13,267,218 shares in 2003 and 13,067,918 shares in 2002	14,374	14,374
Additional capital	88,125	92,085
Retained deficit	(22,095)	(16,254)
Cost of shares in treasury:
1,106,930 shares in 2003 and 1,306,230 shares in 2002	(11,345)	(10,312)
Accumulated other comprehensive loss	(28,112)	(32,262)

Total Shareholders' Equity	40,947	47,631

Total Liabilities and Shareholders' Equity	$151,168	$159,245

See notes to consolidated financial statements.

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, except per share amounts)

	Twelve Months Ended December 31,
	2003	2002	2001
Net sales	$310,947	$258,767	$238,495
Cost of sales	243,589	202,650	184,530

Gross profit	67,358	56,117	53,965
Selling & administrative expenses	42,717	38,532	32,880
Asbestos litigation provision—net	717	11,509	—
Other operating expenses—net	667	703	434

Total operating income	23,257	5,373	20,651

Non-operating income and (expense)
Interest income	463	127	618
Other income	389	64	1,085
Equity in net income of joint venture	57	99	86
Interest expense	(92)	(843)	(17)
Other expenses	(557)	(382)	(412)

	260	(935)	1,360

Income from continuing operations before income taxes	23,517	4,438	22,011
Provision for income taxes
Federal current	9,274	5,432	8,145
Federal deferred	(1,525)	(4,933)	(152)
State	662	75	(610)

Total income taxes	8,411	574	7,383

Income from continuing operations	15,106	3,864	14,628
Loss from discontinued operations—net of income tax benefit of $11,274, $23,112 and $5,621 for 2003, 2002 and 2001, respectively	(20,947)	(42,941)	(9,265)

Net (loss) income	$(5,841)	$(39,077)	$5,363

Basic earnings per share:
Income from continuing operations	$1.14	$0.30	$1.15

Loss from discontinued operations	$(1.58)	$(3.30)	$(0.73)

Net (loss) income	$(0.44)	$(3.00)	$0.42

Diluted earnings per share:
Income from continuing operations	$1.10	$0.28	$1.10

Loss from discontinued operations	$(1.53)	$(3.13)	$(0.70)

Net (loss) income	$(0.43)	$(2.85)	$0.40

See notes to consolidated financial statements.

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	Twelve Months ended December 31,
	2003	2002	2001
OPERATING ACTIVITIES
Net (loss) income	$(5,841)	$(39,077)	$5,363
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
Loss from discontinued operations, net of income tax benefit	20,947	42,941	9,265
Net asbestos litigation expense	—	11,509	—
Pension expense (income), net	6,119	1,321	(2,385)
Income tax refund	16,822	—	—
Depreciation and amortization	5,415	8,763	6,413
Noncash compensation charge	—	—	346
Deferred income taxes	(1,525)	(4,933)	152
Equity in net income of joint venture	(57)	(99)	(86)
Changes in operating assets and liabilities:
Decrease in trade receivables	4,311	87	12,443
Decrease (increase) in inventories	3,983	(4,763)	11,792
(Increase) decrease in prepaid expenses and other current assets	(1,309)	404	1,223
Decrease in customer advances	(3,759)	(831)	(2,329)
(Decrease) increase in accounts payable, accruals and other current liabilities	(1,427)	7,054	5,665
Other—net	(2,844)	490	(4,692)

Net Cash Provided by Continuing Operations	40,835	22,866	43,170
Net Cash Used for Discontinued Operations, exclusive of income taxes	(7,946)	(37,806)	(45,459)

Net Cash Provided by (Used for) Operating Activities	32,889	(14,940)	(2,289)
INVESTING ACTIVITIES
Proceeds from sale of assets for discontinued operations	—	20,756	—
Increase in amount due from investee for discontinued operations	(2,122)	(3,648)	(2,986)
Repayment of advances by investee of discontinued operations	2,122	1,917	2,730
Purchase of property and equipment	(6,213)	(5,219)	(2,028)
Capital expenditures of discontinued operations	—	—	(2,610)
Repayment of advances and dividend received by investee	—	1,360	2,300

Net Cash (Used for) Provided by Investing Activities	(6,213)	15,166	(2,594)
FINANCING ACTIVITIES
Proceeds from exercise of stock options	5,178	1,825	4,063
Dividends	(5,315)	(3,912)	(5,069)
Purchase of treasury shares	(6,036)	—	—
Proceeds from borrowings	—	—	6,300
Payments on long term debt and financing	—	—	(6,300)

Net Cash Used for Financing Activities	(6,173)	(2,087)	(1,006)

Increase (decrease) in cash and cash equivalents	20,503	(1,861)	(5,889)
Cash and cash equivalents at beginning of period	3,635	5,496	11,385

Cash and cash equivalents at end of period	$24,138	$3,635	$5,496

See notes to consolidated financial statements.

UNITED INDUSTRIAL CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1.    Nature of Operations

        United Industrial Corporation is an advanced technology company applying its resources to the research, development and production of aerospace and military systems, electronics and components under defense contracts, and to a lesser extent to energy systems for industry and utilities.

        The principal business segments are defense and related products, and energy generating systems. The ground transportation systems business is included as a discontinued operation. See Notes 2 and 16.

Note 2.    Summary of Significant Accounting Policies

  Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Financial Statements and the accompanying notes. Actual results could differ from these estimates and such differences may be material to the Financial Statements.

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. The Company includes in income its proportionate share of the net earnings or losses of unconsolidated investees, when the Company's ownership interest is between 20% and 50%. During 2002, the discontinued transportation operations of the Company began recording 100%, instead of 35%, of Electric Transit Inc.'s ("ETI's") losses because of the apparent inability of Skoda, a.s., the majority owner, to meet its financial obligations under ETI's shareholder agreement and AAI's contractual indemnification of the surety concerning certain of ETI's performance criteria.

  Fair Value Information

        The carrying amounts for cash, accounts receivable and accounts payable approximate fair value because of the short term nature of these instruments.

  Discontinued Operations

        The Company accounts for the remaining transportation operations as discontinued operations including its 35% ownership in ETI.

        During 2002, the Company sold two transportation overhaul contracts and related assets. The Company recorded a loss of $21,500,000 associated with this transaction. The proceeds of this sale were approximately $20,756,000. In addition, the agreement provided for the Company to be released under all performance bonds and obligations under the conveyed contracts. Further, the Company received a cost plus fee contract to perform work on the conveyed contracts for the purchaser during a transition period not to exceed six months. These divested overhaul contracts, and the efforts undertaken by AAI to assist ETI to complete its one remaining contract, as well as AAI's equity interest in ETI, are included in the accounting for discontinued operations. See Notes 16 and 17 for additional information.

  Cash Equivalents and Marketable Securities

        The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

  Inventories

        Inventories are stated at the lower of cost or market. At December 31, 2003 and 2002, approximately 14% and 21%, respectively, of total inventory were priced by the last-in, first-out (LIFO) method with the remainder priced at actual or average cost. If the first-in, first-out (FIFO) method of inventory pricing had been used, inventories would have been approximately $3,149,000 and $2,984,000 higher than reported on December 31, 2003 and 2002, respectively.

  Revenue and Gross Profit Recognition

        The Company generally follows the percentage-of-completion method of accounting for its long-term contracts. Sales and gross profit are principally recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Alternatively, certain contracts provide for the production of various units throughout the contract period, and sales and gross profit on these contracts are accounted for based on the units delivered. Amounts representing contract change orders, claims or other items are included in sales only when they can be reliably estimated and realization is probable. Incentives or penalties, estimated warranty costs and awards applicable to performance on contracts are considered in estimating sales and profit rates, and are recorded when there is sufficient information to assess anticipated contract performance. When adjustments in contract value or estimated costs are determined, any changes from prior estimates are reflected in earnings in the current period. Anticipated losses on contracts or programs in progress are charged to earnings when identified.

        Noncontract revenue is recorded when the product is shipped and the title passes or when the services are provided.

  Property and Equipment

        Property and equipment are stated at cost. The policy of the Company is to provide for depreciation on the straight-line and declining-balance methods, by annual charges to operations calculated to amortize the cost over the estimated useful lives of the various classes of property and equipment.

  Earnings per Share

        Basic earnings per share is based on the weighted average number of common shares outstanding. Diluted earnings per share gives effect to the assumed exercise of dilutive options, using, where appropriate, the treasury stock method.

  Stock-Based Compensation

        The Company has elected to continue to account for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), whereby compensation cost for stock options is recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. In addition, the Company furnishes the proforma disclosures required under FASB Statement No. 148, "Accounting for Stock Based Compensation Transition and Disclosure" (FAS 148), a reconciliation of net earnings and related proforma income and income per common share from continuing operations is as follows:

	December 31,
(Dollars in thousands, except per share amounts)	2003	2002	2001
Income from continuing operations:
As reported	$15,106	$3,864	$14,628
Total employee stock compensation expense determined under fair value method, net of tax	(716)	(785)	(746)

Proforma	$14,390	$3,079	$13,882
Income per common share from continuing operations:
As reported:
Basic	$1.14	$0.30	$1.15
Diluted	$1.10	$0.28	$1.10
Proforma:
Basic	$1.09	$0.24	$1.09
Diluted	$1.05	$0.23	$1.04

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2003, 2002 and 2001, respectively: dividend yields of 2.4%, 2.0% and 3.0%; expected volatility of 26%, 44% and 29%; risk-free interest rates of 4.3%, 4.6% and 5.2%; and expected lives of ten years in 2003, 2002 and 2001. In 2003, some of the options granted had an exercise price that was greater than the current market price on the date of grant, while all of the other options were granted with an exercise price equal to the market price on the date of the grant. In 2003, the weighted-average fair value of options granted with their exercise price equal to the current market price at the date of grant was $4.91. The weighted-average fair value of options granted with their exercise price greater than the current market price at the date of grant was $4.87. The weighted-average fair value of an option granted was $8.95 and $4.09 for the years ended December 31, 2002 and 2001, respectively.

  Reclassification

        Certain financial statement amounts in the prior years have been reclassified to conform to current year's presentation.

  Foreign Currency Contracts

        At times, the Company enters into forward exchange contracts to manage its exposure against foreign currency fluctuations on sales transactions denominated in foreign currencies. The contract obligates the Company to exchange predetermined amounts of the foreign currency at certain dates, or to make an equivalent U.S. dollar payment equal to the value of such exchanges. The purpose of the Company's foreign exchange currency activities is to protect the Company from the risk that the eventual U.S. dollar cash flows resulting from the sale of products to international customers will be adversely affected by changes in exchange rates. Gains and losses for effective hedging activities are included in Other Comprehensive Income and recognized in earnings when the future sales occur. Gains and losses for ineffective hedges are recorded in income. At December 31, 2003, the Company had two foreign currency forward contracts with large financial institutions. One is for Australian dollars having maturities of three years to hedge contract payments scheduled to be received within three years. The aggregate notional value of this contract was $1,500,000, with an aggregate loss of $96,000 based on fair market value. The second contract is for the delivery of Euros in 2004 and has a notional value totaling $2,250,000, with an aggregate loss of $336,000 based on fair market value. The losses on both of these foreign currency forward contracts have been recorded in income.

        The Company is exposed to credit loss in the event of nonperformance by counterparties on foreign exchange contracts. The amount of such exposure is generally the unrealized gain or loss on such contracts. The Company does not hold or issue financial instruments for trading purposes.

  Legal Matters

        The Company recognizes a liability for legal indemnification and defense costs when it believes it is probable a liability has been incurred and the amount can be reasonably estimated. The liabilities are developed based on currently available information. The accruals are recorded at undiscounted amounts if the Company cannot reliably determine the timing of the cash payments and the amounts are classified as liabilities on the accompanying consolidated balance sheets. The Company also has insurance that covers losses on certain claims and legal matters and records a receivable to the extent that the realization of the insurance is deemed probable. This receivable is recorded at undiscounted amounts and is classified as a noncurrent receivable in the accompanying consolidated balance sheets.

  New Accounting Pronouncements

        In December 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Statement No. 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to Statement No. 123's fair value method of accounting for stock-based employee compensation. Statement No. 148 also amends the disclosure provisions of Statement No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While the Statement does not amend Statement No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of Statement No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of Statement No. 123 or the intrinsic value method of Opinion No. 25. The adoption of Statement No. 148 did not have a material effect on the Company's financial statements or results of operations.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" which requires the consolidation of variable interest entities, as defined. This interpretation is applicable to variable interest entities created after January 31, 2003. Variable interest entities created prior to February 1, 2003, must be consolidated effective December 15, 2003. The adoption of Interpretation No. 46 did not have a material effect on the Company's financial statements or results of operations.

        During December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act") was signed into law. The Act incorporates a prescription drug benefit under Medicare as well as federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In January 2004, the FASB issued FASB Staff Position ("FSP") No. FAS 106-1, "Accounting for Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." As permitted under FSP 106-1, the Company has elected to defer accounting for the effects of the Act until authoritative guidance on the accounting for the federal subsidy is issued. Additionally, the accrued benefit obligation and the net periodic postretirement benefit costs included in the Company's consolidated financial statements does not reflect the effects of the Act on the Company's post retirement benefit plan. Upon issuance of authoritative guidance, and adoption of such guidance, the Company may have to adjust amounts previously reported in the financial statements.

Note 3.    Trade Receivables

        Amounts due from the U.S. Government primarily related to long-term contracts of the Company's defense segment were as follows:

	December 31,
(Dollars in thousands)	2003	2002
Amounts billed	$8,348	$10,179
Unbilled recoverable costs and earned fees	15,963	15,676
Retainage per contract provisions	259	685

	$24,570	$26,540

        Billed and unbilled amounts include $3,991,000 and $2,617,000 at December 31, 2003 and 2002, respectively, related to contracts for which a subsidiary of the Company is a subcontractor to other government contractors. Unbilled recoverable costs and earned fees represent amounts that will be substantially collected within one year. Retainage amounts will generally be billed over the next twelve months.

        Other Accounts Receivable, net of allowance for doubtful accounts was $8,807,000 and $11,148,000, at December 31, 2003 and 2002, respectively, and consisted of receivables from industrial and other non-U.S. Government customers. The Company continuously evaluates the credit worthiness of its non-U.S. Government customers and generally does not require collateral.

Note 4.    Inventories

	December 31,
(Dollars in thousands)	2003	2002
Finished goods and work in progress	$3,136	$6,151
Costs and earnings related to long-term contracts	55,984	65,031
Deduct progress payments related to long-term contracts	(43,218)	(51,667)

Costs and earnings in excess of billings	12,766	13,364

Total finished goods and work in progress	15,902	19,515
Materials and supplies	1,066	1,436

	$16,968	$20,951

        The inventoried costs associated with incomplete long-term contracts not yet billed to customers include costs and earnings of $12,766,000 in 2003 and $13,364,000 in 2002. These amounts represent the percentage-of-completion method of accounting for long-term contracts in excess of the amounts billable to the customer under the terms of the specific contracts. Estimates of final contract costs are reviewed and revised periodically throughout the lives of the contracts. Adjustments to the contract costs resulting from the revisions are recorded on a current basis. The Company recognized pre-tax losses of $4,222,000 and $4,610,000 during 2003 and 2002, respectively, resulting primarily from revision of cost estimates on certain major long-term contracts.

Note 5.    Other Assets

	December 31,
(Dollars in thousands)	2003	2002
Intangible pension asset	$4,085	$4,268
Patents and other intangible assets, net	718	940
Other	2,907	2,213

	$7,710	$7,421

        Patents and other intangible assets represent assets acquired in connection with the purchase of ACL Technologies Inc., an indirect wholly owned subsidiary of the Company, and are being amortized primarily on a straight-line basis through 2007. Amortization expense amounted to $222,000 in 2003, $226,000 in 2002 and $318,000 in 2001. Accumulated amortization amounted to $4,888,000 and $4,666,000 at December 31, 2003 and 2002, respectively. Other includes the investment in a joint venture.

Note 6.    Long-Term Debt and Credit Arrangements

        On June 28, 2001, the Company and certain of its subsidiaries (collectively, the "Borrowers") entered into a Loan and Security Agreement (the "Credit Agreement") with Fleet Capital Corporation. The Credit Agreement has a term of three years and provides for letters of credit and cash borrowings, subject to a borrowing base. The Credit Agreement provides for up to $25,000,000 of credit advances, with a $10,000,000 cash borrowing sublimit. Credit advances may increase to $32,000,000 provided that amounts in excess of $25,000,000 are cash-collateralized. All assets of the Borrowers are pledged as collateral under the Credit Agreement. At December 31, 2003 there were no cash borrowings under the Credit Agreement. The letter of credit obligations outstanding at December 31, 2003 under the Credit Agreement were $3,627,000. During 2003, amendments to the Credit Agreement were entered into whereby, among other things, financial covenants were modified, the amount of the Company's Common Stock that may be repurchased during the term of the Credit Agreement was increased from $5,000,000 to $20,000,000, and a borrowing base reserve of $6,000,000 on the total credit facility was instituted, with a $3,000,000 reserve being applied to the $10,000,000 cash sublimit. The covenants that the Company agreed to included a minimum ratio of total liabilities to tangible net worth, a limitation to the pre-tax losses of the discontinued transportation operations, a minimum fixed charge coverage ratio, a maximum balance sheet leverage ratio and a minimum amount of tangible net worth. The Company believes that it will be successful in its ability to negotiate an extended or new credit agreement with Fleet Capital Corporation or to enter into a new credit agreement with another party.

        A subsidiary of the Company, Detroit Stoker, also has a $2,000,000 line of credit with a bank which may be used for cash borrowings or letters of credit. This agreement expires May 1, 2004. The Company believes that it will be able to obtain an extension of such agreement. At December 31, 2003, the subsidiary had no cash borrowings and $395,000 of letters of credit outstanding.

        Interest expense was $92,000 in 2003, $843,000 in 2002 and $17,000 in 2001. Interest paid was $92,000 in 2003, $456,000 in 2002 and $36,000 in 2001.

Note 7.    Stock Options

        In May 1994, the shareholders approved the 1994 Stock Option Plan as amended, (the "Plan"). The Plan provides for the granting of options to key employees with respect to the purchase of an aggregate of 2,700,000 shares of common stock. Options granted may be either "incentive stock options," within the meaning of Section 422A of the Internal Revenue Code, or non-qualified options.

        The options are granted at not less than market value at the date of grant, and in accordance with APB Opinion No. 25 and related interpretations, no compensation cost has been recognized for grants made under the Plan at the time of grant. Options are exercisable over a period determined by the Board of Directors, but no longer than ten years after the date they are granted. Options generally vest one-third each year after a one-year waiting period.

        In May 1997, the shareholders approved the 1996 Stock Option Plan for Non-employee Directors, which provides for the granting of options with respect to the purchase of an aggregate of up to 300,000 shares of common stock of the Company. Options may be exercised up to one-third as of the date of grant of an option and up to an additional one-third may be exercised as of the date of each subsequent annual meeting of shareholders, but no longer than ten years after the date they are granted. The options are granted at not less than market value at the date of grant.

        A summary of stock option activity under all plans is as follows:

(Shares in thousands)	Number of Shares	Weighted Average Exercise Price
Balance at January 1, 2001	1,764	$9.17
Granted	349	13.37
Exercised	(436)	9.31
Cancelled	(128)	8.88

Balance at December 31, 2001	1,549	10.10

Granted	170	19.25
Exercised	(195)	9.36
Cancelled	(1)	8.71

Balance at December 31, 2002	1,523	11.22

Granted	155	16.71
Exercised	(555)	9.32
Cancelled	(14)	10.81

Balance at December 31, 2003	1,109	$12.94

	December 31,
(Shares in thousands)	2003	2002	2001
Exercisable	770	1,070	977
Available for future grants	264	105	274

        The weighted average remaining life for options outstanding as of December 31, 2003, is approximately six years.

        The following table summarizes information about stock options outstanding at December 31, 2003:

(Shares in thousands)

	Shares
Range of Exercise Prices
	Exercisable	Outstanding
$4.50 to $ 7.00	39	39
$7.50 to $ 9.81	332	332
$10.25 to $13.00	237	308
$13.99 to $20.12	162	430

	770	1,109

Note 8.    Leases

        Total rental expense for all operating leases amounted to $3,778,000 in 2003, $3,699,000 in 2002 and $3,566,000 in 2001. Contingent rental payments were not significant.

        The future minimum rental commitments as of December 31, 2003, for all non-cancelable leases are $2,996,000 in 2004; $1,839,000 in 2005; $1,442,000 in 2006; $1,149,000 in 2007; $1,044,000 in 2008; and $342,000 thereafter.

Note 9.    Changes in Shareholders' Equity

(Dollars in thousands)	Common Shares Outstanding	Common Stock	Additional Capital	Retained Earnings (Deficit)	Treasury Stock	Accumulated other Comprehensive Loss	Shareholders' Equity
Balance, January 1, 2001	12,435	$14,374	$89,384	$26,441	$(15,306)		$114,893
Net income				5,363			5,363
Cash dividends declared ($0.40 per share)				(5,069)			(5,069)
Stock options exercised	436		624		3,439		4,063
Noncash compensation			638				638
Stock options, tax benefit			448				448
Employee awards	1				8		8

Balance, December 31, 2001	12,872	14,374	91,094	26,735	(11,859)		120,344
Net (loss)				(39,077)			(39,077)
Minimum pension liability, net of tax benefit of $17,333						(32,262)	(32,262)

Total comprehensive loss							(71,339)
Cash dividends declared ($0.30 per share)				(3,912)			(3,912)
Stock options exercised	195		287		1,538		1,825
Stock options, tax benefit			692				692
Employee awards	1		12		9		21

Balance, December 31, 2002	13,068	14,374	92,085	(16,254)	(10,312)	(32,262)	47,631
Net (loss)				(5,841)			(5,841)
Minimum pension liability, net of tax expense of $3,161						4,150	4,150

Total comprehensive loss							(1,691)
Cash dividends declared ($0.40 per share)			(5,315)				(5,315)
Stock options exercised	555		187		4,991		5,178
Stock options, tax benefit			1,162				1,162
Treasury stock purchases	(358)				(6,036)		(6,036)
Employee awards	2		6		12		18

Balance, December 31, 2003	13,267	$14,374	$88,125	$(22,095)	$(11,345)	$(28,112)	$40,947

        The exercise of stock options that have been granted under the Company's various stock option plans give rise to compensation which is includable in the taxable income of the applicable employees and deductible by the Company for federal and state income tax purposes. Such compensation results from increases in the fair market value of the Company's common stock subsequent to the date of grant of the applicable exercised stock options and, accordingly, in accordance with Accounting Principles Board Opinion No. 25, such compensation is not recognized as an expense for financial accounting purposes and the related tax benefits are recorded directly in Additional Capital.

Note 10.    UIC Stock Repurchase

        In November 2003, the Board of Directors of the Company authorized the repurchase of up to $10,000,000 of the Company's common stock. At December 31, 2003, the Company had repurchased 357,600 shares of common stock for an aggregate amount of $6,036,000 or $16.88 per share. On January 27, 2004, the purchases under this plan were completed with approximately $1,000 remaining available under the authorization. At that date, the Company had repurchased 576,100 shares for an aggregate amount of $9,999,000 or $17.36 per share.

Note 11.    Pensions and Other Postretirement Benefits

        The Company sponsors one qualified and several non-qualified pension plans and other postretirement benefit plans for its employees. The qualified pension plan is funded through a trust. Contributions to this plan is based upon the projected unit credit actuarial funding method and are limited to amounts that are currently deductible for tax reporting purposes. Two subsidiaries of the Company sponsor unfunded postretirement health care plans. Both of these plans are non-contributory for retirees and one is contributory for spouses whose contributions increased periodically so that the entire cost for spouses was covered by January 2003.

        The following table illustrates the range of target allocation percentages and the actual relative percentage of plan assets for each major category of plan assets presented on a weighted-average basis as of December 31, 2003 and 2002.

	Percentages of Plan Assets
		At December 31
Plan Assets	Target Allocation 2004
		2003	2002
Equity Securities	55–65%	65%	46%
Debt Securities	35–45%	33%	52%
Real Estate	0%	0%	0%
Other	0–5%	2%	2%

Total	100%	100%	100%

        UIC employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as small and large capitalizations. U.S. equities also are diversified across actively managed and passively invested portfolios. Other assets such as real estate, private equity, and hedge funds are not used by UIC at this time. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements, and periodic asset/liability studies. The assets will be reallocated quarterly or more often to meet the target allocations. Pension investment policies are reviewed by the Investment Committee at least annually and are updated when necessary.

        UIC employs a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed-income securities are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established via a building block approach with proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness. Equity securities are expected to return 10% to 11% over the long-term, while cash and fixed income is expected to return between 4% and 6%. Based on historical experience, the Investment Committee expects that the Plan's asset managers will generate a modest (.5% to 1.0% per annum) premium to their respective market benchmark indices.

        The following table provides a reconciliation of the changes in the pension and other postretirement benefit plans' benefit obligations and fair value of assets during each of the years in the two-year period ended December 31, 2003, and a statement of the funded status as of December 31 of both years:

	Pension Benefits		Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$155,753	$148,864	$23,636	$23,555
Service cost	2,679	2,579	179	320
Interest cost	10,369	10,521	1,587	1,647
Amendments	—	19	—	(437)
Settlements	—	—	—	(216)
Actuarial loss	12,178	5,611	1,394	1,035
Plan participant's contributions	—	—	590	293
Benefits paid	(10,934)	(11,841)	(2,742)	(2,561)

Benefit obligation at end of year	170,045	155,753	24,644	23,636

Change in Plan Assets
Fair value of plan assets at beginning of year	$139,019	$161,268	—	—
Actual return on plan assets	25,712	(10,408)	—	—
Administrative expenses	—	—	(62)	—
Participant contributions	—	—	590	293
Employer contributions	118	—	2,214	2,268
Benefits paid	(10,934)	(11,841)	(2,742)	(2,561)

Fair value of plan assets at end of year	153,915	139,019	—	—

(Underfunded) funded status of plans	(16,130)	(16,734)	(24,644)	(23,636)
Unrecognized net transition obligation asset	—	(4)	—	—
Unrecognized net actuarial loss	51,659	58,057	2,996	1,637
Unrecognized prior service cost	4,085	4,268	(322)	(362)

Net amount recognized	$39,614	$45,587	$(21,970)	$(22,361)

        The following table provides the amounts recognized in the statements of financial position as of December 31, 2003 and 2002:

	Pension Benefits		Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2003	2002
Accrued benefit liability	$(6,755)	$(8,276)	$(21,970)	$(22,361)
Intangible asset	4,085	4,268	N/A	N/A
Accumulated other comprehensive loss	42,284	49,595	N/A	N/A

Net amount recognized	$39,614	$45,587	$(21,970)	$(22,361)

        The accumulated benefit obligation of the defined benefit pension plans was $160,671,000 and $147,296,000 at December 31, 2003 and 2002, respectively. As required by accounting standards, a minimum pension liability is recorded to the extent the accumulated benefit obligation exceeds plan assets. A related intangible asset based on unrecognized prior service cost and an adjustment to accumulated comprehensive loss (a reduction of shareholders' equity) is also recorded. A reduction in shareholders' equity, net of related income tax benefit, has been separately reported in the amount of $28,112,000 and $32,262,000 as of December 31, 2003 and 2002, respectively.

        The expected employer contributions to the pension and other postretirement benefits for the fiscal year ending December 31, 2004 are $259,000 and $2,744,000 respectively.

Weighted-average Assumptions Used to Determine Benefit Obligations

	Pension Benefits		Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2003	2002
Discount rate	6.25%	6.75%	6.25%	6.75%
Rate of compensation increase	4%	4%	N/A	N/A
Current healthcare trend rate*	N/A	N/A	7.00%/5.91%*	7.50%/6.81%*
Ultimate healthcare trend rate	N/A	N/A	5.00%	5.00%
Years of ultimate healthcare trend rate*	N/A	N/A	2008/2005*	2008/2005*

*
defense/energy segments, respectively

Net periodic benefit costs include the following components:

Components of Net Periodic Benefit Cost

	Pension Benefits			Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2001	2003	2002	2001
Service cost	$2,679	$2,579	$1,981	$179	$320	$360
Interest cost	10,369	10,521	10,361	1,587	1,647	1,651
Expected return on plan assets	(11,339)	(13,321)	(14,835)	—	—	—
Amortization of prior service cost	183	183	196	(41)	10	18
Amortization of unrecognized transition assets	(4)	(88)	(88)	—	—	—
Amortization of net loss (gain)	4,427	1,625	—	93	—	—
Settlement—curtailment	—	—	—	—	(287)	(1,933)

Benefit cost (income)	$6,315	$1,499	$(2,385)	$1,818	$1,690	$96

Weighted-average Assumptions Used to Determine Net Periodic Benefit Cost for Year

	Pension Benefits			Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2001	2003	2002	2001
Discount rate	6.75%	7.25%/7.50%(1)	7.50%/8.00%(1)	6.75%	7.25%/7.50%(1)	7.50%/7.75%(1)
Expected return on plan assets	8.50%	8.50%/10.00%(1)	8.50%/10.00%(1)	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	N/A	N/A	N/A
Current healthcare trend rate	N/A	N/A	N/A	7.50%/6.81%(1)	8.00%/7.72%(1)	5.25%/4.00%/ 8.46%(2)
Ultimate healthcare trend rate	N/A	N/A	N/A	5.00%	5.00%/5.50%(1)	5.25%/4.00%/ 6.50%(2)
Years of ultimate healthcare trend rate	N/A	N/A	N/A	2008/2005(1)	2008/2005(1)	2001/2005(1)

(1)
UIC/Detroit Stoker

(2)
UIC Medical/UIC Dental/Detroit Stoker

        Net periodic benefit costs for the defense segment are considered contract costs and are included in cost of sales in the consolidated Statements of Operations. Net periodic benefit costs for other segments are included in selling and administrative expenses in the consolidated Statements of Operations.

        The assumed health care cost trend rate has an effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects.

	1-percent point
(Dollars in thousands)	Increase	Decrease
Effect on total of service and interest cost components in 2003	$41,192	$(41,187)
Effect on postretirement benefit obligation as of December 31, 2003	$383,746	$(382,339)

Defined Contribution Plans

        The Company sponsors a 401(k) plan with employee and employer matching contributions based on specified formulas. The Company's contribution to the 401(k) plan was $3,866,000 in 2003, $3,728,000 in 2002 and $3,488,000 in 2001.

Note 12.    Industry Segment Data

        The Company has two reportable segments: defense and energy systems. Other includes the corporate office. The defense segment's products include unmanned aerial vehicles, training and simulation systems, automated aircraft test and maintenance equipment, and combat vehicles and ordnance systems. The energy segment manufactures combustion equipment for biomass and refuse fuels. The transportation business is reflected as a discontinued operation in the Company's consolidated financial statements.

        The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

        The Company's reportable segments are business units that offer different products. The reportable segments are each managed separately because they manufacture and distribute products with different production processes.

        Sales to agencies of the U.S. Government, primarily by the defense segment, were $249,547,000 in 2003, $161,569,000 in 2002 and $149,047,000 in 2001. No single customer, other than the U.S. Government, accounted for ten percent or more of net sales in any year. Export sales were $40,064,000 in 2003, $66,366,000 in 2002 and $54,670,000 in 2001.

(Dollars in thousands)	Defense	Energy	Other	Reconciliations	Totals
Year Ended December 31, 2003
Net sales	$282,425	$28,522	$—	$—	$310,947
Equity profit in joint venture	57	—	—	—	57
Interest income	1,565	53	361	(1,518)	463
Interest expense	92	60	1,458	(1,518)	92
Depreciation and amortization expense	4,866	382	167	—	5,415
Segment profit (loss)	21,980	3,897	(2,360)	—	23,517
Segment assets	125,646	42,345	62,367	(79,190)	151,168
Capital expenditures	5,960	253	—	—	6,213
Year Ended December 31, 2002
Net sales	$229,215	$29,552	$—	$—	$258,767
Equity profit in joint venture	99	—	—	—	99
Interest income	1,124	25	234	(1,256)	127
Interest expense	776	27	1,296	(1,256)	843
Depreciation and amortization expense	4,730	3,967	66	—	8,763
Segment profit (loss)	17,113	(10,108)	(2,567)	—	4,438
Segment assets	134,426	39,290	72,354	(86,825)	159,245
Capital expenditures	5,026	193	—	—	5,219
Year Ended December 31, 2001
Net sales	$208,575	$29,920	$—	$—	$238,495
Equity profit in joint venture	86	—	—	—	86
Interest income	1,223	107	265	(977)	618
Interest expense	232	—	762	(977)	17
Depreciation and amortization expense	5,589	755	69	—	6,413
Segment profit	18,422	3,042	547	—	22,011
Segment assets	120,735	32,379	128,878	(28,417)	253,575
Capital expenditures	1,601	426	1	—	2,028

	December 31,
(Dollars in thousands)	2003	2002	2001
Assets
Total assets for reportable segments	$230,358	$246,070	$281,992
Elimination of intercompany tax receivable	(8,948)	(21,719)	—
Elimination of intercompany receivable	(383)	—	—
Reclassification of receivables from ETI	—	—	(1,828)
Assets of discontinued operations	6,139	15,092	109,734
Elimination of investment in consolidated subsidiaries	(60,420)	(60,554)	(126,413)
Reclassification of deferred tax liabilities	(15,578)	(19,644)	(9,910)

Total consolidated assets	$151,168	$159,245	$253,575

Other Significant Items
Elimination of intercompany interest	$1,518	$1,256	$977

        Segment profit (loss) includes research and development costs amounting to $5,013,000 in 2003, $4,588,000 in 2002 and $5,520,000 in 2001, principally in the defense segment.

Note 13.    Income Taxes

        The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. In addition, the effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date.

        Following is a reconciliation of the difference between total tax expense and the amount computed by applying the federal statutory income tax rate to income from continuing operations before income taxes for the years ended December 31:

(Dollars in thousands)	2003	2002	2001
Federal income taxes at statutory rate	$7,996	$1,508	$7,884
State and local income taxes, net of federal income tax benefit (including a reduction of $651 in 2001 of a $1,000 tax reserve established in 1997)	434	50	(519)
Non-taxable income	(412)	(772)	—
Other—net	393	(212)	18

Income Taxes—Continuing Operations	$8,411	$574	$7,383

        The Company recorded income tax benefits from its discontinued operations during 2003, 2002 and 2001. Current income taxes receivable associated with these benefits in 2002 are classified as income taxes receivable in the accompanying consolidated balance sheets at December 31, 2002. During 2003, the Company received a tax refund of $16,822,000 related to the net carryback of the tax loss from discontinued operations in 2002 to prior years.

        No Federal income tax payments were made in 2003, 2002 and 2001.

        The Company has approximately $3,998,000 of federal and $12,000,000 of state net operating loss carry forwards that expire in various years beginning in 2010. The Company also has a state research and development credit carry forward of approximately $340,000, which expires in 2007. For financial reporting purposes, a valuation allowance of $1,200,000 has been recognized to offset the deferred tax assets related to these carry forwards.

Deferred income tax balances:

	December 31,
(Dollars in thousands)	2003	2002
Deferred Tax Assets
Net Operating Loss and credit carry forwards	$2,560	$990
Asbestos litigation reserve	4,100	4,179
Pension plans	442	660
Losses on long-term contracts not currently deductible	2,422	2,298
Postretirement benefits and other employee benefits other than pensions	7,899	7,683
Product warranty and other provisions	933	1,097
Vacation pay accruals	1,252	1,007
Other	676	249

Total Deferred Tax Assets	20,284	18,163
Valuation allowance for deferred tax assets	(1,200)	(990)

Net deferred tax assets	19,084	17,173
Deferred Tax Liabilities
Tax over book depreciation	(898)	(435)
Other	(543)	(679)

Total Deferred Tax Liability	(1,441)	(1,114)

Net Deferred Tax Asset	$17,643	$16,059

The net deferred tax asset is classified as follows:
Net current deferred income tax assets	$6,757	$4,528
Net noncurrent deferred income tax assets	$10,886	$11,531

Note 14.    Other Operating Expenses, Net, Other Income, Net, and Other Expenses

	Year Ended December 31,
(Dollars in thousands)	2003	2002	2001
Other Operating Expenses, Net
Change in deferred compensation liability	$238	$(232)	$(212)
Amortization of intangibles	222	226	318
Amortization of facility consolidation costs	302	284	328
Expenses related to the closing of an indirect subsidiary	—	425	—
Other	(95)	—	—

Total other operating expenses, net	$667	$703	$434
Other Income, Net
Insurance recovery—net	$34	$—	$842
Royalties and commissions	70	13	127
Exchange rate fluctuations	122	—	—
Rental income	56	—	—
Other	107	51	116

Total Other Income, net	$389	$64	$1,085
Other Expenses
Exchange rate fluctuations	$—	$—	$182
Uncollectible interest receivable	214	—	—
Write-off of proposed acquisition costs	—	—	159
Professional fees for environmental remediation	334	309	—
Miscellaneous items	9	73	71

Total Other Expense	$557	$382	$412

Note 15.    Selected Quarterly Data (Unaudited)

	2003 Quarter				2002 Quarter
(Dollar amounts in thousands, except per share data and stock prices)
	4th	3rd	2nd	1st	4th	3rd	2nd	1st
Net sales from continuing operations	$83,195	$69,273	$86,037	$72,442	$69,463	$67,109	$65,328	$56,867
Gross profit from continuing operations	20,267	15,540	17,505	14,046	18,288	15,406	11,618	10,805
Income (loss) from continuing operations	6,473	2,801	4,194	1,638	(3,312)	4,462	1,683	1,031
Loss from discontinued operations	(1,936)	(16,751)	(1,286)	(974)	(16,407)	(1,844)	(12,430)	(12,260)
Net income (loss)	4,537	(13,950)	2,908	664	(19,719)	2,618	(10,747)	(11,229)
Basic earnings (loss) per share:
Continuing operations	$0.48	$0.21	$0.32	$0.13	$(0.25)	$0.34	$0.13	$0.08
Discontinued operations	(0.14)	(1.26)	(0.10)	(0.08)	(1.26)	(0.14)	(0.96)	(0.95)
Net income (loss)	0.34	(1.05)	0.22	0.05	(1.51)	0.20	(0.83)	(0.87)
Diluted earnings (loss) per share
Continuing operations	0.47	0.21	0.31	0.12	(0.25)	0.32	0.12	0.08
Discontinued operations	(0.14)	(1.23)	(0.09)	(0.07)	(1.26)	(0.13)	(0.90)	(0.90)
Net income (loss)	0.33	(1.03)	0.21	0.05	(1.51)	0.19	(0.78)	(0.82)
Dividends declared per share	0.10	0.10	0.10	0.10	0.10	0.10	—	0.10
Stock Prices:
High	$18.25	$17.86	$16.90	$16.15	$21.00	$23.90	$26.05	$22.96
Low	$15.90	$14.80	$12.10	$11.36	$12.02	$16.60	$21.30	$15.04

        The Company's common stock is listed on the New York Stock Exchange. The approximate number of shareholders of record as of February 15, 2004 was 1,752.

Note 16.    Commitments and Contingencies

Asbestos

  History

        The Company and its Detroit Stoker subsidiary have been named as defendants in asbestos-related personal injury litigation. Neither the Company nor Detroit Stoker fabricated, milled, mined, manufactured or marketed asbestos, and neither the Company nor Detroit Stoker made or sold insulation products or other construction materials that have been identified as the primary cause of asbestos-related disease in the vast majority of claimants. Rather, Detroit Stoker made several products, some of the parts and components of which used asbestos-containing material fabricated and provided by third parties. Detroit Stoker stopped the use of asbestos-containing materials in connection with its products in 1981.

        As of this date, the Company and Detroit Stoker have not gone to trial with respect to any asbestos-related personal injury claims, although there is no assurance that trials may not occur in the future. Accordingly, as of this date, neither the Company nor Detroit Stoker have been required to pay any punitive damage awards, although there can be no assurance this might not occur in the future. Cases involving the Company and Detroit Stoker typically name 80 to 120 defendants, although some cases have as few as 6 and as many as 250 defendants.

Defenses

        Management continues to believe that a majority of the claimants in pending cases will not be able to demonstrate that they have been exposed to the Company's and Detroit Stoker's asbestos-containing products or suffered any compensable loss as a result of such exposure. This belief is based in large part on two factors: the limited number of asbestos-containing products and betterments manufactured by the Company and Detroit Stoker and the Company's and Detroit Stoker's access to historical sales, service, and other historical business records going back over 100 years, which allow the Company and Detroit Stoker to determine to whom Detroit Stoker's products were sold, the date of sale, the installation site and the date products were removed from service. In addition, because of the limited and restricted placement of the asbestos containing products, even at sites where a claimant can verify his or her presence during the same period those products were installed, liability of the Company and Detroit Stoker cannot be presumed because even if an individual contracted an asbestos-related disease, not everyone who was employed at a site was exposed to the Company's and Detroit Stoker's asbestos-containing products. These factors have allowed the Company and Detroit Stoker to effectively manage their asbestos-related claims.

Settlements

        Settlements are made without any admission of liability. Settlement amounts may vary depending upon a number of factors, including the jurisdiction where the action was brought, the nature and extent of the disease alleged and the associated medical evidence, the age and occupation of the claimant, the existence or absence of other possible causes of the claimant's alleged illness, and the availability of legal defenses, as well as whether the action is brought alone or as part of a group of claimants. Before paying any settlement amount, the Company and Detroit Stoker require proof of exposure to their asbestos-containing products and proof of injury to the plaintiff. In addition, the claimant is required to execute a full and unconditional release of the Company, Detroit Stoker and associated parties, from any liability for asbestos-related injuries or claims.

Insurance Coverage

        The insurance coverage available to the Company and Detroit Stoker is substantial. Following the institution of asbestos litigation, an effort was made to identify all of its primary and excess insurance carriers from 1940 through 1990. There were approximately 40 such carriers, all of which were put on notice of the litigation. In November of 1999, a Participation Agreement was entered into among the Company, Detroit Stoker and its primary insurance carriers. The Participation Agreement is an advance understanding that supplements all of the contracts of insurance, without altering the coverage of the contracts, that creates an administrative framework within which the insurers and the Company and Detroit Stoker can more efficiently and effectively manage the large quantity of on-going litigation. Any party may terminate the Participation Agreement, without cause, by giving the other parties 60 days prior written notice. Termination of the Participation Agreement does not affect any rights or obligations of the parties that have accrued under the agreement on or before the effective date of the termination, nor does it affect any rights outside of the agreement.

        Although the carriers can opt out of the Participation Agreement on 60 days notice, management does not believe that this will occur in the immediate or near term. For example, unless a carrier professes to have met the limits of its liability, it would have to consider the potentially greater costs of permitting the Company and Detroit Stoker to handle their own cases. Further, opting out of the Participation Agreement does not exculpate liability on the part of the carrier.

        The Company retained a consulting firm with expertise in the field of evaluating insurance coverage and the likelihood of recovery for claims, such as costs incurred in connection with asbestos-related injury claims. In 2002, that firm worked with the Company to project the insurance coverage of the Company and Detroit Stoker for asbestos-related claims. The insurance consultant's conclusions were based primarily on a review of the Company's and Detroit Stoker's coverage history, application of reasonable assumptions on the allocation of coverage consistent with industry standards, an assessment of the creditworthiness of the insurance carriers, and the experience of and a review of the report of the asbestos consultant described below. The insurance consultant also considered the Participation Agreement.

        Based on the assumptions employed by and the report prepared by the insurance consultant, other variables, and the report prepared by the asbestos consultant, the Company recorded an estimated insurance recovery as of December 31, 2002, of $20,343,000 reflecting the estimate determined to be probable of being available to mitigate the Company's and Detroit Stoker's potential asbestos liability through 2012.

Quantitative Claims Information

        As of December 31, 2003, the Company and Detroit Stoker were named in asbestos litigation pending in Maryland, Michigan, Mississippi and North Dakota. As of December 31, 2003, there were approximately 19,117 pending claims, compared to approximately 13,608 pending claims as of December 31, 2002, and approximately 295 pending claims as of December 31, 2001. Because claims are often filed and disposed of by dismissal or settlement in large numbers, the amount and timing of settlements and the number of open claims during a particular period can fluctuate from period to period. In addition, most of these lawsuits do not include specific dollar claims for damages, and many include a number of plaintiffs and multiple defendants. Therefore, the Company cannot provide any meaningful disclosure about the total amount of the damages sought. In addition, the direct asbestos-related expenses of the Company and Detroit Stoker for defense and indemnity for the past five years were not material.

        A significant increase in the volume of asbestos-related bodily injury cases arose in Mississippi beginning in 2002 and extended through mid-year 2003. This peak in the volume of claims in Mississippi was apparently due to the passage of tort reform legislation (applicable to asbestos-related injuries), which became effective at the end of 2002 and which resulted in a large number of claims being filed in Mississippi by plaintiffs seeking to ensure their claims would be governed by the law in effect prior to the passage of tort reform. As of December 31, 2003, all 18,652 claims pending in Mississippi are associated with cases filed before January 1, 2003.

        The Company and Detroit Stoker have obtained dismissals of many pending claims. In 2003 and 2002, the Company and Detroit Stoker were able to have approximately 461 and 65 claims, respectively, dismissed. Those dismissals included 80 claims out of 83 claims in Michigan that had been scheduled for trial in October 2003. The remaining three claims were subsequently dismissed in January 2004. During 2003, the Company and Detroit Stoker settled two pending claims, and during 2002, they settled one pending claim. Although these historical figures provide some insight into the Company's and Detroit Stoker's experience with asbestos litigation, no guarantee can be made as to the dismissal and settlement rate the Company and Detroit Stoker will experience in the future.

        In 2002, the Company engaged a consulting firm with expertise in the field of evaluating asbestos bodily-injury claims to assist the Company in projecting the future asbestos-related liabilities and defense costs of the Company and Detroit Stoker. The methodology used by this asbestos consultant to project future asbestos-related costs is based primarily on estimates of the labor force exposed to asbestos in the Company's and Detroit Stoker's products, epidemiological modeling of asbestos-related disease manifestation, and estimates of claim filings and settlement and defense costs that may occur in the future. Using this information, the asbestos consultant estimated the number of future claims that would be filed, as well as the related costs that would be incurred in resolving those claims. The Company's and Detroit Stoker's claims history prior to 2002 was not a significant variable in developing the estimates because such history was not significant as compared to the number of claims filed in 2002.

        Projecting future asbestos costs is subject to numerous variables that are extremely difficult to predict. In addition to the significant uncertainties surrounding the number of claims that might be received, other variables include the type and severity of the disease alleged by each claimant, the long latency period associated with asbestos exposure, dismissal rates, costs of medical treatment, the impact of bankruptcies of other companies that are co-defendants in claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, and the impact of potential changes in legislative or judicial standards. Furthermore, any predictions with respect to these variables are subject to even greater uncertainty as the projection period lengthens. In light of these inherent uncertainties, the Company's and Detroit Stoker's limited claims history prior to 2002 and consultation with its asbestos and insurance consultants, the Company believes that ten years is the most reasonable period for recognizing a reserve for future costs, and that costs that might be incurred after that period are not reasonably estimable. As a result, the Company also believes that its ultimate net asbestos-related contingent liability (i.e., its indemnity or other claim disposition costs plus related legal fees less insurance recoveries) cannot be estimated with certainty.

        Given the inherent uncertainty in making future projections, the Company plans to have the projections of current and future asbestos claims periodically re-examined, and the Company will update them if needed based on the experience of the Company and Detroit Stoker and other relevant factors such as changes in the tort system and the resolution of bankruptcies of various asbestos defendants.

        Based on the assumptions employed by and the report prepared by the asbestos consultant and other variables, the Company recorded a reserve for its estimated bodily injury liabilities for asbestos-related matters through 2012 in the amount of $31,852,000 as of December 31, 2002, including damages and defense costs.

        The asbestos liability for the twelve months ended December 31, 2003 decreased by $257,000 due to the payment of claim-related expenses.

        Asbestos-related balances are included in the following balance sheet accounts:

	December 31,
	2003	2002
Insurance receivables for asbestos related liabilities	$20,317,000	$20,343,000
Asbestos-related liabilities	$31,595,000	$31,852,000

        After considering the efforts of both consultants and based upon the facts as now known, including the reasonable possibility that claims will be received and paid over the next 50 year period, the Company believes that although asbestos claims could have a material adverse effect on the Company's financial condition or results of operations in a particular reporting period, asbestos claims should not have a material adverse effect on the Company's long term financial condition, liquidity or results of operations. No assurances can be given, however, as to the actual amount of the Company's and Detroit Stoker's liability for such present and future claims or insurance recoveries, and the differences from estimated amounts could be material.

Reform Legislation

        The outlook for federal legislation to provide national asbestos litigation reform continues to be uncertain. The Company is not certain as to what contributions and the duration of such contributions that the Company and Detroit Stoker would be required to make pursuant to such legislation. No assurances can be given, however, that the proposed bill or any other asbestos legislation will ultimately become law, or when such action might occur.

State of Arizona Department of Environmental Quality v. UIC, et al.

        On May 19, 1993, the Company was named as one of three defendants in a civil action brought pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") by the Arizona Department of Environmental Quality ("ADEQ") in the United States District Court for the District of Arizona. ADEQ sought remediation of a manufacturing site in the State of Arizona operated by U.S. Semiconductor Products, Inc. ("U.S. Semiconductor"), a manufacturer of semiconductors formerly owned by the Company. ADEQ alleged that from 1959 until the Company sold U.S. Semiconductor in 1961, U.S. Semiconductor disposed of tricholoroethylene, a "hazardous substance," and other hazardous substances under CERCLA, onto the ground and into various pits and drains located on the site.

        In 1996, the Company entered into a consent decree with ADEQ. Pursuant to the consent decree, the Company is required to complete a Remedial Investigation/Feasibility Study ("RI/FS"), pay $125,000 for past response costs, pay quarterly Arizona oversight costs (averaging less than $10,000 annually) and pay $125,000 for future response costs plus a graduated percentage of the cleanup costs for the site if those costs are in excess of $10,000,000 but less than $40,000,000. The Company's liability for future response costs under the consent decree is capped at $1,780,000 in addition to the $125,000 that the Company has already paid. In connection with the RI/FS, the Company has retained a consultant at an average annual cost of $200,000. The Company understands that the Remedial Investigation will be submitted for ADEQ approval during the month of March 2004. Assuming timely ADEQ approval, the Company will submit the Feasibility Study in June 2004. Management believes that it will reach closure with ADEQ on an acceptable basis to the Company following approval of the Feasibility Study. No assurances can be given, however, as to the actual extent to which the Company may be determined to have further liability, if at all.

Michigan Department of Natural Resources

        Detroit Stoker was notified in March 1992 by the Michigan Department of Natural Resources ("MDNR") that it is a potentially responsible party in connection with the cleanup of a former industrial landfill located in Port of Monroe, Michigan. MDNR is treating the Port of Monroe landfill site as a contaminated facility within the meaning of the Michigan Environmental Response Act ("MERA"). Under MERA, if a release or potential release of a discarded hazardous substance is or may be injurious to the environment or to the public health, safety or welfare, MDNR is empowered to undertake or compel investigation and response activities in order to alleviate any contamination threat. Management believes it would be considered a de minimus potentially responsible party and does not believe that the resolution of this matter will have a materially adverse effect on the Company's financial condition or results of operations. Detroit Stoker intends to aggressively defend these claims. No assurances can be given, however, as to the actual extent to which the Company may be determined to be liable if at all.

Other Performance Guarantees

        In connection with certain of its contracts, the Company commits to certain performance guarantees. The ability of the Company to perform under these guarantees may, in part, be dependent on the performance of other parties, including partners and subcontractors. If the Company is unable to meet these performance obligations, the performance guarantees could have a material adverse effect on product margins and the Company's results of operations, liquidity or financial position. The Company monitors the progress of its partners and subcontractors and does not believe that their performance will adversely affect these contracts as of December 31, 2003. No assurances can be given, however, as to the Company's liability if the Company's partners or subcontractors are unable to perform their obligations.

Discontinued Transportation Operations Performance and Payment Indemnity Obligations

        In connection with the discontinued transportation operations, AAI owns a 35% share of ETI. Skoda a.s. owns the remaining 65% share of ETI. ETI's one remaining production contract is with MUNI and involves the design and manufacture of 273 electric trolley buses (ETBs). In executing its contract with MUNI, ETI has entered into subcontracts with AAI, certain Skoda operating affiliates and others. Both AAI and the Skoda operating affiliates have essentially completed their initial delivery requirements and are now subject to warranty requirements, which will continue through 2014. Currently, ETI is in the process of completing the final assembly and delivery of the remaining ETB's. At March 1, 2004, ETI had delivered 271 of the 273 ETB's in the MUNI order. In addition, ETI is completing a retrofit program that incorporates final design changes for many of the previously delivered buses. The Company expects ETI's retrofit program to be completed during the third quarter of 2004.

        The Company and AAI have agreed to certain indemnification obligations related to surety bonds required by the MUNI customer.

        The first of these surety bond indemnification obligations is associated with advance payments received by ETI that related to the MUNI contract. In January 2003, this advance payment bond was reduced from $20,000,000 to $9,100,000 and reduced again in August of 2003 to $1,350,000. In February 2004, MUNI authorized the release of this bond in its entirety. The release of this bond is related to the MUNI customer's acceptance of certain deliveries.

        In addition, there is a surety bond that guarantees ETI's performance under the MUNI contract. AAI has agreed to indemnify the surety, if necessary, for up to approximately $14,800,000 (or 35% of the original bond amount). Unless a claim is made against this bond, AAI's related indemnification obligation is contractually required to be released upon ETI providing a warranty bond at the conclusion of the production phase of the MUNI contract.

        Thirdly, there is a surety bond that guarantees payment to subcontractors and vendors for labor and materials provided to ETI under the MUNI contract, for which AAI has also agreed to indemnify the surety, if necessary, for up to approximately $14,800,000 (again, 35% of the original bond amount). During the fourth quarter of 2003 it became apparent that ETI would be unable to pay AAI amounts due on its subcontract and secunded services receivables. At December 31, 2003, the Company believes it has adequately provided for the uncollectibility of these receivables. As a result of the non-payment of the receivables, AAI filed a claim with the surety of the labor and materials bond seeking recovery. Because the claim is still pending, the Company cannot at this time estimate the amount of such a recovery, if any, or when it may be received.

        Finally, AAI previously executed an indemnity agreement to indemnify the surety up to 35% of the warranty bond amount, which would be expected to be about $20,000,000 in total. It is possible that the warranty bond surety may demand that the Company indemnify for a greater percentage of such amount, and perhaps up to 100%, and to provide collateral for such indemnity.

        The ability of ETI to perform under its obligations is, in part, dependent on the performance of other parties, including AAI, the Skoda operating affiliates and other subcontractors. Thus, the ability to timely perform under the MUNI contract is, to a significant extent, outside of ETI's control. Skoda's operating affiliates have delivered products and services under their subcontracts with ETI through January 2004. Following the bankruptcy declaration by Skoda a.s. in 2001 in the Czech Republic, effective in 2002, the discontinued transportation operations of the Company began recording 100%, instead of 35%, of ETI's losses. This was necessitated by the Company's and AAI's various indemnity obligations described in detail above, which exceed the amount of the losses recorded. The additional losses recorded by the Company for Skoda's 65% share of ETI's losses totaled $16,171,000 and $17,264,000 during 2003 and 2002, respectively. Since January 1, 2002, AAI has recorded $33,435,000 of losses related to ETI that represent Skoda's 65% share. If Skoda continues to fail to provide ETI with additional funding, or if ETI is unable to meet its performance or payment obligations, the AAI indemnification obligations to the surety could have a material adverse effect on the Company's results of operations, liquidity and/or financial condition. For this reason, AAI monitors the progress of ETI, the Skoda subcontractors, and ETI's other subcontractors.

        AAI has agreed to provide up to $3,000,000 of funds to ETI pursuant to a callable on demand revolving credit agreement. At December 31, 2003 this credit agreement expired and there were no borrowings under this agreement by ETI.

        As noted above, although AAI has essentially completed its subcontract with ETI on the MUNI program, it has continued to support ETI as a provider of seconded services, to allow ETI to satisfy its remaining commitments to MUNI. The apparent inability of Skoda a.s. to fund its obligations to ETI under the shareholders' agreement, coupled with the additional losses expected to be incurred by ETI have caused the Company to reassess its continued support of ETI while ETI pursues opportunities to mitigate the cost growth of the MUNI program.

        In February 2004, an agreement in principle was reached among ETI, AAI and MUNI to settle ETI's contract disputes with MUNI. Pursuant to the proposed settlement, MUNI would relieve ETI of its warranty and bonding obligations, as well as other obligations under the contract, except for delivery of all electric trolley buses ordered and performance of a defined scope of work related to the deliveries. In exchange, MUNI would receive a release from any claims that ETI might assert, a cash payment (to be offset by MUNI from payments remaining due under the contract), and certain other consideration. AAI would agree to guaranty certain obligations of ETI, make a cash payment to MUNI, and provide other consideration, in exchange for a release from its warranty and all further obligations under its subcontract with ETI. As a result of the release of ETI from its performance bonding obligation, AAI would be released from its indemnification of the surety. The proposed settlement is subject to the approval of the Board of Directors of San Francisco's Municipal Transportation Agency and the Company's Board of Directors. Management believes that these agreements, if executed, will not have a material adverse effect on the Company's liquidity or results of operations. No assurances can be given as to whether the settlement will be executed or its timing.

        ETI's Dayton electric trolley bus contract required a performance bond of about $16,000,000 that was outstanding at December 31, 2002. The Company had agreed to jointly and severally indemnify the surety, if necessary, under that bond. In February 2003, the Company was released from this $16,000,000 bond.

        On July 26, 2002, the Company sold two transportation overhaul contracts with the New Jersey Transit Corporation and Maryland Transit Administration and related assets and liabilities to ALSTOM Transportation, Inc. ("ALSTOM"). The Company agreed to indemnify ALSTOM against certain breaches by AAI of representations and covenants pursuant to the Master Agreement ("Agreement"). Certain of such indemnity claims are subject to a requirement that notice be given within nine months of the closing and are subject to a maximum exposure of $4,250,000. Other indemnification claims are not so limited.

        On March 3, June 5 and November 5, 2003, and on January 15, 2004, ALSTOM raised certain indemnification matters totaling about $8,500,000 to the Company to be discussed by ALSTOM's and the Company's respective managements. The Company continues to evaluate documentation concerning ALSTOM's original and three revisions detailing alleged claims. These matters are still pending and the Company is unable to determine whether the Company may have any liability with respect thereto, and if so, to what extent. AAI is also evaluating its counterclaims against ALSTOM. If the respective senior management representatives should fail to resolve the issues informally, the Agreement requires the parties to submit to mediation and then binding arbitration in lieu of litigation.

Other Lawsuits and Claims

        In the normal course of its continuing and discontinued business, various lawsuits, claims and procedures have been or may be instituted or asserted against the Company. Based on currently available facts, except as otherwise set forth above, the Company believes that the disposition of matters pending or asserted will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

Note 17.    Discontinued Transportation Operation

        Summary results of the transportation segment that have been classified separately as discontinued operations, were as follows:

	Year Ended December 31,
(Dollars in thousands)	2003	2002	2001
Sales	$13,204	$27,447	$47,439
Loss before income taxes	$(32,221)	$(66,053)	$(14,886)
Income tax benefit	(11,274)	(23,112)	(5,621)

Net loss from discontinued operations	$(20,947)	$(42,941)	$(9,265)

	Year Ended December 31,
(Dollars in thousands)	2003	2002	2001
Net cash, after tax, used for discontinued operations
Net loss	$(20,947)	$(42,941)	$(9,265)
Loss on sale of assets	—	21,500	—
Decrease (increase) in trade receivable	908	16,473	(9,772)
Decrease (increase) in inventories	9,003	(5,104)	(21,974)
(Decrease) increase in customer advances	(1,087)	(4,556)	491
Decrease in income taxes	(958)	(22,641)	(5,380)
(Decrease) increase in accounts payable and other current liabilities	(1,733)	(5,785)	14
Increase other	6,868	5,248	427

Net cash, after tax, used for discontinued operations	$(7,946)	$(37,806)	$(45,459)

        Assets and liabilities of the discontinued operations were as follows:

	December 31,
(Dollars in thousands)	2003	2002	2001
Assets
Trade receivables from ETI	$39,322	$25,961	$20,895
Less allowances	(39,322)	(25,053)	(1,673)
Inventories	10	9,013	73,236
Prepaid expenses and other current assets	51	51	51
Deferred taxes	5,028	4,070	7,497
Investment in ETI	1,050	1,050	1,050
Other receivables from ETI	9,111	2,935	1,205
Less allowances	(9,111)	(2,935)	(1,205)
Property and equipment	—	—	5,800

Total Assets	$6,139	$15,092	$106,856

Liabilities
Accounts payable	$376	$1,674	$7,118
Accrued employee compensation and taxes	617	1,052	1,393
Customer advances	—	1,087	35,983
Provision for contract losses	11,266	1,450	6,522
Other	4,352	7,300	6,511

Total Liabilities	$16,611	$12,563	$57,527

        The Company has provided for ETI's inability to pay the trade receivables from ETI ($39,322,000 in 2003, relating to AAI's subcontract on the MUNI program) and the other receivables from ETI ($9,111,000 in 2003, relating to AAI's secunded services arrangement) as part of its recognition of 100% of ETI's losses.

Note 18.    Investment in Unconsolidated Investees

Discontinued Transportation Operations

        During the years ended December 31, 2003, 2002 and 2001, the sales, cost of sales, gross loss and cash drain recognized by the discontinued transportation operation on subcontracts with ETI are as follows:

(Dollars in thousands)	2003	2002	2001
Sales	$15,040	$13,614	$29,975
Cost of sales	15,040	20,175	31,351

Gross loss	$—	$(6,561)	$(1,376)
Cash drain	$(4,357)	$(11,729)	$(8,946)

        AAI also performs work for ETI pursuant to a unit rate secunded services agreement. During 2003, 2002 and 2001 the discontinued transportation operation experienced a cash drain related to this arrangement of $195,000, $1,730,000 and $6,176,000, respectively.

        In 2003 the transportation operation recorded a loss of $24,879,000 related to its equity interest in the net loss of ETI and the estimated losses through completion of the remaining contract. This loss included a provision of $8,708,000 related to the Company's 35% equity share of the estimated losses by ETI, and a $16,171,000 provision related to the 65% equity share of Skoda of ETI's estimated losses for the reasons specified in Note 16 above. In 2002 the transportation operation recorded a loss of $26,560,000 (net of a $1,828,000 reserve previously recorded by the Company) related to the net loss of ETI and the estimated losses of ETI through completion of the remaining contract. This loss included a provision of $9,296,000 related to the Company's 35% equity share of estimated losses by ETI, and a $17,264,000 provision related to the 65% equity share of Skoda of ETI's estimated losses, again for the reasons specified in Note 16 above. The transportation operation recorded a loss of $180,000 in 2001 related to its equity interest in the net loss of ETI.

        Summary financial information of the ETI entity is as follows:

	December 31,
(Dollars in thousands)	2003	2002	2001
Current Assets	$13,032	$72,542	$131,794
Plant Property and Equipment and Other Assets	193	1,482	3,058
Current Liabilities	83,708	119,627	152,070
Net Sales	82,828	64,766	14,580
Gross Loss	(24,879)	(28,388)	(514)
Net Loss	$(24,879)	$(28,388)	$(514)

        Included in the current liabilities above are amounts due to the Company's subsidiary, AAI, of $53,764,000, $52,687,000 and $20,683,000 in 2003, 2002 and 2001, respectively. These amounts have been fully reserved for, as future collectibility is not expected.

Continuing Operations

        The Company also has a 50% interest in Pioneer UAV, Inc. The Company's investment was $1,519,000, $1,462,000 and $2,724,000 in 2003, 2002 and 2001, respectively. The Company had no advances to the investee at December 31, 2003, 2002 or 2001. The Company's share of the venture's profits were $57,000, $99,000 and $86,000 in 2003, 2002 and 2001, respectively.

Note 19.    Earnings per Share

        The following table sets forth the computation of basic and diluted earnings per share:

	2003	2002	2001
Basic Weighted Average Shares	13,219,000	13,021,000	12,697,000
Effect of Dilutive securities:
Employee and non-employee director stock options	443,000	677,000	592,000

Diluted Weighted Average Shares	13,662,000	13,698,000	13,289,000
Basic Earnings (Loss) per Share:
Income from continuing operations	$1.14	$0.30	$1.15
Loss from discontinued operations	(1.58)	(3.30)	(0.73)
Net (loss) income	(0.44)	(3.00)	0.42
Diluted Earnings (Loss) per Share:
Income from continuing operations	1.10	0.28	1.10
Loss from discontinued operations	(1.53)	(3.13)	(0.70)
Net (Loss) income	$(0.43)	$(2.85)	$0.40

Note 20.    Restructuring Charge

        On October 31, 2003, the Company closed its New York City office and relocated the corporate activities handled at that location to its existing facility in Hunt Valley, Maryland. Accordingly, the Company recorded a charge of $546,000 related to severance costs for the former employees at that location and a charge of $355,000 related to the closure of the New York City office, for a total charge of $901,000, which is included in selling and administrative expenses in the consolidated statement of operations. The total related reserve was $822,000 as of December 31, 2003.

        Effective May 17, 2002, Detroit Stoker ceased the foundry operation conducted by its wholly owned subsidiary, Midwest Metallurgical Laboratory, Inc. (Midwest). In conjunction with the ceased operations the Company wrote off the value of all of Midwest's assets and incurred severance and other cash charges totaling approximately $1,287,000 related to the restructuring including operating losses of Midwest. In addition, the Company accelerated depreciation of its foundry facility during the foundry's operating period in 2002. Depreciation of this facility was $3,420,000 during 2002. There was no related reserve as of December 31, 2003 and 2002.

Note 21.    Supplemental Guarantor Information

        On September 15, 2004, United Industrial Corporation issued and sold $120,000,000 aggregate principal amount of 3.75% Convertible Senior Notes, which are fully and unconditionally guaranteed by AAI Corporation, the Company's wholly-owned subsidiary that constitutes the Defense segment. The 3.75% Convertible Senior Notes are not guaranteed by Detroit Stoker Company, the Company's wholly-owned subsidiary that constitutes the Energy segment. The following condensed consolidating financial information sets forth supplemental information for United Industrial Corporation, the parent company, AAI, the guarantor subsidiary, and Detroit Stoker Company, the non-guarantor subsidiary, as of December 31, 2003 and 2002, and for each of the years ended December 31, 2003, 2002, and 2001.

CONDENSED CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 2003

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
ASSETS
Current Assets
Cash and cash equivalents	$648	$17,482	$6,008	$—	$24,138
Trade receivables	25	29,919	3,433	—	33,377
Inventories	—	14,539	2,429	—	16,968
Other current assets	1,240	7,571	679	(73)	9,417
Assets of discontinued operations	—	6,139	—	—	6,139

Total Current Assets	1,913	75,650	12,549	(73)	90,039
Insurance receivable—asbestos litigation	—	—	20,317	—	20,317
Property and equipment, net	—	20,122	2,094	—	22,216
Other assets	34	26,577	7,490	(15,505)	18,596
Intercompany receivables (payables)	—	9,436	(105)	(9,331)	—
Investment in consolidated subsidiaries	60,420	—	—	(60,420)	—

Total Assets	$62,367	$131,785	$42,345	$(85,329)	$151,168

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities of discontinued operations	$—	$16,611	$—	$—	$16,611
Other current liabilities	4,980	23,051	3,866	(73)	31,824
Reserve for asbestos litigation	—	—	31,595	—	31,595
Other long-term liabilities	1,138	48,935	(4,377)	(15,505)	30,191
Intercompany payables (receivables)	15,302	(6,325)	354	(9,331)	—
Shareholders' equity	40,947	49,513	10,907	(60,420)	40,947

Total Liabilities and Shareholders' Equity	$62,367	$131,785	$42,345	$(85,329)	$151,168

CONDENSED CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 2002

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
ASSETS
Current Assets
Cash and cash equivalents	$120	$1,103	$2,412	$—	$3,635
Trade receivables	142	34,992	2,554	—	37,688
Inventories	—	16,511	4,440	—	20,951
Federal income tax receivable	15,509	—	—	—	15,509
Other current assets	1,395	3,878	672	(66)	5,879
Assets of discontinued operations	—	15,092	—	—	15,092

Total Current Assets	17,166	71,576	10,078	(66)	98,754
Insurance receivable—asbestos litigation	—	—	20,343	—	20,343
Property and equipment, net	167	18,806	2,223	—	21,196
Other assets	131	30,788	7,611	(19,578)	18,952
Intercompany (payables) receivables	(5,664)	28,348	(965)	(21,719)	—
Investment in consolidated subsidiaries	60,554	—	—	(60,554)	—

Total Assets	$72,354	$149,518	$39,290	$(101,917)	$159,245

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities of discontinued operations	$—	$12,563	$—	$—	$12,563
Other current liabilities	3,016	27,712	5,035	(66)	35,697
Reserve for asbestos litigation	—	—	31,852	—	31,852
Other long-term liabilities	864	55,041	(4,825)	(19,578)	31,502
Intercompany payables (receivables)	20,843	2,022	(1,146)	(21,719)	—
Shareholders' equity	47,631	52,180	8,374	(60,554)	47,631

Total Liabilities and Shareholders' Equity	$72,354	$149,518	$39,290	$(101,917)	$159,245

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
Net sales	$—	$282,425	$28,522	$—	$310,947
Cost of sales	—	227,113	16,476	—	243,589

Gross profit	—	55,312	12,046	—	67,358
Selling and administrative expenses	691	34,408	7,618	—	42,717
Asbestos litigation expense	—	—	717	—	717
Other operating expense — net	238	429	—	—	667

Total operating (loss) income	(929)	20,475	3,711	—	23,257

Non-operating income and (expense):
Interest income	301	109	53	—	463
Other income	—	196	193	—	389
Interest expense	—	(92)	—	—	(92)
Intercompany interest (expense) income	(1,398)	1,458	(60)	—	—
Equity in net income of joint venture	—	57	—	—	57
Other expenses	(334)	(223)	—	—	(557)

	(1,431)	1,505	186	—	260

(Loss) income from continuing operations before income taxes	(2,360)	21,980	3,897	—	23,517
(Benefit from) provision for income taxes	(803)	7,840	1,374	—	8,411

(Loss) income from continuing operations	(1,557)	14,140	2,523	—	15,106
Loss from discontinued operations—net of income tax benefit	—	(20,947)	—	—	(20,947)
Equity in net loss of subsidiaries	(4,284)	—	—	4,284	—

Net (loss) income	$(5,841)	$(6,807)	$2,523	$4,284	$(5,841)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
Net sales	$—	$229,215	$29,552	$—	$258,767
Cost of sales	—	181,626	21,024	—	202,650

Gross profit	—	47,589	8,528	—	56,117
Selling and administrative expenses	1,352	30,411	6,769	—	38,532
Asbestos litigation expense	—	—	11,509	—	11,509
Other operating (income) expense—net	(228)	506	425	—	703

Total operating (loss) income	(1,124)	16,672	(10,175)	—	5,373

Non-operating income and (expense):
Interest income	—	102	25	—	127
Other (expense) income	(1)	(4)	69	—	64
Interest expense	(266)	(577)	—	—	(843)
Intercompany interest (expense) income	(796)	823	(27)	—	—
Equity in net income of joint venture	—	99	—	—	99
Other expense	(380)	(2)	—	—	(382)

	(1,443)	441	67	—	(935)

(Loss) income from continuing operations before income taxes	(2,567)	17,113	(10,108)	—	4,438
(Benefit from) provision for income taxes	(1,289)	5,573	(3,710)	—	574

(Loss) income from continuing operations	(1,278)	11,540	(6,398)	—	3,864
Loss from discontinued operations—net of income tax benefit	—	(42,941)	—	—	(42,941)
Equity in net loss of subsidiaries	(37,799)	—	—	37,799	—

Net loss	$(39,077)	$(31,401)	$(6,398)	$37,799	$(39,077)

UNITED INDUSTRIAL CORPORATION
NOTES TO FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
Net sales	$—	$208,575	$29,920	$—	$238,495
Cost of sales	—	164,609	19,921	—	184,530

Gross profit	—	43,966	9,999	—	53,965
Selling and administrative expenses	(22)	25,650	7,252	—	32,880
Other operating (income) expense—net	(212)	646	—	—	434

Total operating income	234	17,670	2,747	—	20,651

Non-operating income and (expense):
Interest income	47	494	77	—	618
Other income	842	55	188	—	1,085
Interest expense	(2)	(15)	—	—	(17)
Intercompany interest (expense) income	(542)	512	30	—	—
Equity in net income of joint venture	—	86	—	—	86
Other expense	(32)	(380)	—	—	(412)

	313	752	295	—	1,360

Income from continuing operations before income taxes	547	18,422	3,042	—	22,011
(Benefit from) provision for income taxes	(474)	6,796	1,061	—	7,383

Income from continuing operations	1,021	11,626	1,981	—	14,628
Loss from discontinued operations—net of income tax benefit	—	(9,265)	—	—	(9,265)
Equity in net income of subsidiaries	4,342	—	—	(4,342)	—

Net income	$5,363	$2,361	$1,981	$(4,342)	$5,363

UNITED INDUSTRIAL CORPORATION
NOTES TO FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
OPERATING ACTIVITIES:
Cash flows from continuing operations	$17,906	$19,720	$3,209	$—	$40,835
Cash flows used in discontinued operations	—	(7,946)	—	—	(7,946)

Net cash provided by operating activities	17,906	11,774	3,209	—	32,889

INVESTING ACTIVITIES:
Purchase of property and equipment	—	(5,960)	(253)	—	(6,213)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	5,178	—	—	—	5,178
Dividends paid	(5,315)	—	—	—	(5,315)
Purchase of treasury shares	(6,036)	—	—	—	(6,036)
Intercompany	(11,205)	10,565	640	—	—

Net cash (used in) provided by financing activities	(17,378)	10,565	640	—	(6,173)

Increase in cash and cash equivalents	528	16,379	3,596	—	20,503
Cash and cash equivalents at beginning of year	120	1,103	2,412	—	3,635

Cash and cash equivalents at end of year	$648	$17,482	$6,008	$—	$24,138

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
OPERATING ACTIVITIES:
Cash flows from continuing operations	$(2,721)	$23,057	$2,530	$—	$22,866
Cash flows used in discontinued operations	—	(37,806)	—	—	(37,806)

Net cash (used in) provided by operating activities	(2,721)	(14,749)	2,530	—	(14,940)

INVESTING ACTIVITIES:
Proceeds from sale of assets for discontinued operations	—	20,744	12	—	20,756
Increase in amount due from investee for discontinued operations	—	(3,648)	—	—	(3,648)
Repayment of advances by investee of discontinued operations	—	1,917	—	—	1,917
Purchase of property and equipment	—	(5,026)	(193)	—	(5,219)
Repayment of advances and dividend received by investee	—	1,360	—	—	1,360

Net cash provided by (used in) investing activities	—	15,347	(181)	—	15,166

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,825	—	—	—	1,825
Dividends paid	(3,912)	—	—	—	(3,912)
Intercompany	4,441	(4,402)	(39)	—	—
Dividends received from (paid to) affiliate	350	—	(350)	—	—

Net cash provided by (used in) financing activities	2,704	(4,402)	(389)	—	(2,087)

(Decrease) increase in cash and cash equivalents	(17)	(3,804)	1,960	—	(1,861)
Cash and cash equivalents at beginning of year	137	4,907	452	—	5,496

Cash and cash equivalents at end of year	$120	$1,103	$2,412	$—	$3,635

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2001

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
OPERATING ACTIVITIES:
Cash flows from continuing operations	$6,896	$34,408	$1,866	$—	$43,170
Cash flows used in discontinued operations	—	(45,459)	—	—	(45,459)

Net cash provided by (used in) operating activities	6,896	(11,051)	1,866	—	(2,289)

INVESTING ACTIVITIES:
Increase in amount due from investee for discontinued operations	—	(2,986)	—	—	(2,986)
Repayment of advances by investee of discontinued operations	—	2,730	—	—	2,730
Purchase of property and equipment	(1)	(1,601)	(426)	—	(2,028)
Capital expenditures of discontinued operations	—	(2,610)	—	—	(2,610)
Repayment of advances received by investee	—	2,300	—	—	2,300

Net cash used in investing activities	(1)	(2,167)	(426)	—	(2,594)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	4,063	—	—	—	4,063
Dividends paid	(5,069)	—	—	—	(5,069)
Intercompany	(15,332)	14,694	638	—	—
Dividends received from (paid to) affiliate	6,150	—	(6,150)	—	—

Net cash (used in) provided by financing activities	(10,188)	14,694	(5,512)	—	(1,006)

(Decrease) increase in cash and cash equivalents	(3,293)	1,476	(4,072)	—	(5,889)
Cash and cash equivalents at beginning of year	3,430	3,431	4,524	—	11,385

Cash and cash equivalents at end of year	$137	$4,907	$452	$—	$5,496

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
United Industrial Corporation
Hunt Valley, Maryland

        We have audited the accompanying consolidated balance sheets of United Industrial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Industrial Corporation and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

March 10, 2004, except for
    Note 21, as to which the date
    is September 15, 2004.
Philadelphia, Pennsylvania

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, all of which will be borne by the Registrant in connection with the sale of the securities being registered hereby (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or other expenses incurred by the selling securityholders in disposing of the securities being registered hereby). All amounts are estimates except the registration fee.

SEC registration fee	$31,878
Trustees' fees and expenses	6,000
Printing expenses	25,000
Legal fees and expenses	30,000
Accounting fees and expenses	50,000
Miscellaneous expenses	2,000

Total	$144,878

Item 15.    Indemnification of Directors and Officers

        Under Section 145 of the General Corporation Law of the Sate of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

        The Registrant's Restated Certificate of Incorporation provides that the Registrant will indemnify its directors and officers (or its former directors or officers or any person who may have served at its request as a director or officer of another corporation of which the Registrant is an owner or creditor) against liability arising in connection with the defense of any action, suit or proceeding in which any such person is made a party by reason of having served in such a position, except to the extent any such person is adjudged to be liable for negligence or misconduct in the performance of duty. The Registrant's Bylaws provide that the Registrant will indemnify its directors and officers (and his heirs, executors and administrators) against reasonable expenses incurred by him in connection with or arising out of any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Registrant (whether or not he is a director or officer at the time of incurring such expenses), except (i) with respect to matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been derelict in the performance of his duty as such director or officer, (ii) in respect to any matter on which any settlement or compromise is effected, if the total expense in connection therewith, including the amount of such settlement, shall substantially exceed the expense which might reasonably have been paid out or incurred by such director or officer in conducting such litigation to a final conclusion, or (iii) any liability to the Registrant or to its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

        As permitted by the DGCL, the Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act.

        Additionally, as permitted by the DGCL, the Restated Certificate of Incorporation of the Registrant provides that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit Number	Document
4.1	Indenture dated as of September 10, 2004 between United Industrial Corporation, AAI Corporation and U.S. Bank National Association, as trustee(1)
5.1	Opinion of Proskauer Rose LLP regarding the legality of the securities*
5.2	Opinion of James Galante, Esq. regarding the legality of the securities*
8.1	Opinion of Proskauer Rose LLP regarding tax consequences*
10.1	Registration Rights Agreement dated as of September 15, 2004 between United Industrial Corporation and AAI Corporation, and UBS Securities LLC and the initial purchaser named in the Purchase Agreement dated September 9, 2004 among United Industrial Corporation, AAI Corporation and the initial purchasers, for whom UBS Securities LLC is acting as representative(1)
12.1	Computation of ratio of earnings to fixed charges*
23.1	Consent of Ernst & Young LLP
23.2	Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit 5.1)*
23.3	Consent of James Galante, Esq. (included in the opinion filed as Exhibit 5.2)*
24.1	Power of Attorney (included on the signature page to the Registration Statement)*
25.1	Form T-1 Statement of Eligibility and Qualification of Trustee*

*
Previously filed with the Securities and Exchange Commission.

(1)
Incorporated by reference to the Exhibits filed with our current report on Form 8-K filed September 15, 2004.

Item 17.    Undertakings

  (a)
  The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on the 10th day of December, 2004.

UNITED INDUSTRIAL CORPORATION
By:	/s/ FREDERICK M. STRADER* Frederick M. Strader President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 10, 2004.

Signature	Title

/s/ FREDERICK M. STRADER* (Frederick M. Strader)	President and Chief Executive Officer (Principal Executive Officer)
/s/ JAMES H. PERRY (James H. Perry)	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
/s/ WARREN G. LICHTENSTEIN* (Warren G. Lichtenstein)	Chairman of the Board and Director
/s/ THOMAS A CORCORAN* (Thomas A Corcoran)	Director
/s/ RICHARD R. ERKENEFF* (Richard R. Erkeneff)	Director
/s/ GLEN KASSAN* (Glen Kassan)	Director
/s/ ROBERT MEHMEL* (Robert Mehmel)	Director
/s/ RICHARD I. NEAL* (Richard I. Neal)	Director
*By:	/s/ JAMES H. PERRY James H. Perry attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, AAI Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on the 10th day of December, 2004.

AAI CORPORATION
By:	/s/ FREDERICK M. STRADER* Frederick M. Strader President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 10, 2004.

Signature	Title

/s/ FREDERICK M. STRADER* (Frederick M. Strader)	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JAMES H. PERRY (James H. Perry)	Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)
/s/ JONATHAN A. GREENBERG* (Jonathan A. Greenberg)	Director
*By:	/s/ JAMES H. PERRY James H. Perry attorney-in-fact

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TABLE OF CONTENTS
SUMMARY
SUMMARY OF THE NOTES AND COMMON STOCK
RISK FACTORS
FORWARD LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DIVIDEND POLICY
DESCRIPTION OF THE NOTES
Make-whole premium upon repurchase event (% of the principal amount)
DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INDEX TO FINANCIAL STATEMENTS
UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Thousands, except per share amounts)
UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in Thousands)
UNITED INDUSTRIAL CORPORATION NOTES TO FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEETS DECEMBER 31, 2003
CONDENSED CONSOLIDATING BALANCE SHEETS DECEMBER 31, 2002
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002
UNITED INDUSTRIAL CORPORATION NOTES TO FINANCIAL STATEMENTS—(Continued)
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001
UNITED INDUSTRIAL CORPORATION NOTES TO FINANCIAL STATEMENTS—(Continued)
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2003
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2002
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2001
Report of Independent Registered Public Accounting Firm
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES